As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3661	22-3509099
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7001 Oakport Street

Oakland, California 94621

(510) 777-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Morteza Ejabat

Chief Executive Officer

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner Latham & Watkins LLP 12636 High Bluff Drive Suite 400 San Diego, California 92130 (858) 523-5400	Sean E. Belanger Chief Executive Officer Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773 (727) 530-2000	Kevin Miller Craig D. Apolinsky Alston & Bird LLP 90 Park Avenue New York, New York 10016 (212) 210-9400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	68,321,000	$2.61	$162,519,204	$19,129

(1)	Represents the maximum number of shares of Zhone common stock estimated to be issuable in connection with the merger described in this registration statement, calculated as the product of (a) 1.0972, the exchange ratio in the merger, multiplied by (b) 62,267,894, the estimated maximum number of shares of Paradyne common stock that may be exchanged for the Zhone common stock being registered (the sum of (i) 46,876,088 shares of Paradyne common stock outstanding as of July 5, 2005, (ii) 14,068,741 shares of Paradyne common stock issuable upon the exercise of options outstanding as of July 5, 2005, (iii) 1,008,065 shares of Paradyne common stock issuable upon the exercise of warrants outstanding as of July 5, 2005, (iv) 50,000 shares of Paradyne common stock issuable upon the exercise of options permitted to be issued pursuant to the merger agreement and (v) 265,000 shares of Paradyne common stock estimated to be issuable to participants in Paradyne’s employee stock purchase plan.)
(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, the Proposed Maximum Aggregate Offering Price is calculated as the product of (a) $2.61, the average of the high and low sale prices of Paradyne common stock as reported on the Nasdaq National Market on July 14, 2005, multiplied by (b) 62,267,894, the estimated maximum number of Paradyne shares that may be exchanged for the Zhone common stock being registered.
(3)	Computed in accordance with Rule 457(f) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Zhone may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell these securities nor the solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

Subject to Completion, dated July 15, 2005

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors and management teams of both Zhone Technologies, Inc. and Paradyne Networks, Inc., we are pleased to deliver our joint proxy statement/prospectus for the proposed merger involving Zhone and Paradyne. We are proposing the merger because we believe it will provide substantial strategic and financial benefits to the stockholders of each of our respective companies by creating more stockholder value than either company could create individually and allowing stockholders to participate in a larger company.

In the merger, a subsidiary of Zhone will merge with and into Paradyne, with Paradyne surviving as a wholly owned subsidiary of Zhone. As a result of the merger, Paradyne stockholders will be entitled to receive 1.0972 shares of Zhone common stock for each share of Paradyne common stock they own. Zhone stockholders will continue to own their existing shares, which will not be affected by the merger. On July 7, 2005, the last trading day before we announced the merger, the closing price of Zhone common stock as reported on the Nasdaq National Market was $3.57. Zhone expects to issue approximately 68,321,000 shares of Zhone common stock to Paradyne stockholders in connection with the merger. Accordingly, we expect that Paradyne stockholders will, as a group, own approximately 36.8% of the outstanding shares of Zhone common stock immediately after the merger. Upon completion of the merger, Zhone shares will continue to trade on the Nasdaq National Market under the trading symbol “ZHNE.”

We cannot complete the merger unless Zhone stockholders approve the issuance of Zhone common stock in the merger and Paradyne stockholders adopt the merger agreement. Additional information about Zhone, Paradyne and the proposed merger is contained in this joint proxy statement/prospectus. We encourage you to read this entire document carefully, including the section entitled “ Risk Factors” beginning on page [16].

After careful consideration, the Zhone board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and unanimously recommends that Zhone stockholders vote “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement.

Similarly, the Paradyne board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and unanimously recommends that Paradyne stockholders vote “FOR” the proposal to adopt the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders of Zhone or Paradyne, please take the time to vote by completing and mailing the enclosed proxy card and returning it in the accompanying pre-paid envelope as soon as possible. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,	Sincerely,

Morteza Ejabat Chairman of the Board of Directors, Chief Executive Officer and President Zhone Technologies, Inc.	Sean E. Belanger Chairman of the Board of Directors, Chief Executive Officer and President Paradyne Networks, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus is dated [                    ], 2005, and is first being mailed to Zhone and Paradyne stockholders on or about [                    ], 2005.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Zhone and Paradyne from documents that are not included in or delivered with this joint proxy statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information” on page 86. You may also obtain copies of these documents, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses.

Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621 (510) 777-7013 Attention: Investor Relations	Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773 (727) 530-2000 Attention: Investor Relations

In order to obtain timely delivery of these documents prior to the Zhone or Paradyne special meeting, as applicable, you should request the documents no later than [                    ], 2005.

ZHONE TECHNOLOGIES, INC.

7001 Oakport Street

Oakland, California 94621

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2005

To the Stockholders of Zhone Technologies, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Zhone Technologies, Inc. will be held on                     , 2005 at              a.m., local time, at Zhone’s principal offices at 7001 Oakport Street, Oakland, California 94621 for the following purposes:

1.	to approve the issuance of Zhone common stock pursuant to the Agreement and Plan of Merger, dated as of July 7, 2005, by and among Zhone Technologies, Inc., Parrot Acquisition Corp., a wholly owned subsidiary of Zhone, and Paradyne Networks, Inc.;

2.	to grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies with respect to proposal 1; and

3.	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting. Only stockholders of record of Zhone common stock at the close of business on                     , 2005, the record date for the Zhone special meeting, are entitled to notice of and to vote at this special meeting or any adjournment or postponement of the special meeting.

Your vote is important. Whether or not you expect to attend the Zhone special meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the special meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “The Zhone Special Meeting—Voting Procedures and Revocation of Proxies” beginning on page 76 of this joint proxy statement/prospectus and the instructions on the proxy card.

The Zhone board of directors has unanimously approved the merger agreement and unanimously recommends that Zhone stockholders vote “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement.

By order of the Board of Directors,

Kirk Misaka
Chief Financial Officer, Treasurer and Secretary

[                    ], 2005

PARADYNE NETWORKS, INC.

8545 126th Avenue North

Largo, Florida 33773

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2005

To the Stockholders of Paradyne Networks, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Paradyne Networks, Inc. will be held on                     , 2005 at              a.m., local time, at Paradyne’s principal offices at 8545 126th Avenue North, Largo, Florida 33773 for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 7, 2005, by and among Paradyne Networks, Inc., Zhone Technologies, Inc. and Parrot Acquisition Corp., a wholly owned subsidiary of Zhone;

2.	to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies with respect to proposal 1; and

3.	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting. Only stockholders of record of Paradyne common stock at the close of business on                     , 2005, the record date for the Paradyne special meeting, are entitled to notice of and to vote at this special meeting or any adjournment or postponement of the special meeting.

Your vote is important. Whether or not you expect to attend the Paradyne special meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the special meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “The Paradyne Special Meeting—Voting Procedures and Revocation of Proxies” beginning on page 79 of this joint proxy statement/prospectus and the instructions on the proxy card.

The Paradyne board of directors has unanimously approved the merger agreement and unanimously recommends that Paradyne stockholders vote “FOR” the proposal to adopt the merger agreement.

Please do not send any certificates representing your Paradyne common stock at this time.

By order of the Board of Directors,

Patrick M. Murphy
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[                    ], 2005

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Zhone and Paradyne have agreed to combine pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, Zhone stockholders must vote to approve the issuance of shares of Zhone common stock in the merger, and Paradyne stockholders must vote to adopt the merger agreement.

Zhone and Paradyne will hold separate meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the respective stockholders of each of Zhone and Paradyne, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will happen in the merger?

A:	The businesses of Zhone and Paradyne will be combined. At the closing, Parrot Acquisition Corp., a newly formed and wholly owned subsidiary of Zhone, will merge with and into Paradyne, with Paradyne surviving the merger as a wholly owned subsidiary of Zhone. In exchange for their shares of Paradyne stock, the former stockholders of Paradyne will be entitled to receive shares of Zhone common stock.

Q:	What will I receive for my shares of Paradyne stock?

A:	Upon completion of the merger of Parrot with and into Paradyne, Paradyne stockholders will be entitled to receive 1.0972 shares of Zhone common stock for each share of Paradyne common stock owned immediately prior to the closing of the merger. Instead of any fractional shares of Zhone common stock, Paradyne stockholders will receive cash equal to the value of any fractional shares remaining. Please see “The Merger Agreement—Conversion of Securities” on page 52.

Q:	When and where are the special meetings?

A:	The Zhone special meeting will take place on , 2005 at a.m., local time, at 7001 Oakport Street, Oakland, California 94621.

The Paradyne special meeting will take place on , 2005 at a.m., local time, at 8545 126th Avenue North, Largo, Florida 33773.

Q:	What vote of Zhone stockholders is required to approve the issuance of shares of Zhone common stock pursuant to the merger agreement?

A:	Approval of the proposal to issue shares of Zhone common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the Zhone special meeting. The directors and executive officers and specified significant stockholders of Zhone owning Zhone common stock, representing approximately [ ]% of the voting power of the Zhone common stock outstanding as of the record date, have agreed to vote their shares in favor of the issuance of Zhone common stock pursuant to the merger agreement.

Q:	What vote of Paradyne stockholders is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the outstanding shares of Paradyne common stock is required to adopt the merger agreement. The directors and executive officers of Paradyne owning Paradyne common stock, representing approximately % of the voting power of the Paradyne common stock outstanding as of the record date, have agreed to vote their shares in favor of the adoption of the merger agreement.

Q:	How does my company’s board of directors recommend I vote?

A:	The Zhone board of directors unanimously recommends that Zhone stockholders vote “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement. For a more complete description of the recommendation of the Zhone board of directors, see “The Merger—Zhone’s Reasons for the Merger” on page 27.

The Paradyne board of directors unanimously recommends that Paradyne stockholders vote “FOR” the proposal to adopt the merger agreement. For a more complete description of the recommendation of the Paradyne board of directors, see “The Merger—Paradyne’s Reasons for the Merger” on page 29.

Q:	What do I do now?

A:	Carefully read and consider the information contained in this joint proxy statement/prospectus, including its annexes. There are several ways your shares can be represented at your stockholder meeting. You can attend your stockholder meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope.

Q:	How do I cast my vote?

A:	If you are a holder of record, you may vote in person at your special meeting or by submitting a proxy for your special meeting. You can submit your proxy by signing and dating the enclosed proxy card and promptly returning it in the enclosed envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold your shares in “street name” in a stock brokerage account or if your shares are held by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. Please see the voting form of your broker, bank or other nominee that accompanies this joint proxy statement/prospectus.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s stockholder meeting. You can do this in one of three ways: (1) you can send a written notice of revocation; (2) you can submit a new, later dated proxy card; or (3) if you are a holder of record, you can attend your stockholder meeting and vote in person; however, your attendance alone will not revoke your proxy. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Zhone or Paradyne, as appropriate, before the applicable stockholder meeting. However, if your shares are held in a “street name” account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote. If you would like more information and you are a Zhone stockholder, please see “The Zhone Special Meeting—Voting Procedures and Revocation of Proxies” on page 76. If you would like additional information and you are a Paradyne stockholder, please see “The Paradyne Special Meeting—Voting Procedures and Revocation of Proxies” on page 79.

Q:	What will happen if I abstain from voting or fail to vote?

A:	In the case of Zhone stockholders, the failure to cast your vote will not have any impact on the proposal to issue shares of Zhone common stock in connection with the merger. Abstentions will count toward the presence of a quorum, but will not be considered votes cast and will therefore have no impact on the proposal to issue shares of Zhone common stock in connection with the merger. In the case of Paradyne stockholders, the failure to cast your vote will have the same effect as voting against the proposal to adopt the merger agreement because the required vote is a majority of the outstanding shares of Paradyne common stock.

Q:	Should I send in my Paradyne stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Paradyne stock certificates for Zhone stock certificates. Please do not send in your Paradyne stock certificates with your proxy card.

Q:	When do you expect the merger to be completed?

A:	Zhone and Paradyne are working to complete the merger as quickly as practicable. Zhone and Paradyne currently expect to complete the merger in the fall of 2005. However, the exact timing of the completion of the merger cannot be predicted because the merger is subject to stockholder approvals, governmental and regulatory review processes and other conditions.

Q:	Who can help answer my questions?

A:	Zhone stockholders who have any questions about the merger or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, should contact:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Investor Relations

Telephone: (510) 777-7013

Paradyne stockholders who have any questions about the merger or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, should contact:

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

Attention: Investor Relations

Telephone: (727) 530-2000

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 86. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7000

Zhone designs, develops and manufactures telecommunications equipment for telephone companies and cable operators worldwide. Zhone’s Single Line Multi-Service, or SLMS, architecture can deliver IP video, voice over internet protocol and high-speed internet service offerings, all on a single platform that permits a seamless migration from legacy technologies to a converged packet-based architecture. By providing this “triple play” of voice, data and video services on a single platform, Zhone believes that service providers can generate additional revenue sources from these multiple service offerings, and simultaneously lower their operating costs by integrating the functionality that was being provided by separate voice, data and video platforms into a single platform.

Zhone was established to develop the full spectrum of next-generation solutions to alleviate the bandwidth “bottleneck” in the access network. Most of Zhone’s products are based primarily upon its flagship SLMS architecture. From its inception, this new SLMS architecture was specifically designed for the delivery of multiple classes of subscriber services (such as the triple play of voice, data and video), rather than being based on a particular protocol (circuit or packet) or media (copper wire or fiber optic cable). As a result of this interoperability among multiple protocols, media and subscriber services, service providers can seamlessly migrate from traditional circuit to packet technologies, and from copper to fiber technologies without abandoning the investments they have made in their existing infrastructures. This flexibility also allows Zhone’s products to adapt to future technologies while allowing service providers to focus on service delivery. With this SLMS architecture, service providers can leverage their existing networks to deliver the converged triple play offering of voice, data and video services today, while they migrate, either simultaneously or at a future date, from legacy equipment to newer broadband equipment with minimal interruption. Zhone’s SLMS solutions provide an evolutionary path for service providers from their existing infrastructures, as well as give newer service providers the capability to deploy cost-effective, multi-service networks.

In addition to the SLMS product family, Zhone’s product offerings also encompass its optical transport products, and legacy products and services. Zhone’s customer base includes regional, national and international telephone companies, as well as cable service providers. To date, Zhone’s products are deployed by over 300 network service providers on six continents worldwide, including two of the top three cable operators by number of subscribers in North America.

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

(727) 530-2000

Paradyne is a leading developer, manufacturer and distributor of broadband network access products for network service providers and business customers. Paradyne offers solutions for network service providers that utilize existing telephone lines and enable them to offer high speed, cost-effective voice, data and video solutions. Network service providers use Paradyne’s broadband products to enable high-speed connections from the central office to the customer premise. Moreover, Paradyne’s broadband products enable network service providers to more efficiently provide network access services by allowing a high level of management, monitoring and control over network access equipment and circuits. Business customers use Paradyne’s broadband products for high-speed connection of voice and data communications to connect their employees to corporate wide area networks and to the internet using both public and private services provided by network service providers. Paradyne’s products are designed for easy installation by network service providers and end users, significantly reducing the need for installation by an onsite service technician, thereby reducing costs for network access.

As of the end of 2004, Paradyne held more than 205 U.S. patents, more than 90 of which were DSL specific. Paradyne estimates that it sells into more than 400 independent operator companies, or IOCs, which are independent telephone companies. In addition, Paradyne estimates that it shipped to 28 of the top 50 IOCs in 2004.

The Merger (page 22)

Zhone and Paradyne have agreed to a merger under the terms of the merger agreement described in this joint proxy statement/prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Parrot Acquisition Corp., a newly formed and wholly owned subsidiary of Zhone, will merge with and into Paradyne and the separate corporate existence of Parrot will cease. Paradyne will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Zhone.

Upon completion of the merger, Paradyne stockholders will be entitled to receive 1.0972 shares of Zhone common stock for each share of Paradyne common stock owned immediately prior to the closing of the merger. Stockholders of Zhone will continue to own their existing shares.

Reasons for the Merger (page 27 and page 29)

Zhone believes the merger will provide substantial strategic and financial benefits to the stockholders of Zhone and will position the combined company as a leading provider of next-generation local access network solutions to the global telecommunications industry. In addition, Zhone believes the combined company will benefit from increased financial strength and a combined customer base.

Paradyne believes the merger will provide the stockholders of Paradyne with the opportunity to obtain shares of Zhone common stock valued at a substantial premium to the current price of Paradyne common stock and, in addition, as stockholders in the combined company, the opportunity to benefit from the significant cost savings and synergies and growth opportunities available to the combined company.

Recommendations of the Boards of Directors (page 29 and page 32)

The Zhone board of directors unanimously approved the merger agreement and unanimously recommends that Zhone stockholders vote “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement.

The Paradyne board of directors unanimously approved the merger agreement and unanimously recommends that Paradyne stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of Needham & Company (page 32)

On July 7, 2005, Needham & Company, LLC rendered its oral opinion to the Zhone board of directors, subsequently confirmed in writing as of July 7, 2005, that, as of the date of its opinion and based upon and subject to the various considerations and assumptions set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair to Zhone from a financial point of view.

The full text of the Needham & Company opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Needham & Company in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus. Zhone stockholders are urged to, and should, read the Needham & Company opinion carefully and in its entirety. The Needham & Company opinion addresses only the fairness, from a financial point of view, of the exchange ratio to Zhone as of the date of the Needham & Company opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Opinion of Raymond James (page 39)

On July 7, 2005, Raymond James & Associates, Inc. rendered its oral opinion to the Paradyne board of directors, subsequently confirmed in writing as of July 7, 2005, that, as of the date of its opinion and based upon and subject to the various qualifications set forth in its opinion, the consideration provided for in the merger of 1.0972 shares of Zhone common stock in exchange for each share of Paradyne common stock was fair, from a financial point of view, to the holders of Paradyne common stock.

The full text of the Raymond James opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the scope of the review undertaken by Raymond James in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus. Paradyne stockholders are urged to, and should, read the Raymond James opinion carefully and in its entirety. The Raymond James opinion addresses only the fairness to the stockholders of Paradyne, from a financial point of view, of the consideration to be received by the stockholders of Paradyne in the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Interests of Directors and Executive Officers of Paradyne in the Merger (page 49)

In considering the recommendation of the Paradyne board of directors regarding the merger, Paradyne stockholders should be aware that some Paradyne directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Paradyne stockholders generally. These include interests relating to consulting agreements, restrictive covenant agreements, severance and change of control agreements, insurance and indemnification. The Paradyne board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement.

Appraisal Rights (page 51)

Neither Zhone stockholders nor Paradyne stockholders are entitled to appraisal rights in connection with the merger.

Conditions to Completion of the Merger (page 57)

In order to complete the merger, Zhone and Paradyne must satisfy a number of conditions, including, but not limited to, the following:

•	the registration statement covering the shares of Zhone common stock to be issued to Paradyne stockholders in the merger, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the Securities and Exchange Commission, or SEC;

•	Zhone stockholders must approve the proposal to issue Zhone common stock pursuant to the merger agreement;

•	Paradyne stockholders must approve the proposal to adopt the merger agreement;

•	no governmental agency or court must have issued any order that prevents or prohibits the completion of the merger;

•	all material consents, approvals and authorizations must have been obtained;

•	the shares of Zhone common stock issuable to the Paradyne stockholders in the merger must have been approved for listing on the Nasdaq National Market;

•	since the date of the merger agreement, no event must have occurred that has a material adverse effect on Paradyne or Zhone;

•	The chief executive officer and the chief financial officer of each of Paradyne and Zhone must not have failed to provide the certifications required by the Sarbanes-Oxley Act;

•	Paradyne’s adjusted cash balance must be (1) at least $38.0 million if the merger is completed on or before October 31, 2005, (2) $37.0 million if the merger is completed after October 31, 2005 but on or before November 30, 2005, and (3) $36.0 million if the merger is completed after November 30, 2005 but on or before December 31, 2005; and

•	Paradyne must have received a written opinion of Alston & Bird LLP to the effect that the merger will constitute a reorganization for U.S. federal income tax purposes.

No Solicitation and Termination Fees (page 60)

The merger agreement and the voting agreement between Zhone and Paradyne’s directors and executive officers contain “no shop” provisions that restrict the abilities of Paradyne’s directors and executive officers and, subject to limited fiduciary exceptions, restrict the ability of Paradyne, to initiate, solicit or knowingly encourage competing third-party proposals to acquire all or a significant part of Paradyne. There are only limited exceptions to Paradyne’s agreement that the Paradyne board of directors will not withdraw, modify or amend in a manner adverse to Zhone the recommendation of the Paradyne board of directors to holders of Paradyne common stock that they vote in favor of adopting the merger agreement. The Paradyne board of directors is generally permitted to participate in discussions or negotiations with, request clarifications from, or furnish information to a third party that has made an unsolicited acquisition proposal and may withdraw, modify or amend its recommendation in a manner adverse to Zhone if the Paradyne board of directors determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties. If the Paradyne board of directors fails to recommend that stockholders of Paradyne vote to adopt the merger agreement or withdraws or adversely modifies or changes its recommendation or approves or recommends a competing acquisition proposal or, upon Zhone’s request, within five days of Paradyne’s receipt of a competing acquisition proposal fails to affirm its recommendation to stockholders, Zhone generally will be able to terminate the merger agreement and be entitled to be paid a $2.0 million termination fee by Paradyne. In addition, in some situations where a competing acquisition proposal has been made and the merger agreement is subsequently terminated, Paradyne would be required to pay Zhone the $2.0 million termination fee if Paradyne completes, or enters into a binding agreement with respect to, that competing acquisition proposal during the twelve-month period following the termination.

Termination of the Merger Agreement (page 59)

Zhone and Paradyne can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by December 31, 2005, subject to certain limitations, and under other circumstances described in this joint proxy statement/prospectus.

Voting Agreements (page 61)

Paradyne has entered into a voting agreement with the directors and executive officers and specified significant stockholders of Zhone owning Zhone common stock representing approximately [        ]% of the voting power of the Zhone common stock outstanding as of the record date, pursuant to which these stockholders have agreed to vote their shares in favor of the issuance of Zhone common stock pursuant to the merger agreement as described in “Voting Agreements—Zhone Stockholders.” This voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Zhone and Parrot have entered into a voting agreement with the directors and executive officers of Paradyne owning Paradyne common stock representing approximately [        ]% of the voting power of the Paradyne common stock outstanding as of the record date, pursuant to which these stockholders have agreed to vote their shares in favor of the adoption of the merger agreement as described in “Voting Agreements—Paradyne Stockholders.” This voting agreement is attached to this joint proxy statement/prospectus as Annex C.

Regulatory Approvals (page 46)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain transactions,

including the merger, may not be completed unless certain waiting period requirements have been satisfied. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Neither Zhone nor Paradyne has yet obtained any of the governmental or regulatory approvals required to complete the merger.

Under the merger agreement, both Zhone and Paradyne have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 47)

It is expected that the merger will be treated as a reorganization for U.S. federal income tax purposes. Assuming that the merger is treated as a reorganization, then, in general, Paradyne stockholders who exchange their Paradyne stock solely for Zhone common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that Paradyne stockholders will recognize gain or loss with respect to any cash they receive in lieu of fractional shares of Zhone common stock upon completion of the merger.

Tax matters are very complicated, and the tax consequences of the merger to Paradyne stockholders will depend on each Paradyne stockholder’s particular tax situation. Each Paradyne stockholder is urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” and to consult its tax advisors regarding the specific tax consequences of the merger.

Accounting Treatment (page 49)

The merger will be accounted for using the purchase method of accounting under U.S. generally accepted accounting principles.

Comparison of Stockholder Rights (page 70)

The rights of Paradyne stockholders will change as a result of the merger due to differences in Zhone’s and Paradyne’s governing documents. Although both Zhone and Paradyne are incorporated under the laws of the State of Delaware, the rights of Paradyne stockholders receiving Zhone common stock in connection with the merger currently are governed by the Paradyne certificate of incorporation and the Paradyne bylaws. Upon completion of the merger, Paradyne stockholders will be entitled to receive shares of capital stock of Zhone, and their rights will be governed by the Delaware General Corporation Law, the Zhone certificate of incorporation and the Zhone bylaws.

Selected Historical Financial Data of Zhone

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements of Zhone for the five years ended December 31, 2004. This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual and quarterly reports and other information filed by Zhone with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 86.

	Year Ended December 31,					Three Months Ended,
	2004	2003	2002	2001	2000	March 31, 2005	March 31, 2004
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$97,168	$83,138	$112,737	$110,724	$80,756	$27,563	$21,033
Cost of revenue	55,305	51,081	69,689	106,006	59,384	15,594	11,980

Gross profit	41,863	32,057	43,048	4,718	21,372	11,969	9,053

Operating expenses:
Research and product development	23,210	22,495	29,802	63,869	85,959	5,910	5,953
Sales and marketing	21,958	15,859	19,676	35,472	35,153	6,134	4,682
General and administrative	10,416	5,324	10,843	13,095	15,911	2,027	2,482
Purchased in-process research and development	8,631	—	59	11,983	439	—	6,185
Restructuring charges	—	—	4,531	5,115	—	—	—
Litigation settlement	—	1,600	—	—	—	—	—
Stock-based compensation	1,396	1,238	10,376	17,098	42,316	128	528
Amortization and impairment of intangible assets	10,132	7,942	15,995	88,834	38,082	2,257	2,078
Impairment of long-lived assets	—	—	50,759	—	—	—	—

Total operating expenses	75,743	54,458	142,041	235,466	217,860	16,456	21,908

Operating loss	(33,880)	(22,401)	(98,993)	(230,748)	(196,488)	(4,487)	(12,855)
Other expense, net	(1,561)	(2,552)	(9,434)	(12,627)	(1,849)	(606)	(434)

Loss before income taxes	(35,441)	(24,953)	(108,427)	(243,375)	(198,337)	(5,093)	(13,289)
Income tax (benefit) provision	205	(7,778)	140	145	(1,866)	38	96

Net loss	(35,646)	(17,175)	(108,567)	(243,520)	(196,471)	(5,131)	(13,385)
Accretion on preferred stock	—	(12,700)	(22,238)	(3,325)	(2,775)	—	—

Net loss applicable to holders of common stock	$(35,646)	$(29,875)	$(130,805)	$(246,845)	$(199,246)	$(5,131)	$(13,385)

Basic and diluted net loss per share applicable to holders of common stock.	$(0.42)	$(1.87)	$(25.87)	$(59.87)	$(56.27)	$(0.05)	$(0.17)
Shares used in per-share calculation	85,745	15,951	5,057	4,123	3,541	94,100	77,266

	As of December 31,					As of March 31,
	2004	2003	2002	2001	2000	2005
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$65,216	$98,256	$10,614	$24,137	$71,972	$61,084
Working capital (deficit)	71,789	82,301	(7,957)	(47,361)	53,767	69,958
Total assets	325,227	274,877	163,963	274,051	331,984	322,605
Long-term debt	39,935	32,040	33,922	53,040	37,500	40,116
Redeemable convertible preferred stock	—	—	165,890	421,601	383,976	—
Stockholders’ equity (deficit).	$229,784	$186,879	$(98,642)	$(335,990)	$(167,634)	$225,202

Selected Historical Financial Data of Paradyne

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements of Paradyne for the five years ended December 31, 2004. This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual and quarterly reports and other information filed by Paradyne with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 86.

	Year Ended December 31,					Three Months Ended,
	2004	2003	2002	2001	2000	March 31, 2005	March 31, 2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
Sales	$96,393	$73,378	$105,584	$142,008	$243,715	$25,484	$20,815
Services	5,895	7,097	5,698	4,425	3,674	1,200	1,482
Royalties	—	800	982	272	293	10	—

Total revenues	102,288	81,275	112,264	146,705	247,682	26,694	22,297

Cost of sales
Equipment	60,143	41,754	56,603	96,684	181,497	16,316	12,630
Service	1,994	2,231	1,348	1,791	1,295	481	450

Total cost of sales	62,137	43,985	57,951	98,475	182,792	16,797	13,080

Gross margin	40,151	37,290	54,313	48,230	64,890	9,897	9,217

Operating expenses:
Research and development (1)	16,950	19,313	28,115	25,232	40,514	4,270	3,782
Sales, general and administrative	24,557	27,400	34,691	37,533	59,450	6,230	5,821
Amortization of intangible assets	1,572	1,222	983	575	952	516	304
Impairment of intangible assets	—	—	6,681	5,761	—	—	—
Restructuring charges	1,710	1,900	3,315	3,807	1,371	—	269
Other operating income, net	(800)	—	—	—	—	(765)	—

Total operating expenses	43,989	49,835	73,785	72,908	102,287	10,251	10,176

Operating loss	(3,838)	(12,545)	(19,472)	(24,678)	(37,397)	(354)	(959)
Other (income) expenses
Interest	(653)	(610)	(790)	(743)	(2,439)	(245)	(127)
Other, net	(41)	95	(37)	(321)	(52)	(45)	(45)

Net loss before provision for income taxes.	(3,144)	(12,030)	(18,645)	(23,614)	(34,906)	(64)	(787)
Benefit for income tax	—	—	(1,488)	—	(619)	—	—

Net loss	$(3,144)	$(12,030)	$(17,157)	$(23,614)	$(34,287)	$(64)	$(787)

Loss per share:
Basic and diluted	$(0.07)	$(0.28)	$(0.42)	$(0.72)	$(1.08)	$(0.00)	$(0.02)
Shares used in computing loss per share:
Basic and diluted	45,614	43,389	40,936	32,879	31,768	46,610	44,801

(1)	Includes $2,830 and $927 of purchased in-process research and development costs for the years ended December 31, 2002 and 2004 respectively.

	As of December 31,					As of March 31,
	2004	2003	2002	2001	2000	2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and investments	$43,832	$46,775	$47,706	$37,866	$19,821	$42,239
Working capital	62,839	59,024	61,074	47,868	54,845	63,960
Total assets	90,301	82,442	97,256	86,079	117,280	90,101
Long-term debt	—	—	—	444	684	—
Total debt	—	—	396	928	1,322	—
Total shareholders’ equity	$73,965	$69,575	$77,995	$61,197	$82,659	$74,117

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The following selected unaudited pro forma condensed combined consolidated financial data were prepared using the purchase method of accounting. The table below presents summary financial data from the Zhone and Paradyne unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 and the unaudited pro forma consolidated balance sheet as of March 31, 2005 included in this joint proxy statement/prospectus. The unaudited pro forma consolidated statements of operations are presented as if the merger had occurred on January 1, 2004. The unaudited pro forma consolidated balance sheet presents the combined financial position of Zhone and Paradyne as of March 31, 2005 assuming that the merger had occurred as of that date. On July 1, 2004, Zhone acquired all of the outstanding stock of Sorrento Networks Corporation. This transaction was determined to be significant to Zhone for the purposes of preparing the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004. For the purposes of presenting the unaudited pro forma condensed combined financial data below, the statements of operations of Zhone and Paradyne for the year ended December 31, 2004 were combined with the statement of operations of Sorrento for the six months ended April 30, 2004.

The unaudited pro forma consolidated financial data are based on estimates and assumptions set forth in the notes to these statements, which are preliminary and have been made solely for the purposes of developing the pro forma information. The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Zhone and Paradyne are in the process of making these assessments and estimates of these costs are not currently known. However, costs will ultimately be recorded for severance or relocation of employees, including severance and related benefits for certain executive officers of Paradyne, costs for vacating certain leased facilities of Paradyne, including costs incurred to consolidate Paradyne and Zhone’s manufacturing facilities, and other costs associated with exiting activities, such as the potential cancellation of projects in development and the associated assets that would affect amounts in the pro forma financial statements. In addition, management is in the process of identifying and evaluating the possible divestiture of the non-strategic and legacy narrowband business of Paradyne. Depending on the timing of such decisions, these amounts will either be recorded as part of the purchase price of the acquisition or charged to expense in the combined company’s statement of operations in the period in which they are incurred.

The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of Zhone and Paradyne included in or incorporated by reference into this joint proxy statement/prospectus.

	Pro Forma Combined
	Year Ended December 31, 2004	Three Months Ended March 31, 2005
	(in thousands, except per share data)
Net revenue	$210,839	$54,094
Cost of revenue	126,121	32,228

Gross profit	84,718	21,866

Operating expenses:
Research and product development	43,805	10,162
Sales and marketing	43,475	10,614
General and administrative	21,702	3,762
Purchased in-process research and development	9,558	—
Restructuring charges	1,710	—
Stock based compensation	4,075	450
Amortization and impairment of intangibles	22,628	4,976
Other operating income, net	(779)	(765)

Total operating expenses	146,174	29,199

Operating loss	(61,456)	(7,333)
Other expense, net	(2,973)	(316)

Loss before income taxes	(64,429)	(7,649)
Income tax provision	205	38

Net loss	$(64,634)	$(7,687)

Basic and diluted net loss per share	$(0.45)	$(0.05)
Weighted average shares outstanding used to compute basic and diluted net loss per share	145,000	145,532

Pro Forma Combined as of March 31, 2005
(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$103,323
Working capital	132,845
Total assets	523,501
Long-term debt	40,116
Stockholders’ equity	409,172

Comparative Per Share Data

The following table presents (1) the unaudited loss per share and net book value per share data for each of Zhone and Paradyne on a historical basis, (2) the unaudited loss per share and net book value per share data for the combined company on a pro forma basis and (3) the unaudited loss per share and net book value per share data for Paradyne on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the merger been completed on December 31, 2004 or March 31, 2005 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

This information is only a summary and should be read in conjunction with the selected historical financial data of Zhone and Paradyne, the Zhone and Paradyne unaudited pro forma condensed combined financial statements, and the separate historical financial statements of Zhone and Paradyne and related notes included in or incorporated by reference into this joint proxy statement/prospectus.

	Paradyne Year Ended December 31, 2004	Paradyne Three Months Ended March 31, 2005
Historical per common share data:
Loss per share	$(0.07)	$(0.00)
Net book value per share at period end (1)	1.59	1.59

	Zhone Year Ended December 31, 2004	Zhone Three Months Ended March 31, 2005
Historical per common share data:
Loss per share	$(0.42)	$(0.05)
Net book value per share at period end (1)	2.44	2.38

	Combined Year Ended December 31, 2004	Combined Three Months Ended March 31, 2005
Pro forma combined company share data:
Loss per combined company share	$(0.45)	$(0.05)
Loss per equivalent Paradyne share (2)	(0.49)	(0.05)
Net book value per combined company share	2.84	2.81
Net book value per equivalent Paradyne share (1)(2)	3.12	3.08

(1)	The historical net book value per share of Zhone common stock and Paradyne common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the period end. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the period end, assuming the merger had been completed on that date.
(2)	The pro forma loss and net book value per equivalent Paradyne share is calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.0972 shares of Zhone common stock for each share of Paradyne common stock.

Comparative Market Price

Zhone common stock trades on the Nasdaq National Market under the symbol “ZHNE.” Paradyne common stock trades on the Nasdaq National Market under the symbol “PDYN.” The table below sets forth the high and low closing prices of Zhone common stock and Paradyne common stock for the periods indicated. The information relating to Zhone common stock includes information relating to the common stock of Tellium, Inc. prior to its acquisition by Zhone through a reverse merger on November 13, 2003. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this joint proxy statement/prospectus.

	Zhone Common Stock		Paradyne Common Stock
	High	Low	High	Low
2003
First Quarter ended March 31, 2003	$2.56	$2.12	$1.46	$1.01
Second Quarter ended June 30, 2003	$4.84	$2.16	$2.52	$1.16
Third Quarter ended September 30, 2003	$6.12	$3.08	$2.68	$1.64
Fourth Quarter ended December 31, 2003	$7.36	$4.21	$4.79	$2.45
2004
First Quarter ended March 31, 2004	$7.33	$3.30	$5.14	$3.30
Second Quarter ended June 30, 2004	$4.14	$3.24	$5.76	$3.80
Third Quarter ended September 30, 2004	$3.65	$2.56	$5.43	$4.17
Fourth Quarter ended December 31, 2004	$3.12	$2.35	$4.74	$3.42
2005
First Quarter ended March 31, 2005	$2.81	$1.98	$3.51	$1.97
Second Quarter ended June 30, 2005	$3.35	$1.85	$2.13	$1.74
Third Quarter (through July 14, 2005)	$3.66	$2.82	$2.82	$1.78

The above table shows only historical comparisons and may not provide meaningful information to Paradyne stockholders in determining whether to adopt the merger agreement or Zhone stockholders in determining whether to approve the issuance of shares of Zhone common stock in connection with the merger. Zhone and Paradyne stockholders are urged to obtain current market quotations for Zhone and Paradyne common stock and to carefully review the other information contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” on page 86.

The following table provides the high and low closing prices per share of Zhone common stock and Paradyne common stock, each as reported on the Nasdaq National Market on July 7, 2005, the last full trading day preceding the public announcement that Zhone and Paradyne had entered into the merger agreement, and [                    ], 2005, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

	Zhone Common Stock						Paradyne Common Stock						Paradyne Common Stock Equivalent (1)
	High			Low			High			Low			High			Low
July 7, 2005		$3.62			$3.20			$1.92			$1.75			$3.97			$3.51
[ ], 2005	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

(1)	Pro forma equivalent per share values that Paradyne stockholders would receive in exchange for each share of Paradyne common stock if the merger were completed on these two dates, applying the exchange ratio of 1.0972 offered in the merger.

Neither Zhone nor Paradyne has ever paid any cash dividends on their shares of capital stock. Under the merger agreement, Paradyne has agreed not to pay dividends pending the completion of the merger without the written consent of Zhone. If the merger is not consummated, the Paradyne board of directors presently intends that it would continue its policy of retaining earnings, if any, to finance the expansion of its business. The Zhone board of directors presently intends to retain earnings, if any, for use in its business and has no present intention to pay cash dividends before or after the merger.

CAUTIONARY STATEMENT

CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements that are entitled to the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which Zhone and Paradyne operate and the beliefs and assumptions of Zhone and Paradyne. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements.

In this joint proxy statement/prospectus, these forward-looking statements include, among others, statements regarding:

•	Zhone’s and Paradyne’s respective reasons for the merger;

•	the completion and timing of the consummation of the merger;

•	the anticipated benefits of the merger, including the expectation of greater revenue opportunities and operating efficiencies and cost savings;

•	the intention that the merger qualify as a reorganization for United States federal income tax purposes;

•	future financial results of Zhone, Paradyne and the combined company;

•	the effect that the public announcement of the merger may have on each company’s sales and operating results and on their ability to retain key management and personnel;

•	the ability of the merger to increase stockholder value;

•	the integration of the two companies;

•	the combined company’s future technologies and growth trends relating to such technologies;

•	growth and growth opportunities;

•	the combined company’s competitive and market position;

•	opportunities for marketing the products of the combined company; and

•	the combined company’s response to technological changes, increased competition and shifting market demand.

These forward-looking statements involve certain risks and uncertainties. The ability of either Zhone or Paradyne to predict results or the actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or events may differ materially and adversely from those expressed in any forward-looking statements. For a detailed discussion of the factors that may cause such a difference, see “Risk Factors” beginning on page 16 of this joint proxy statement/prospectus, and in other documents that are incorporated by reference into this joint proxy statement/prospectus, including each company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, each company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, and each company’s current reports filed on Form 8-K.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Except to the extent required by applicable law or regulation, neither Zhone nor Paradyne undertakes any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

The merger involves a high degree of risk for Zhone and Paradyne stockholders. Paradyne stockholders will be choosing to invest in Zhone common stock by voting in favor of the adoption of the merger agreement. An investment in shares of Zhone common stock involves a high degree of risk. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” on page 15, you should carefully consider the risks described below before deciding whether to vote for the adoption of the merger agreement, in the case of Paradyne stockholders, or for the issuance of shares of Zhone common stock pursuant to the merger agreement, in the case of Zhone stockholders. You should also read and consider the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 86. Additional risks and uncertainties not presently known to Zhone and Paradyne or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Zhone and Paradyne as a combined company.

In addition, Zhone’s and Paradyne’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described in each company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, each company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, and each company’s current reports filed on Form 8-K. These risks and uncertainties will continue to apply to Zhone and Paradyne as independent companies if the merger is not consummated.

Risks Related to the Merger

The exchange ratio, which determines the number of shares of Zhone common stock that Paradyne stockholders will receive for each share of Paradyne common stock in the merger, is fixed at 1.0972, and such shares of Zhone common stock may not maintain their current value or the value they had when the merger agreement was signed.

The value of Zhone common stock issued in the merger will depend on its market price at the time the merger closes and afterwards. When the merger closes, each share of Paradyne common stock will be exchanged for 1.0972 shares of Zhone common stock. This exchange ratio will not be adjusted for changes in the market price of Zhone common stock or changes in the value of Paradyne common stock, and the merger agreement does not provide for any price-based termination right. Accordingly, the then current dollar value of Zhone common stock that Paradyne stockholders will receive upon the merger’s completion will depend entirely upon the market value of Zhone common stock at the time the merger is completed. The share prices of Zhone common stock and Paradyne common stock are subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies’ common stock have experienced volatility in the past. Any reduction in the price of Zhone common stock will result in Paradyne stockholders receiving less value in the merger at the closing. Any increase in Zhone’s stock price will result in Paradyne stockholders receiving more value in the merger at the closing. Zhone and Paradyne stockholders will not know the exact value of Zhone common stock to be issued to Paradyne stockholders in the merger at the time of the special meetings of stockholders. Zhone and Paradyne urge you to obtain recent market quotations for Zhone common stock and Paradyne common stock. Neither Zhone nor Paradyne can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger.

Zhone may fail to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger, which could adversely affect the value of Zhone common stock after the merger.

Zhone and Paradyne entered into the merger agreement with the expectation that the merger will result in cost savings, revenue enhancements and other benefits to the combined company. However, the ability to realize these anticipated benefits of the merger will depend, in part, on the ability of Zhone to integrate the business of Paradyne with the businesses of Zhone. The integration of two independent companies is a complex, costly and time-consuming process. It is possible that these integration efforts will not be completed as smoothly as planned or that these efforts will divert management attention for an extended period of time. Delays encountered in the integration process could have a material adverse effect on the revenues, expenses, operating results and financial condition of Zhone following the merger. Although Zhone and Paradyne expect significant benefits, such as increased cost savings, to result from the merger, there can be no assurance that Zhone will realize any of these anticipated benefits.

Executive officers of Paradyne have interests in the merger that may be different from, or in addition to, the interests of Paradyne stockholders.

When considering the recommendation of the Paradyne board of directors that Paradyne stockholders vote in favor of the adoption of the merger agreement, Paradyne stockholders should be aware that certain Paradyne executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Paradyne stockholders generally. The Paradyne board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement. For a full description of these interests, see “The Merger—Interests of Directors and Executive Officers of Paradyne in the Merger” beginning on page 49.

The market price of the shares of Zhone common stock may be affected by factors different from those affecting the shares of Paradyne common stock.

If the merger is completed, holders of Paradyne common stock will become holders of Zhone common stock. Former holders of Paradyne common stock will be subject to additional risks upon exchange of their shares of Paradyne common stock for Zhone common stock in the merger, some of which are described below in the section entitled “Risk Factors—Risks Related to Zhone After the Consummation of the Merger.” For a discussion of the business of Zhone and other risks related to Zhone’s business, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” on page 86.

Paradyne stockholders may receive a lower return on their investment after the merger.

Although Zhone and Paradyne believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of Zhone’s and Paradyne’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what each company would have achieved independently if the merger had not occurred.

Uncertainty regarding the merger may cause customers, distributors, resellers and others to delay or defer decisions concerning Zhone and Paradyne, which may harm the results of operations of either or both companies.

In response to the announcement or completion of the merger, Zhone and Paradyne customers and suppliers may delay or defer purchasing or supply decisions or otherwise alter existing relationships with Zhone and Paradyne. Prospective customers could be reluctant to purchase the combined company’s products due to uncertainty about the direction of the combined company’s products and willingness to support and service existing products. In addition, customers, distributors, resellers and others may also seek to change existing agreements with Zhone or Paradyne as a result of the merger. These and other actions by customers, distributors, resellers and others could negatively affect the business of the combined company.

Zhone may not consummate the merger if Paradyne is not able to satisfy the minimum adjusted cash balance closing condition.

As a condition to completing the merger, Paradyne’s adjusted cash balance must be (1) at least $38.0 million if the merger is completed on or before October 31, 2005, (2) $37.0 million if the merger is completed after October 31, 2005 but on or before November 30, 2005, and (3) $36.0 million if the merger is completed after November 30, 2005 but on or before December 31, 2005. Paradyne’s ability to satisfy the minimum cash balance closing condition will depend on the performance of its business and its earnings and results of operations through the end of the calendar month preceding the closing. Changes in any of the factors that affect Paradyne’s business, including a loss of customers, increased costs, downturns in international, national and local economic conditions and competition and changing technological trends in the access equipment products industry, could adversely affect Paradyne’s cash balances and prevent it from satisfying the minimum adjusted cash balance closing condition.

The merger agreement and the voting agreement with Paradyne’s directors and executive officers restrict Paradyne’s and its directors’ and executive officers’ abilities to pursue alternatives to the merger and may discourage alternative transaction proposals.

The merger agreement and the voting agreement between Zhone and Paradyne’s directors and executive officers contain “no shop” provisions that restrict the abilities of Paradyne’s directors and executive officers and, subject to limited fiduciary exceptions, restrict the ability of Paradyne, to initiate, solicit or knowingly encourage competing third-party proposals to acquire all or a significant part of Paradyne. There are only limited exceptions to Paradyne’s agreement that the Paradyne board of directors will not withdraw, modify or amend in a manner adverse to Zhone the recommendation of the Paradyne board of directors to holders of Paradyne common stock that they vote in favor of adopting the merger agreement. The Paradyne board of directors is generally permitted to participate in discussions or negotiations with, request clarifications from, or furnish information to a third party that has made an unsolicited acquisition proposal and may withdraw, modify or amend its recommendation in a manner adverse to Zhone if the Paradyne board of directors determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties. If the Paradyne board of directors fails to recommend that stockholders of Paradyne vote to adopt the merger agreement or withdraws or adversely modifies or changes its recommendation or approves or recommends a competing acquisition proposal or, upon Zhone’s request, within five days of Paradyne’s receipt of a competing acquisition proposal fails to affirm its recommendation to stockholders, Zhone generally will be able to terminate the merger agreement and be entitled to be paid a $2.0 million termination fee by Paradyne. In addition, in some situations where a competing acquisition proposal has been made and the merger agreement is subsequently terminated, Paradyne would be required to pay Zhone the $2.0 million termination fee if Paradyne completes, or enters into a binding agreement with respect to, that competing acquisition proposal during the twelve-month period following the termination. Zhone required that Paradyne and its directors and executive officers agree to these provisions as a condition to Zhone’s willingness to enter into the merger agreement. Such restrictions and termination fees could discourage a third party with an interest in acquiring all or a significant part of Paradyne from considering or proposing an alternative or competing transaction. See “The Merger Agreement—No Solicitation of Other Transactions.”

If the merger is not completed, the stock prices and businesses of Zhone and Paradyne may be adversely affected.

If the merger is not completed, Zhone and Paradyne could each suffer a number of consequences that would adversely affect its business, including:

•	Paradyne may be obligated to pay Zhone a termination fee of $2.0 million if the merger agreement is terminated in certain circumstances;

•	the price of Zhone and Paradyne common stock may decline to the extent that the current market price of Zhone and Paradyne common stock, as applicable, reflects a market assumption that the merger will be completed;

•	either company’s operations may be harmed to the extent that customers, distributors, resellers and others believe that such company cannot effectively compete in the marketplace without the merger, or there is uncertainty surrounding the future direction of the product and service offerings and strategy of Zhone or Paradyne on a stand-alone basis;

•	Zhone and Paradyne would not derive the strategic benefits expected to result from the merger, which could adversely affect their respective businesses; and

•	many costs related to the merger, such as legal, accounting and financial advisory fees, must be paid regardless of whether the merger occurs.

Uncertainties associated with the merger may cause Zhone and Paradyne to lose key personnel.

Current and prospective Zhone employees and Paradyne employees may experience uncertainty about their future roles with the combined company until or after strategies with regard to the combined company are announced or executed. This uncertainty may adversely affect Zhone’s and Paradyne’s ability to attract and retain key management, sales, marketing and technical personnel. If a substantial number of key employees leave as a result of the announcement of the merger or after completion of the merger, or the combined company fails to attract key personnel, the combined company’s business could be adversely affected.

Risks Related to Zhone After the Consummation of the Merger

Zhone’s success will depend on the acceptance of new telecommunications services based on DSL technology.

Zhone’s future success is substantially dependent upon whether DSL technology continues to gain widespread market acceptance by network service providers and end users of their services. If DSL technology does not continue to gain widespread acceptance, Zhone’s revenues and results of operations will be adversely affected. Zhone currently focuses its business investment almost exclusively on the broadband access market. Zhone has invested substantial resources in the development of DSL technology, and many of Zhone’s products are based on DSL technology. Many network service providers continue to evaluate DSL technology and other alternative high-speed data access technologies, but they may not continue to pursue the deployment of DSL technology. Even if network service providers adopt policies favoring full-scale deployment of DSL technology, they may not choose to purchase Zhone’s DSL product offerings. In addition, Zhone has limited ability to influence or control decisions made by network service providers. Network service providers are continuously evaluating alternative high-speed data access technologies and may, at any time, adopt technologies other than the DSL technologies offered by Zhone.

If demand for SLMS products does not develop, then Zhone’s results of operations and financial condition will be adversely affected.

Although Zhone expects that its Single Line Multi-Service, or SLMS, product line will account for a substantial portion of revenue in the future, to date Zhone has generated a significant portion of its revenue from sales of products from the legacy and service product lines that it acquired from other companies. Zhone’s future revenue depends significantly on its ability to successfully develop, enhance and market its SLMS products to the network service provider market. Most network service providers have made substantial investments in their current infrastructure, and they may elect to remain with their current architectures or to adopt new architectures, such as SLMS, in limited stages or over extended periods of time. A decision by a customer to purchase Zhone’s SLMS products will involve a significant capital investment. Zhone must convince its service provider customers that they will achieve substantial benefits by deploying Zhone products for future upgrades or expansions. Zhone does not know whether a viable market for its SLMS products will develop or be sustainable. If this market does not develop or develops more slowly than Zhone expects, its business, financial condition and results of operations will be seriously harmed.

Zhone depends upon the development of new products and enhancements to existing products, and if Zhone fails to predict and respond to emerging technological trends and customers’ changing needs, its operating results and market share may suffer.

The markets for Zhone’s products are characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements, frequent new product introductions and changes in communications offerings from network service provider customers. Zhone’s future success depends on its ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. Zhone may not have sufficient resources to successfully and accurately anticipate customers’ changing needs, technological trends, manage long development cycles or develop, introduce and market new products and enhancements. The process of developing new technology is complex and uncertain, and if Zhone fails to develop new products or enhancements to existing products on a timely and cost-effective basis, or if its new products or enhancements fail to achieve market acceptance, Zhone’s business, financial condition and results of operations would be materially adversely affected.

The market Zhone serves is highly competitive and Zhone may not be able to compete successfully.

Competition in the communications equipment market is intense. This market is characterized by rapid change, converging technologies and a migration to networking solutions that offer superior advantages. Zhone is aware of many companies in related markets that address particular aspects of the features and functions that its products provide. Many of Zhone’s competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than Zhone does and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing than Zhone can. Moreover, Zhone’s competitors may foresee the course of market developments more accurately than Zhone does and could develop new technologies that render Zhone’s products less valuable or obsolete. If Zhone is unable to compete successfully against its current and future competitors, Zhone may have difficulty obtaining or retaining customers, and Zhone could experience price reductions, order cancellations, increased expenses and reduced gross margins, any of which could have a material adverse effect on its business, financial condition and results of operations.

Zhone has been, and may continue to be, adversely affected by recent unfavorable developments in the communications industry, geopolitical uncertainties and unfavorable economic and market conditions.

Adverse economic conditions worldwide have contributed to slowdowns in the communications industry and may continue to impact Zhone’s business. Zhone’s customers and potential customers continue to experience a severe economic slowdown that has led to significant decreases in their revenues. For most of the last five years, the markets for Zhone’s equipment have been influenced by the entry into the communications services business of a substantial number of new companies. In the United States, this was due largely to changes in the regulatory environment, in particular those brought about by the Telecommunications Act of 1996. These new companies raised significant amounts of capital, much of which they invested in new equipment, causing acceleration in the growth of the markets for communications equipment. More recently, there has been a reversal of this trend, including the failure of a large number of the new entrants and a sharp contraction of the availability of capital to the industry. This industry trend has been compounded by the weakness in the United States economy as well as the economies in virtually all of the countries in which Zhone markets its products. In addition, the continuing turmoil in the geopolitical environment in many parts of the world, including terrorist activities and military actions, particularly the aftermath of the war in Iraq, may continue to adversely affect global economic conditions. If the economic and market conditions in the United States and the rest of the world do not improve, or if they deteriorate further, Zhone may continue to experience material adverse impacts on its business, operating results, and financial condition.

Capital constraints in the communications industry could restrict the ability of Zhone’s customers to buy Zhone products.

Due to the economic slowdown affecting the communications industry and the technology industry in general, Zhone’s customers and potential customers have significantly reduced the rate of their capital expenditures. Any reduction of capital equipment acquisition budgets or the inability of Zhone’s current and prospective customers to obtain capital could cause them to reduce or discontinue purchases of Zhone products, and as a result Zhone could experience reduced revenues and its operating results could be adversely impacted.

In addition, many of the current and prospective customers for Zhone products are emerging companies with limited operating histories. These companies require substantial capital for the development, construction and expansion of their businesses. Neither equity nor debt financing may be available to these companies on favorable terms, if at all. To the extent that these companies are unable to obtain the financing they need, Zhone’s ability to make future sales to these customers and realize revenue from any such sales could be harmed. In addition, to the extent Zhone chooses to provide financing to these prospective customers, Zhone will be subject to additional financial losses in the event that the customers are unable to pay Zhone for the products and services they purchase.

The communications industry is subject to government regulations, which could harm Zhone’s business.

The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry in the United States and, as a result, Zhone’s existing and future products and Zhone’s customers’ products are subject to FCC rules and regulations. Changes to current FCC rules and regulations and future FCC rules and regulations could negatively affect Zhone’s business. The uncertainty associated with future FCC decisions may cause network service providers to delay decisions regarding their capital expenditures for equipment for broadband services. In addition, international regulatory bodies establish standards that may govern Zhone’s products in foreign markets. Changes to or future domestic and international regulatory requirements could result in postponements or cancellations of customer orders for products and services, which would harm Zhone’s business, financial condition and results of operations. Further, Zhone cannot be certain that it will be successful in obtaining or maintaining regulatory approvals that may, in the future, be required to operate its business.

Adverse resolution of litigation may harm Zhone’s operating results or financial condition.

Zhone and Paradyne are parties to various lawsuits and claims in the normal course of their businesses. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on the business, operating results and financial condition of these companies. For additional information regarding litigation in which Zhone and Paradyne are involved, see Item 1, “Legal Proceedings,” contained in Part II of Zhone’s and Paradyne’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

Your ability to influence key transactions, including changes of control, may be limited by significant insider ownership.

Upon completion of the merger, the combined company’s current directors, executive officers and principal stockholders and entities affiliated with them will own approximately 22.9% of the outstanding shares of Zhone common stock, based on the number of shares currently outstanding for each of Zhone and Paradyne. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by Zhone stockholders, including the election of directors and the approval of mergers or other business combination transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of the combined company’s other stockholders. These stockholders could delay or prevent a change of control of the combined company even if such a transaction would be beneficial to its other stockholders.

THE MERGER

The following discussion contains material information pertaining to the merger and the merger agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the merger agreement, voting agreements and financial advisor opinions attached as annexes to this document. We urge you to read and review those documents as well as the discussion in this document.

The merger agreement is included in this joint proxy statement/prospectus in order to provide you with information regarding its terms. It is not in any way intended to provide you with factual information about the current state of affairs of either Zhone or Paradyne. Such information can be found elsewhere in this joint proxy statement/prospectus (including the attached annexes) and in the other public filings that Zhone and Paradyne make with the SEC, which are available without charge at www.sec.gov. The merger agreement contains representations, warranties, covenants and other agreements, each as of specific dates. These representations, warranties, covenants and other agreements are qualified by information contained in confidential disclosure memoranda that the parties exchanged in connection with the execution of the merger agreement. The disclosure memoranda contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the merger agreement. Although some of the information contained in the disclosure memoranda may be non-public, Zhone and Paradyne do not believe that this information is required to be publicly-disclosed under the federal securities laws. Moreover, certain of these representations, warranties, covenants and/or other agreements may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the federal securities laws and/or were used for the purpose of allocating risk between Zhone and Paradyne rather than establishing matters as facts. Finally, information concerning the subject matter of these representations, warranties, covenants and other agreements may have changed since the date of the merger agreement, which may or may not be fully-reflected in Zhone’s and Paradyne’s public disclosures. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact.

General Structure

Each of the Zhone board of directors and the Paradyne board of directors has unanimously approved the merger agreement pursuant to which the businesses of Zhone and Paradyne will be combined in a stock-for-stock merger. Upon completion of the merger, Parrot Acquisition Corp., a newly formed and wholly owned subsidiary of Zhone, will merge with and into Paradyne, with Paradyne surviving the merger and continuing as a wholly owned subsidiary of Zhone. Upon completion of the merger, Paradyne stockholders will be entitled to receive 1.0972 shares of Zhone common stock for each share of Paradyne common stock owned immediately prior to the closing of the merger.

Upon completion of the merger, each outstanding option and warrant to purchase Paradyne common stock will be assumed by Zhone and will cease to represent a right to acquire shares of Paradyne common stock and will be converted into an option or warrant to purchase Zhone common stock. In each case, the number of shares of Zhone common stock subject to the new Zhone option or warrant will be equal to the number of shares of Paradyne common stock subject to the Paradyne option or warrant multiplied by the exchange ratio (which is 1.0972), and the exercise price per share of Zhone common stock will be equal to the existing per share exercise price of the Paradyne option or warrant divided by the exchange ratio.

Background of the Merger

The board of directors and senior management of Zhone regularly review the telecommunications industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance the company’s competitive position. Senior management of Zhone has, from time to time, considered the possibility of strategic acquisitions and transactions involving a variety of telecommunications companies and the potential strategic fit with such companies based on synergies with respect to products, technology, customer base, financial and other considerations.

The board of directors and senior management of Paradyne have periodically examined Paradyne’s strategic alternatives and have, on occasion, explored the desirability of a potential business combination with a third party. While these explorations have included preliminary discussions over the last few years with third parties other than Zhone, none has ultimately led to a proposal that the Paradyne board of directors and management considered to be superior to the benefits to stockholders of Paradyne that they believed could be obtained by Paradyne continuing to operate as a stand-alone entity.

On various occasions during the period from 2000 to 2004, Morteza Ejabat, Zhone’s Chief Executive Officer, and Sean Belanger, Paradyne’s Chief Executive Officer, discussed the possibility of a business combination or strategic alliance between the companies. These informal discussions occurred at industry conferences and in periodic telephone conversations.

In October 2003, Mr. Ejabat and Mr. Belanger met with Kirk Misaka, Zhone’s Chief Financial Officer, and Patrick Murphy, Paradyne’s Chief Financial Officer, to further explore the possibility of a business combination or strategic alliance. On October 8, 2003, the parties entered into a confidentiality, non-use and non-disclosure agreement with the intention of sharing information about their respective companies. After a limited amount of due diligence, the companies decided not to pursue a potential transaction or alliance at that time. No material discussions between senior officers of Zhone and Paradyne regarding a possible business combination occurred until the spring of 2005.

On April 21, 2005, Mr. Ejabat and Mr. Misaka met over dinner with Mr. Belanger and Mr. Murphy. In the course of their conversation, the parties once again discussed the possibility of a business combination between Zhone and Paradyne and agreed to raise the possibility of a merger with their respective board of directors.

On April 27, 2005, in anticipation of a meeting of the board of directors of Paradyne scheduled for the following day, Raymond James provided Paradyne with a preliminary financial analysis with respect to Zhone and a possible business combination with Zhone.

At the April 28, 2005 meeting of the board of directors of Paradyne, Mr. Belanger and Mr. Murphy informed the Paradyne board of directors of Zhone’s preliminary interest in pursuing a possible business combination. Because Zhone had not made even a preliminary proposal, no further action was taken at that board meeting regarding such a transaction.

At a regularly scheduled meeting of the board of directors of Zhone held on May 12, 2005, Mr. Ejabat provided general information regarding possible acquisition candidates including their market capitalization, revenues, net cash position and potential strategic fit. Paradyne was one of nine potential candidates.

On May 19, 2005, representatives from Needham & Company, LLC sent Mr. Ejabat and Mr. Misaka a preliminary presentation of two potential acquisition opportunities. One of those candidates was Paradyne. Needham & Company’s presentation included a preliminary analysis of the benefits of merging the two companies.

From June 7, 2005 to June 9, 2005, senior officers of Zhone and Paradyne attended an industry conference in Chicago. On June 7, 2005, Mr. Ejabat and Mr. Belanger met and discussed the steps that would be necessary to advance discussions regarding a potential business combination, including the negotiation of mutually satisfactory agreements and obtaining all necessary board authorizations and approvals. They both believed that the potential cost savings and synergies of a merger were much greater than in the past, particularly because of the success of Zhone’s broadband loop carrier technology enhancements. They also agreed that increased size and scale would enhance their ability to compete in the access equipment and telecommunications industries. On June 9, 2005, Mr. Ejabat and Mr. Misaka met with Mr. Belanger and Mr. Murphy and discussed the broad parameters of a potential merger proposal that Mr. Belanger and Mr. Murphy could discuss with the board of directors of Paradyne.

During the period from June 10, 2005 to June 22, 2005, senior executives of Zhone and Paradyne exchanged certain product and financial information to facilitate an evaluation of a possible transaction by their respective boards. During this period, Mr. Ejabat and Mr. Belanger discussed the broad terms of a transaction including a possible exchange ratio, potential cost savings and synergies and matters relating to the management and integration of the two companies.

From June 10, 2005 to June 15, 2005, Mr. Ejabat contacted each Zhone board member to discuss the potential terms of a merger with Paradyne. During this time, Mr. Misaka engaged Latham & Watkins LLP to advise Zhone on legal matters and to begin drafting the merger agreement and related documents.

Between June 14, 2005 and June 17, 2005, Mr. Belanger and Mr. Murphy contacted each member of the board of directors of Paradyne and updated them on the status of discussions with Zhone regarding a possible business combination and the potential terms of a merger as discussed with Mr. Ejabat. Each director confirmed his support for continuing discussions with Zhone regarding a merger with a particular focus on performing due diligence on Zhone’s technology and products, including its next-generation broadband loop carrier technology, and Zhone’s business, operations, financial condition and results of operations, including cash and capital resources. Certain directors and Mr. Belanger and Mr. Murphy were requested to contact companies that they believed might be interested in a potential business combination or similar transaction with Paradyne to see whether they would propose a transaction that the Paradyne board believed would provide superior benefits to the stockholders of Paradyne.

On and after June 15, 2005, in accordance with his instructions from the directors of Paradyne, Mr. Belanger and certain other directors began contacting parties that Paradyne believed might be interested in a potential business combination or similar transaction involving Paradyne. Several of those parties responded that they were not interested in or could not pursue such a transaction in the foreseeable future. Only one of such parties indicated an interest in pursuing a transaction, but did not make a proposal that the Paradyne board of directors believed would lead to a transaction that would provide benefits to the stockholders of Paradyne that were superior to the benefits of the proposed merger with Zhone. Nevertheless, Mr. Belanger was instructed to maintain a dialogue with that party in an effort to encourage a better proposal.

On June 22, 2005, the Zhone board of directors convened a special meeting at which Zhone’s senior management discussed the potential product, distribution and financial synergies between the two companies and outlined the possible terms of a transaction. During and after the management presentations, the board of directors asked a number of questions and discussions ensued. After actively discussing the potential Paradyne transaction at length, Zhone’s board of directors authorized Mr. Ejabat to engage financial advisors and to proceed to negotiate the terms of a merger along the lines discussed with the board.

At a meeting of the board of directors of Paradyne on June 23, 2005, Mr. Belanger and Mr. Murphy provided the board with an update with respect to the status of discussions with Zhone, and Mr. Belanger and other board members provided an update with respect to their contacts with other parties regarding a possible alternative transaction. In addition, Mr. Belanger and Mr. Murphy advised the board that in the course of discussions with Zhone regarding management transition issues, they expected to engage in negotiations regarding severance arrangements and possible employment by Zhone to facilitate the resolution of management transition and operational integration issues after the merger. Mr. Belanger and Mr. Murphy also advised the board that in the event Zhone determined to divest certain businesses or product lines of Paradyne following the consummation of the merger, Mr. Belanger and Mr. Murphy might be interested in proposing to acquire one or more of such businesses or product lines. Raymond James, Paradyne’s financial advisor, provided the board with a preliminary financial overview of Paradyne, Zhone and a potential merger of Paradyne with Zhone. Mr. Belanger and Mr. Murphy and representatives of Raymond James then provided the board with answers to questions regarding available alternatives, the status of discussions with Zhone and the likely financial terms of a merger with Zhone. Following a detailed discussion of the updated information provided by Mr. Belanger and Mr. Murphy and the preliminary analyses presented by Raymond James and their responses to the directors’ questions, the board (with Mr. Belanger abstaining) authorized Mr. Belanger and Mr. Murphy to engage financial and legal advisors and to negotiate the terms of a possible merger with Zhone for review by the board of directors of Paradyne. Because of the potential for an appearance of a conflict of interest arising out of Mr. Belanger’s and Mr. Murphy’s separate negotiation of employment or consulting agreements with Zhone and changes to their severance and other benefit entitlements and their interest in potentially purchasing certain assets if they were divested by Zhone, Scott Chandler, a member of the board of directors of Paradyne, agreed to take a more active and direct role on behalf of the board in supervising the negotiation of the proposed terms of the merger. Subsequently, Thomas Epley, another member of the board of directors of Paradyne, agreed to assist Mr. Chandler and both were actively involved in due diligence and subsequent decisions regarding the negotiation of the terms of the proposed merger.

On June 24, 2005, Zhone distributed to Paradyne and its representatives an initial draft of the merger agreement prepared by Zhone’s outside counsel, Latham & Watkins LLP.

On June 28, 2005, the parties signed an amendment to their mutual confidentiality agreement adding a termination date of June 28, 2008 and prohibiting both parties from, among other things, making any offer or proposal to acquire or otherwise effect a change in control of the other party for a period of two years unless invited in writing by the board of directors of the other party. Also on June 28, 2005, Zhone entered into an agreement with Needham & Company, pursuant to which Needham & Company was engaged to render an opinion with respect to the fairness from a financial point of view of the exchange ratio in the potential merger with Paradyne.

The parties continued to conduct due diligence and exchanged information in response to requests for specific information covering, among other things, products and engineering, manufacturing and operations, finance and human resource matters. On June 28 and 29, 2005, senior management of Zhone and representatives of Needham & Company met with senior management of Paradyne and representatives of Raymond James in Florida to conduct due diligence on Paradyne. On June 30 and July 1, 2005, senior management of Paradyne and representatives of Raymond James met with senior management of Zhone and representatives of Needham & Company in Oakland, California to conduct due diligence on Zhone. Mr. Chandler and Mr. Epley participated in substantial portions of this due diligence, particularly relating to Zhone’s technology, products, financial condition and customers.

At a meeting of the board of directors of Paradyne on July 3, 2005, the board was advised by representatives of Alston & Bird, counsel to Paradyne, of its legal duties and obligations in connection with its evaluation of a possible merger with Zhone. Although already generally known by the board, each director and Mr. Murphy proceeded to specifically disclose to the board any past, present or expected future business and financial relationships with Zhone and its principal stockholders. Two directors and Mr. Murphy disclosed investments in private equity funds managed by entities affiliated or associated with the Texas Pacific Group, including the private equity fund that beneficially owns approximately 9.5% of the outstanding common stock of Zhone. In addition, three directors and Mr. Murphy disclosed prior business relationships with the Texas Pacific Group, including relationships that arose in connection with its substantial investment in Paradyne in 1996, all of which it has subsequently sold. It further was disclosed that none of those business relationships was ongoing or had been active for several years. Also, one director disclosed that he indirectly had an interest in a relatively small number of shares of Zhone common stock owned by another private equity fund in which he had an investment. Following discussion of such disclosures, the board of directors of Paradyne concluded that none of such business and financial relationships was material financially to the directors involved and thus did not present a material conflict of interest that would impair the ability of the directors and officers of Paradyne from negotiating and approving a transaction with Zhone in the best interests of the stockholders of Paradyne. Mr. Belanger and Mr. Murphy proceeded to update the board with respect to the status of negotiations regarding the proposed merger including a proposed exchange ratio based upon a 50% premium to the trailing 45-day average closing price of Paradyne common stock as of June 23, 2005, though it was noted that given recent increases in the trading price of Zhone common stock, Zhone might try to renegotiate the proposed exchange ratio. Mr. Belanger and Mr. Murphy then updated the board on the results of their due diligence investigation of Zhone and their plans to conduct additional due diligence including calls with existing customers of Zhone. Mr. Chandler and Mr. Epley then reported in greater detail on the results of the technical due diligence on Zhone’s products in which they participated, and representatives of Alston & Bird reported on the status of the negotiation of the merger agreement and the significant outstanding issues. Mr. Murphy then reported his preliminary views with respect to whether Paradyne would be able to satisfy the adjusted cash balance closing condition proposed by Zhone. Mr. Chandler and Mr. Epley then reported that on behalf of the board they had retained an employee benefits consultant to assist them in evaluating the proposed amendments to the severance and other benefit entitlements of Mr. Belanger and Mr. Murphy and reviewing their proposed consulting and restrictive covenant agreements with Zhone.

On July 5 and 6, 2005, Zhone held a series of conference calls with members of its board of directors to discuss the status of negotiations including the key terms of the proposed form of merger agreement, planned product and customer migration, market synergies, cost reduction plan and other financial analysis. During these calls, the directors continued to emphasize their desire that senior management attempt to improve the exchange ratio in light of the large premium being offered.

Commencing on July 5, 2005, and particularly in light of recent increases in the trading price of Zhone common stock, Zhone pressed Mr. Belanger, Mr. Chandler and Mr. Epley to reduce the proposed exchange ratio. As a result of these discussions, they agreed to present a revised exchange ratio of 1.075 to their respective boards of directors.

At a meeting of the board of directors of Paradyne on July 6, 2005, Mr. Belanger reported on the results of his due diligence conversations with Zhone customers, Mr. Murphy reported with respect to Zhone’s current and projected cash positions. Alston & Bird updated the board with respect to the status of the negotiation of the proposed merger agreement. Mr. Murphy also updated the board with respect to his views on the ability of Paradyne to meet the adjusted cash balance closing condition insisted upon by Zhone. In addition, Mr. Chandler and Mr. Epley reported on the advice received from the employee benefits consultant that they had retained on behalf of the board and their conversations with individual directors over the course of the preceding two days. After a thorough discussion among the directors and additional discussions with Mr. Belanger and Mr. Murphy regarding their proposed contracts and amendments, Mr. Chandler and Mr. Epley were authorized to contact Mr. Ejabat to communicate the board’s views regarding Mr. Belanger’s and Mr. Murphy’s proposed compensation arrangements.

In conversations later that evening on July 6, 2005, Mr. Chandler and Mr. Epley attempted to negotiate an increase in the exchange ratio to offset a portion of the value of the proposed consulting and restrictive covenant agreements with Mr. Belanger and Mr. Murphy. In response, Mr. Ejabat explained that, from Zhone’s perspective, Mr. Belanger’s and Mr. Murphy’s assistance was critical to the post-merger integration of the two companies and the ability of the combined company to deliver value to its stockholders. Mr. Chandler and Mr. Epley reported the results of this conversation to Mr. Belanger and Mr. Murphy, including Mr. Ejabat’s unwillingness to discuss an increase in the exchange ratio, and that negotiations were at an impasse. At this stage, Mr. Belanger and Mr. Murphy offered to propose a reduction in the value of their consulting and restrictive covenant agreements with Zhone in exchange for an increase in the exchange ratio and were authorized to propose this adjustment to Mr. Ejabat. As a result of their discussion, Mr. Ejabat and Mr. Belanger agreed to reduce the amounts payable to Mr. Belanger and Mr. Murphy under their proposed consulting and restrictive covenant agreements with Zhone and present a revised exchange ratio of 1.0972 to their company’s respective boards of directors.

On the morning of July 7, 2005, the Zhone board of directors held a special telephonic meeting attended by Zhone’s senior management and representatives of Needham & Company. Prior to the meeting, the board of directors received a package of information which included drafts of the proposed definitive merger agreement and related documents. Zhone’s senior management reviewed with the board of directors information regarding Zhone and Paradyne, and provided an update on its business, legal and financial due diligence investigations of Paradyne. Senior management also made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. Representatives of Needham & Company reviewed with the board Needham & Company’s financial analysis of the proposed merger. Representatives of Needham & Company also delivered to the Zhone board of directors Needham & Company’s oral opinion, subsequently confirmed in writing, that, as of July 7, 2005, and based upon and subject to the various considerations and assumptions described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to Zhone from a financial point of view. Following extensive discussions and consideration, the Zhone board of directors, by unanimous vote, (1) determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, (2) approved and adopted the merger agreement, and (3) adopted resolutions recommending that Zhone’s stockholders approve the issuance of Zhone common stock pursuant to the merger agreement.

Also on the morning of July 7, 2005, the board of directors of Paradyne held a special telephonic meeting attended by Paradyne’s senior management and outside legal and financial advisors. Prior to the meeting, the board of directors received a package of information which included drafts of the proposed definitive merger agreement and related documents. Paradyne’s senior management and outside legal counsel reviewed with the board information regarding Zhone and Paradyne, and provided an update on its business, legal and financial due diligence investigations of Zhone. Mr. Chandler, Mr. Epley, Mr. Belanger and Mr. Murphy reported on the results of the renegotiation of Mr. Belanger’s and Mr. Murphy’s consulting and restrictive covenant agreements with Zhone and the corresponding increase in the proposed exchange ratio. Mr. Belanger, Mr. Murphy and representatives of Alston & Bird then reported on the outcome of the final negotiations of the terms of the proposed definitive agreements followed by a presentation by Raymond James of a detailed financial analysis of the proposed transaction. Following a thorough discussion of each of those topics, Mr. Belanger and Mr. Epley updated the board regarding further contacts with the third party that previously indicated a possible interest in a potential alternative transaction involving Paradyne. Based on the preliminary indications and further information they had received from the third party and the advice of Raymond James, the Paradyne board concluded that the likelihood of the third party proposing a transaction that the board believed would be superior to the proposed merger with Zhone seemed remote. At that time, the directors determined to adjourn their meeting until later that afternoon, at which time the directors believed any and all remaining issues and procedures, including a review of the disclosure memoranda to be exchanged by the companies and other outstanding items, would be resolved and completed.

In the afternoon on July 7, 2005, the special telephonic meeting of the board of directors of Paradyne was reconvened and the board received confirmation that all remaining issues had been resolved. Representatives of Raymond James then rendered their oral opinion to the board of directors of Paradyne, subsequently confirmed in writing, that as of July 7, 2005, and based upon and subject to the various considerations and assumptions described in their written opinion, the consideration provided for in the merger of 1.0972 shares of Zhone common stock in exchange for each share of Paradyne common stock was fair, from a financial point of view, to the holders of Paradyne common stock. At that time, the Paradyne board of directors, by unanimous vote, (1) determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, (2) approved and adopted the merger agreement, and (3) resolved to recommend that Paradyne’s stockholders adopt the merger agreement.

Following the approval of each company’s board of directors, the merger agreement and related documents were executed by the parties at the end of day on July 7, 2005 in accordance with their respective board’s authorization. The transaction was announced in a joint press release early in the morning of July 8, 2005.

Zhone’s Reasons for the Merger

In the course of making its decision to approve the merger, the Zhone board of directors consulted with Zhone management, as well as its legal counsel, Latham & Watkins, and its financial advisor, Needham & Company. Among the matters considered by the Zhone board of directors in its deliberations were the following material factors:

•	the strategic benefits of the merger, including:

•	the expectation that the strategic fit between Zhone and Paradyne would provide the opportunity to create a leader in next-generation communications solutions;

•	the expectation that the complementary nature of the technologies and products of Zhone and Paradyne would enhance the combined company’s ability to be better positioned to service its customers;

•	the belief that an improved platform for future growth provides the ability to acquire customers interested in a more comprehensive solution, which is made possible by the merger and the expanded product portfolio;

•	the belief that the complementary nature of the respective customer bases and distribution channels of Zhone and Paradyne could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases;

•	the belief that the customers of Zhone and Paradyne operate principally in different geographic markets, which the Zhone board of directors believed presented a desirable strategic opportunity for expansion of its existing presence and market share;

•	the expectation that the combined company would have the opportunity to realize significant cost savings from the reduction of operating expenses derived from the elimination of redundant infrastructures and the ability to take advantage of economies of scale; and

•	the increased financial strength resulting from a combination of the two companies;

•	the attractive financial terms of the merger in light of:

•	information concerning Zhone’s and Paradyne’s respective businesses, financial condition, results of operations, earnings, technology positions, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis, which indicated that combining Zhone and Paradyne would be beneficial to stockholders of the combined company because the combined company would be better positioned to be successful over the long term than either company would be on a stand-alone basis;

•	current financial market conditions, including the relative valuations of telecommunications companies and the continuing consolidation in the telecommunications industry; and

•	the exchange ratio negotiated with Paradyne and the relative valuation of Paradyne considering recent and historical market prices of Zhone common stock, as well as how this compares to prices in recent comparable transactions involving communications companies;

•	an assessment of alternatives to the merger, including other possible acquisition candidates and the prospects of Zhone as a stand-alone company;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, as qualified by the confidential disclosure memoranda, and the conditions to their respective obligations, are reasonable for a transaction of this nature; and

•	the presentation by Needham & Company and its oral opinion presented on July 7, 2005, subsequently confirmed by delivery of its written opinion dated as of July 7, 2005, to the effect that, as of such date, and based upon and subject to the various considerations and assumptions described in its written opinion, the exchange ratio pursuant to the merger agreement was fair to Zhone from a financial point of view.

The Zhone board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

•	the dilution that would result from the issuance of shares of Zhone common stock as merger consideration;

•	the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Zhone common stock or Paradyne common stock, the per share value of the consideration to be paid to Paradyne stockholders on completion of the merger could be significantly more than the per share value of the consideration immediately prior to the announcement of the proposed merger;

•	the risk that the potential benefits sought in the merger, including the synergies and cost-saving opportunities, may not be fully realized;

•	the risk that integration of the businesses, operations and workforce of the two companies may not be successfully implemented in a timely and efficient manner, or at all;

•	the possibility that the merger might not be consummated, or that consummation might be unduly delayed;

•	the possibility that the market price of Zhone common stock could decrease sharply if the merger was not viewed favorably by stockholders, financial analysts and the press, generally;

•	the significant costs incurred in connection with the merger, including costs of integrating the businesses of Zhone and Paradyne, the transaction expenses arising from the merger and the costs related to the consulting and restrictive covenant agreements entered into concurrently with the merger;

•	the risk of the potential loss of key personnel; and

•	the other risks described under the caption “Risk Factors” beginning on page 16.

After due consideration, the Zhone board of directors concluded that, on balance, the overall potential benefits of the merger to Zhone and its stockholders outweighed the negative factors associated with the merger.

The above discussion of the factors considered by the Zhone board of directors is not intended to be exhaustive, but is believed to set forth the principal factors considered by the Zhone board of directors. The Zhone board of directors collectively reached the conclusion, by unanimous vote, to approve the merger agreement in light of the various factors described above and other factors that each member of the Zhone board of directors felt were appropriate. In view of the wide variety of factors considered by the Zhone board of directors in connection with its evaluation of the merger and the complexity of these matters, the Zhone board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Zhone board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Zhone Board of Directors

After careful consideration, the Zhone board of directors, by unanimous vote, has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable. ACCORDINGLY, THE ZHONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZHONE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ISSUE ZHONE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Paradyne’s Reasons for the Merger

In the course of making its decision to approve the merger, the Paradyne board of directors consulted with Paradyne management, as well as its legal counsel, Alston & Bird, and its financial advisor, Raymond James. Among the matters considered by the Paradyne board of directors in its deliberations were the following material factors:

•	its understanding of Paradyne’s business, operations, financial condition, earnings and prospects on a stand-alone basis, in light of relevant factors, including the fact that Paradyne is undertaking considerable effort and expense to develop its next generation broadband loop carrier product while Zhone already has developed and is ready to market a next generation broadband loop carrier product;

•	its understanding of Zhone’s business, operations, financial condition, earnings and prospects on a stand-alone basis and a forecasted combined basis with Paradyne;

•	its belief that Zhone had well-designed access equipment and related products, utilizing a common design methodology/platform that facilitated increased software and hardware functionality and enhancements;

•	its understanding of the current and prospective business environment in which Paradyne and Zhone operate, including international, national and local economic conditions, the competitive environment in the access equipment products industry generally, the technological trends in the access equipment products industry, and the likely effect of these factors on the combined company or, in the alternative, on Paradyne on a stand-alone basis; the Paradyne board of directors considered in particular that the competitive nature of the access equipment products industry made it more likely that Paradyne’s prospects for growth would be enhanced if its businesses were combined with Zhone’s to create a more diversified, well-capitalized company;

•	the anticipated strategic fit between Zhone and Paradyne, which the Paradyne board of directors believed will provide the combined company with significantly greater capabilities than either company has, or could develop, on its own, including:

•	the complementary nature of the combined company’s access equipment products; and

•	the complementary nature of Paradyne’s and Zhone’s established customers across different geographic regions;

•	the significant cost savings and synergies that the Paradyne board of directors believed could result from the transaction, including:

•	anticipated cost savings from the elimination of duplicate expenses of compliance with the Sarbanes-Oxley Act and various general and administrative corporate functions and the rationalization of the combined company’s sales, marketing, research and development and manufacturing operations; and

•	potential annual revenue synergies, as the combined company rolls out expanded product offerings to existing and new customers;

•	the financial terms of the transaction, including the relative historical trading prices of Paradyne common stock and Zhone common stock, the fixed exchange ratio of 1.0972 shares of Zhone common stock for each share of Paradyne common stock; in particular, the Paradyne board of directors noted that the exchange ratio offered a substantial premium to Paradyne stockholders based on the trading prices of the companies’ common stock prior to the announcement of the signing of the merger agreement, and that consideration in the form of Zhone common stock offered Paradyne stockholders the ability to become stockholders of Zhone and participate in the benefit of the significant cost savings and synergies that the Paradyne board of directors believed could result from the merger;

•	the fact that Paradyne had contacted several parties that it thought might be interested in discussing a business combination or similar transaction with Paradyne and none of such parties had indicated an interest in pursuing a transaction that the Paradyne board of directors believed would provide benefits to the stockholders of Paradyne that were superior to the benefits of the merger with Zhone;

•	the fact that, based on the closing price of Zhone common stock on July 6, 2005, the last trading day before the meeting of the Paradyne board of directors at which they approved and adopted the merger agreement, the per share merger consideration to be received in the merger by holders of Paradyne common stock was valued at $3.58, representing premiums of 101%, 76% and 97% over the closing share price of Paradyne common stock 1-trading day, 10-trading days, and 45-trading days prior to July 6, 2005, respectively;

•

the financial analyses of Raymond James, Paradyne’s financial advisor, and the oral and written opinions dated July 7, 2005 of Raymond James that, as of such date and subject to the matters described in its written opinion, the consideration was fair, from a financial point of view, to holders of Paradyne common stock (the opinions are discussed further below under “The Merger–Opinion of Raymond

James”); in considering the foregoing opinions the Paradyne board of directors was aware that Paradyne had agreed to pay Raymond James an opinion fee upon the delivery of its opinion and a larger transaction fee upon the closing of the merger (the opinion fee and the transaction fee are discussed further below under “The Merger–Opinion of Raymond James”);

•	the expectation that, based on the financial analysis presented by Raymond James prior to their meeting on July 7, 2005, which utilized financial information and assumptions provided by Paradyne, the merger would not be dilutive to the pro forma earnings per share of Zhone;

•	the terms and conditions of the merger agreement, including the nature of the parties’ representations, warranties, covenants and agreements; in particular, the Paradyne board believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered Paradyne reasonable assurances as to the likelihood of consummation of the merger, and did not impose unreasonable burdens on Paradyne;

•	the amendments to the employment agreements and options agreements between Paradyne and Sean Belanger and Patrick Murphy and the consulting and restrictive covenant agreements between Zhone and each of these executives, which the Paradyne board of directors believed would help assure consummation of the merger and the successful integration and operation of the combined company;

•	information available to the Paradyne board of directors concerning other strategic alternatives as described above under “The Merger–Background of the Merger”;

•	the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, the exchange of their Paradyne common stock for Zhone common stock in the merger would be tax-free to holders of Paradyne common stock;

•	the required regulatory consents and the belief that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude the merger, and would otherwise be completed in accordance with the terms of the merger agreement; and

•	the expectation that the merger could be completed by the end of 2005.

The Paradyne board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

•	the difficulties and management challenges inherent in completing a merger and integrating the businesses, operations and workforce of Paradyne with those of Zhone;

•	the risk that the potential benefits of the merger, including the expected cost savings and synergies, might not be fully achieved;

•	the risk that Paradyne might not be able to satisfy the adjusted cash balance closing condition and that Zhone might terminate the merger agreement;

•	the risk that the merger might not be consummated and the possible adverse implications to customers, investor relations and employee morale under such circumstances;

•	that certain members of Paradyne’s management have interests that were different from or in addition to the interests of Paradyne stockholders generally, including the interests of Messrs. Belanger and Murphy resulting from the amendments to their employment and stock option agreements and their consulting and restrictive covenant agreements with Zhone; and

•	the risk that, although Paradyne has the right under limited conditions to consider and participate in discussions and negotiations with respect to alternative acquisition proposals, the provisions of the merger agreement relating to the potential payment of a termination fee of $2.0 million to Zhone may have the effect of discouraging such proposals. See “Risk Factors—Risks Related to the Merger—The merger agreement and the voting agreement with Paradyne’s directors and executive officers restrict Paradyne’s and its directors’ and executive officers’ abilities to pursue alternatives to the merger and may discourage alternative transaction proposals.”

The Paradyne board of directors also considered that the fixed exchange ratio would not adjust upwards to compensate for declines, or downwards to compensate for increases, in the price of Zhone common stock prior to the closing of the merger, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of the merger consideration implied by the market price of Zhone common stock. The Paradyne board of directors determined that this structure was appropriate and the risk acceptable in view of: the Paradyne board of directors’ focus on the relative intrinsic values and financial performance of Zhone and Paradyne and the percentage of the combined company to be owned by former holders of Paradyne common stock; the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse effect on the business, financial condition or results of operations of Zhone; and Paradyne’s ability, under the limited circumstances specified in the merger agreement, to consider and participate in discussions and negotiations with respect to alternative acquisition proposals.

After due consideration, the Paradyne board of directors concluded that, on balance, the overall potential benefits of the merger to Paradyne and its stockholders outweighed the negative factors associated with the merger.

The above discussion of the factors considered by the Paradyne board of directors is not intended to be exhaustive, but is believed to set forth the principal factors considered by the Paradyne board of directors. The Paradyne board of directors collectively reached the conclusion, by unanimous vote, to approve the merger agreement in light of the various factors described above and other factors that each member of the Paradyne board of directors felt were appropriate. In view of the wide variety of factors considered by the Paradyne board of directors in connection with its evaluation of the merger and the complexity of these matters, the Paradyne board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Paradyne board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. The members of the board of directors were aware that, as described below under “The Merger—Interests of Directors and Executive Officers of Paradyne in the Merger” on page 49, directors and officers of Paradyne have interests in the merger that are different from, or in addition to, those of Paradyne stockholders generally, and the board of directors considered this in determining to recommend the transaction. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Paradyne Board of Directors

After careful consideration, the Paradyne board of directors, by unanimous vote, has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable. ACCORDINGLY, THE PARADYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PARADYNE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Opinion of Needham & Company

Zhone retained Needham & Company to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to Zhone. On July 7, 2005, Needham & Company delivered to the Zhone board of directors its oral opinion, which it subsequently confirmed in writing as of July 7, 2005, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to Zhone from a financial point of view. The Needham & Company opinion is addressed to the Zhone board of directors, relates only to the fairness, from a financial point of view, of the exchange ratio to Zhone as of the date of the opinion, and does not constitute a recommendation to any Zhone stockholder as to how that stockholder should vote or act on any matter relating to the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/prospectus as Annex D. The summary of the Needham & Company opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. Zhone stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated July 6, 2005;

•	reviewed certain publicly available information concerning Zhone and Paradyne and certain other relevant financial and operating data of Zhone and Paradyne furnished to Needham & Company by Zhone and Paradyne;

•	reviewed the historical stock prices and trading volumes of Zhone common stock and Paradyne common stock;

•	held discussions with members of management of Zhone and Paradyne concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

•	reviewed certain research analyst projections with respect to Zhone and held discussions with members of the management of Zhone concerning those projections;

•	reviewed certain research analyst projections with respect to Paradyne and held discussions with members of the management of Paradyne concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Paradyne;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In arriving at its opinion, Needham & Company did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed, based upon discussions with management of Zhone and Paradyne, that the research analyst projections with respect to Zhone and Paradyne represent reasonable estimates as to the future financial performance of Zhone and Paradyne, respectively. Needham & Company relied upon the estimates of management of both Zhone and Paradyne of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Zhone or Paradyne. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of Zhone common stock will be when issued to the stockholders of Paradyne pursuant to the merger or the prices at which Zhone common stock or Paradyne common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Zhone’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for Zhone.

In connection with rendering its opinion, Needham & Company was not requested to, and did not, participate in the negotiation or structuring of the merger. The exchange ratio was determined through arm’s length negotiations between Zhone and Paradyne and not by Needham & Company. No limitations were imposed by Zhone on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to July 6, 2005, and is not necessarily indicative of current or future market conditions.

Historical Stock Trading and Exchange Ratio Analysis. Needham & Company reviewed the historical trading prices of Zhone common stock and Paradyne common stock as of and for various periods prior to July 6, 2005, the last full trading day prior to the date of Needham & Company’s opinion, in order to determine the various implied exchange ratios that existed for those periods. The following table presents:

•	The Paradyne / Zhone stock price ratios, which represent the implied exchange ratio between the closing prices of Zhone common stock and Paradyne common stock on July 6, 2005 and the implied exchange ratios calculated based on the ratios between the average closing prices of Zhone common stock and the average closing prices of Paradyne common stock for the 45-day, six-month, one-year, and 18-month periods prior to July 6, 2005. “Implied exchange ratio” means the number of shares of Zhone common stock that would be equal in value to one share of Paradyne common stock based on the average closing price data applicable to the given date or period.

•	The premium (discount) to the Paradyne / Zhone stock price ratio, which is equal to the percentage by which the exchange ratio pursuant to the merger agreement (1.0972 shares of Zhone common stock for each share of Paradyne common stock) exceeds (is less than) the Paradyne / Zhone stock price ratio for the specified periods.

Date or Period	Paradyne / Zhone Stock Price Ratio	Premium (Discount) to Paradyne / Zhone Stock Price Ratio
July 6, 2005	0.5460	101.0%
45 day	0.6863	59.9%
Six month	1.0383	5.7%
One year	1.1550	(5.0)%
18 month	0.8969	22.3%

Contribution Analysis. Needham & Company reviewed and analyzed the implied percentage contribution of each of Zhone and Paradyne to pro forma combined March 31, 2005 balance sheet information, pro forma combined operating results for the last reported twelve months ended March 31, 2005, and pro forma projected calendar year 2005 and calendar year 2006 combined operating results. In calculating the pro forma projected combined operating results, Needham & Company used consensus published research analyst estimates for Zhone and Paradyne. Needham & Company reviewed, among other things, the implied percentage contributions to pro forma combined revenues, gross profit, earnings before interest and taxes, or EBIT, earnings before taxes, cash and equivalents, total assets, long term debt, stockholders’ equity, and working capital. The following tables present the results of this analysis and the estimated percentage ownership of the combined company on a pro forma basis by the Zhone stockholders and the Paradyne stockholders, based on the exchange ratio of 1.0972, and using the treasury stock method to calculate the number of shares of Zhone common stock outstanding after taking into account outstanding warrants and options.

	Implied Actual/Estimated Percentage Contribution
	Zhone	Paradyne
Pro forma combined revenues
Last 12 months	49.3%	50.7%
2005E	51.1%	48.9%
2006E	50.8%	49.2%
Pro forma combined gross profit
Last 12 months	52.4%	47.6%
2005E	53.6%	46.4%
2006E	52.7%	47.3%
Pro forma combined EBIT
Last 12 months	N/M	N/M
2005E	N/M	N/M
2006E	57.2%	42.8%
Pro forma combined earnings before taxes
Last 12 months	N/M	N/M
2005E	N/M	N/M
2006E	46.6%	53.4%

Pro forma combined March 31, 2005 balance sheet data:
Pro forma combined cash and equivalents	59.1%	40.9%
Pro forma combined total assets	78.2%	21.8%
Pro forma combined long term debt	100.0%	0.0%
Pro forma combined stockholders’ equity	75.2%	24.8%
Pro forma combined working capital	52.2%	47.8%

	Estimated Pro Forma Percentage Ownership
	Zhone	Paradyne
	63.3%	36.7%

Information as to relative contributions to EBIT and earnings before taxes for the last twelve months and projected calendar year 2005 was not meaningful due to Zhone’s actual and projected losses for those periods and Paradyne’s negative EBIT for the last twelve months.

The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Pro Forma Transaction Analysis. Needham & Company prepared pro forma analyses of the financial impact of the merger using publicly available information and consensus published research analyst estimates for

Zhone and Paradyne. Needham & Company analyzed, for the fourth quarter of 2005, calendar year 2005, and calendar year 2006, the pro forma financial impact of the merger on Zhone’s estimated earnings per share, or EPS, and the amount of accretion or dilution on a per share basis. Needham & Company prepared this analysis assuming no synergies resulting from the merger and also for estimated calendar year 2006 assuming operating synergies equal to 10% of Paradyne’s operating expenses resulting from the merger. Needham & Company’s analysis excluded the expected amortization of intangible assets and transaction and other related expenses arising from the merger. Based on these estimates and assumptions, Needham & Company’s analysis showed that the merger would result in accretion to Zhone’s estimated fourth quarter of 2005 EPS, a decrease to Zhone’s estimated calendar year 2005 loss per share, and accretion to Zhone’s estimated calendar year 2006 EPS. Needham & Company further noted that the assumed operating synergies described above could increase the accretion to Zhone’s estimated calendar year 2006 EPS from 36.2% to 87.9%.

The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Selected Company Analysis. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Paradyne to the corresponding data and ratios of publicly traded communications equipment companies that Needham & Company deemed relevant because they have lines of business may be considered similar to certain lines of business of Paradyne. These companies, referred to as the selected companies, consisted of the following:

ADTRAN, Inc.

Carrier Access Corporation

Ciena Corporation

ECI Telecom Ltd.

Occam Networks, Inc.

Tellabs, Inc.

Tollgrade Communications, Inc.

UTStarcom, Inc.

Visual Networks, Inc.

Westell Technologies, Inc.

Zhone

The following table sets forth information concerning the following multiples for the selected companies and for Paradyne:

•	Price as a multiple of calendar year 2004 earnings per share;

•	Price as a multiple of projected calendar year 2005 earnings per share;

•	Price as a multiple of projected calendar year 2006 earnings per share;

•	Total enterprise value as a multiple of last twelve months, or LTM, revenues;

•	Total enterprise value as a multiple of calendar year 2004 revenues;

•	Total enterprise value as a multiple of projected calendar year 2005 revenues; and

•	Total enterprise value as a multiple of projected calendar year 2006 revenues.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on July 6, 2005 and for Paradyne based on the Zhone closing stock price of $3.26 on July 6, 2005 and the exchange ratio of 1.0972.

	Selected Companies
	High		Low		Mean		Median		Paradyne
Price as a multiple of calendar year 2004 EPS	66.6	x	13.4	x	37.0	x	34.1	x	154.1	x
Price as a multiple of projected calendar year 2005 EPS	25.8	x	13.3	x	21.9	x	24.0	x	137.4	x
Price as a multiple of projected calendar year 2006 EPS	51.8	x	9.9	x	21.3	x	17.0	x	25.7	x
Total enterprise value to LTM revenues	10.4	x	0.4	x	2.5	x	1.5	x	1.3	x
Total enterprise value to calendar 2004 revenues	12.6	x	0.4	x	2.8	x	1.6	x	1.4	x
Total enterprise value to projected calendar year 2005 revenues	3.8	x	0.3	x	1.6	x	1.3	x	1.2	x
Total enterprise value to projected calendar year 2006 revenues	3.4	x	0.3	x	1.4	x	1.2	x	1.0	x

Stock Price Premium Analysis. Needham & Company analyzed publicly available financial information for 26 merger and acquisition transactions that represent transactions involving publicly-traded technology companies completed between January 1, 2004 and July 6, 2005 with transaction values of between $50 million and $300 million. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day and one month prior to the announcement of the transaction.

Needham & Company calculated premiums for Paradyne based on the Zhone closing stock price of $3.26 on July 6, 2005 and the exchange ratio of 1.0972. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Paradyne / Zhone Merger
	High	Low	Mean	Median
One day stock price premium	69%	6%	30%	28%	100%
One month stock price premium	90%	5%	36%	37%	92%

Selected Transaction Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions since January 1, 2004 with transaction values exceeding $10 million that involved targets that were communications equipment companies:

Acquirer	Target
ECI Telecom Ltd.	Laurel Networks, Inc.
Nortel Networks Corporation	PEC Solutions, Inc.
Radyne ComStream Inc.	Xicom Technology
Chelton Microwave Corporation	REMEC, Inc. (REMEC Defense & Space, Inc.)
Cisco Systems, Inc.	Airespace, Inc.
Alcatel	Native Networks Limited
Tandberg Television ASA	N2 Broadband, Inc.
3Com Corporation	Tippingpoint Technologies, Inc.
Black Box Corporation	Norstan, Inc.
C-COR Incorporated	nCUBE Corporation
Alvarion Ltd.	interWAVE Communications International, Ltd.
Tellabs, Inc.	Advanced Fibre Communications, Inc.
Cisco Systems, Inc.	NetSolve, Incorporated
Harris Corporation	Encoda Systems Holdings, Inc.

Acquirer	Target
LeCroy Corporation	Computer Access Technology Corporation
Cisco Systems, Inc.	P-Cube, Inc.
Lucent Technologies Inc.	Telica, Inc.
Verilink Corporation	Larscom Incorporated
Zhone Technologies, Inc.	Sorrento Networks, Inc.
Tekelec	Taqua, Inc.
Cisco Systems, Inc.	Latitude Communications, Inc.

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for Paradyne,

•	enterprise value as a multiple of LTM revenues;

•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	transaction value as a multiple of LTM net income.

Needham & Company also analyzed, for the selected transactions, enterprise value as a multiple of LTM EBIT, but determined that the results were not meaningful because of Paradyne’s negative LTM EBIT.

Needham & Company calculated multiples for Paradyne based on the Zhone closing stock price of $3.26 on July 6, 2005, the exchange ratio of 1.0972.

The following table sets forth information concerning the multiples of enterprise value to LTM revenues and EBITDA and the multiples of transaction value to LTM net income for the selected transactions and the same multiples implied by the merger.

	Selected Transactions								Paradyne / Zhone Merger
	High		Low		Mean		Median
Enterprise value to LTM revenues	25.2	x	0.4	x	4.0	x	2.3	x	1.3	x
Enterprise value to LTM EBITDA	132.1	x	8.0	x	42.5	x	14.9	x	34.1	x
Transaction value to LTM net income	442.2	x	15.9	x	109.8	x	26.1	x	169.2	x

No company, transaction or business used in the “Selected Company Analysis,” “Stock Price Premium Analysis” or “Selected Transaction Analysis” as a comparison is identical to Zhone, Paradyne or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Zhone and Paradyne. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by Zhone’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Zhone’s board of directors or management with respect to the exchange ratio or the merger.

Under the terms of its engagement letter with Needham & Company, Zhone has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion that Zhone and Needham & Company believe is customary for transactions of this nature. Needham & Company’s fee is not contingent on consummation of the merger. Zhone has agreed to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company in rendering its opinion.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Zhone board of directors to render an opinion in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with Zhone and the technology industry generally. Needham & Company acted as financial advisor to Sorrento Networks Corporation in connection with Sorrento’s acquisition by Zhone in July 2004, for which it received compensation, but has had no other investment banking relationship with Zhone, and has had no investment banking relationship with Paradyne, during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Zhone and Paradyne unrelated to the proposed merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Zhone or Paradyne for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Opinion of Raymond James

Pursuant to an engagement letter dated June 27, 2005, Paradyne retained Raymond James to act as its sole, external investment banking advisor to evaluate strategic alternatives for Paradyne, including the possible sale of all or a material portion of the assets or securities of Paradyne to, or merger with, Zhone or various other third parties. On July 7, 2005, Raymond James delivered its oral opinion, as confirmed by its written opinion dated July 7, 2005, to the Paradyne board of directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, the consideration provided for in the merger of 1.0972 shares of Zhone common stock in exchange for each share of Paradyne common stock was fair, from a financial point of view, to the holders of Paradyne common stock.

The full text of Raymond James’ written opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You are urged to read Raymond James’ opinion in its entirety. The summary of Raymond James’ written opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex E.

Raymond James’ opinion was given to the Paradyne board of directors for its consideration of the proposed merger and is not a recommendation to any Paradyne stockholder as to whether the merger is in that stockholder’s best interest or as to whether any stockholder should vote for or against the merger. Raymond

James neither determined nor recommended to the Paradyne board of directors the amount of consideration to be paid by Zhone in connection with the merger. Additionally, Raymond James does not express any opinion as to the likely trading range of Paradyne common stock or Zhone common stock prior to or following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Paradyne or Zhone, as the case may be.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of Paradyne as of and for the years ended December 31, 2002, 2003 and 2004 and its unaudited financial statements for the quarter ended March 31, 2005;

•	reviewed Paradyne’s annual reports filed on Form 10-K for the years ending December 31, 2002, 2003 and 2004 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2005;

•	reviewed the audited financial statements of Zhone as of and for the years ended December 31, 2002, 2003 and 2004 and its unaudited financial statements for the quarter ended March 31, 2005;

•	reviewed Zhone’s registration statement on Form 10 dated April 30, 2003, as amended, and its annual reports filed on Form 10-K for the years ended December 31, 2003 and 2004 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2005;

•	reviewed the annual report filed on Form 10-K for the year ending December 31, 2002 of Tellium, Inc. which merged with Zhone in 2003;

•	reviewed other Paradyne and Zhone financial and operating information requested from and/or provided by Paradyne or Zhone;

•	reviewed certain other publicly available information on Paradyne and Zhone, which Raymond James deemed to be relevant to its inquiry;

•	visited the operations and facilities of Zhone located in Oakland, California; and

•	discussed with members of the senior management of Paradyne and Zhone certain information relating to the aforementioned, the business and affairs of Paradyne and Zhone, and any other matters which Raymond James deemed relevant to its inquiry.

Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Paradyne, Zhone or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Paradyne or Zhone. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed, with Paradyne’s consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review.

Raymond James has assumed, with Paradyne’s consent, that for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James has also assumed, with Paradyne’s consent, that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and the other transactions contemplated by the merger agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on

Paradyne, Zhone or the contemplated benefits of the merger in any way meaningful to Raymond James’ analysis. In rendering its opinion, Raymond James has assumed and relied on the truth and accuracy of the representations and warranties in the merger agreement.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of July 6, 2005 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is not obligated to undertake unless Paradyne requests it to do so.

Raymond James expresses no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement or the availability or advisability of any alternatives to the merger. Raymond James did not structure the merger or negotiate the final terms of the merger. Raymond James’ opinion is limited to the fairness to the stockholders of Paradyne, from a financial point of view, of the consideration to be received by the stockholders of Paradyne in the merger. Raymond James expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Paradyne board of directors to approve or consummate the merger.

Fairness Opinion Analyses

The following is a summary of the financial analyses Raymond James presented to the Paradyne board of directors on July 7, 2005 in connection with the delivery of Raymond James’ opinion.

This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this joint proxy statement/prospectus as Annex E, and Raymond James urges you to read it in its entirety. Raymond James’ opinion was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole. No company or transaction used in the analyses described below is directly comparable to Paradyne, Zhone or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Acquisition Premiums Analysis

Raymond James analyzed the premiums paid for merger and acquisition transactions of publicly-traded companies in the technology and communications industries announced and closed since January 1, 2003 where the acquirer owned 100% of the target’s common stock after closing of the transaction. The maximum and minimum as well as the mean and the median premiums paid over the targets’ stock prices forty-five, ten and one trading day(s) before the transaction announcement date were derived from the available data and are shown in the following table:

Acquisition Premiums

	Minimum	Mean	Median	Maximum
1 Trading Day Prior	(31%)	30%	28%	134%
10 Trading Days Prior	(31%)	36%	31%	153%
45 Trading Days Prior	(57%)	39%	28%	180%

Raymond James then applied the premiums derived from the analysis to Paradyne’s common stock price prior to the announcement of the merger, to determine implied equity values per share of Paradyne common stock. The closing sales price of Paradyne common stock forty-five, ten and one trading day(s) prior to July 7, 2005 was $1.82, $2.03 and $1.78 per share, respectively. The following table summarizes the results of this analysis:

Implied Price Per Share of Paradyne Networks Common Stock

	Minimum	Mean	Median	Maximum
1 Trading Day Prior	$1.23	$2.32	$2.28	$4.16
10 Trading Days Prior	$1.40	$2.75	$2.66	$5.13
45 Trading Days Prior	$0.79	$2.53	$2.33	$5.10

In its presentation to the Paradyne board of directors, Raymond James noted that the proposed transaction value of $3.01 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the trailing 45-day average closing price of Zhone common stock as of and including July 6, 2005, fell within the minimum/maximum range of implied values derived from the 1-day, 10-day and 45-day acquisition premiums analysis comparisons. Raymond James also noted that the proposed transaction value of $3.58 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the closing price of Zhone common stock on July 6, 2005, fell within the minimum/maximum range of implied values derived from the 1-trading day, 10-trading day and 45-trading day acquisition premiums analysis comparisons.

Analysis of Selected Publicly-traded Comparable Companies

Raymond James analyzed selected historical financial, operating, and stock market data of Paradyne, Zhone and other publicly-traded companies that Raymond James deemed to be comparable to Paradyne. The thirteen companies deemed by Raymond James to be reasonably comparable to Paradyne were:

Company Name
ADC Telecom
ADTRAN
Alcatel
Carrier Access
Ciena
ECI Telecom
Lucent Technologies
Nortel Networks
Netgear
Netopia
Tellabs
Verilink
Westell Technologies

Raymond James examined certain publicly available financial data of the thirteen publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to historical and projected revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, and the ratio of equity value to net income for the trailing-twelve-month, or TTM, period and for the fiscal calendar years ending 2005 and 2006. The projections for future revenue, EBITDA and net income were derived or obtained from estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of this analysis:

Selected Publicly-Traded Comparable Companies

	Minimum	Mean	Median	Maximum
Total Enterprise Value to:
TTM Revenue	0.4x	1.5x	1.4x	3.7x
2005E Revenue	0.4x	1.4x	1.3x	3.4x
2006E Revenue	0.3x	1.3x	1.2x	3.0x

TTM EBITDA	6.4x	30.1x	31.1x	38.2x
2005E EBITDA	7.3x	14.1x	9.6x	46.3x
2006E EBITDA	2.5x	10.9x	8.5x	38.7x

Total Equity Value to:
TTM Net Income	6.6x	30.1x	31.1x	58.9x
2005E Net Income	13.8x	23.0x	22.8x	38.6x
2006E Net Income	4.9x	15.4x	15.5x	22.1x

Raymond James then applied the ratios derived from its analysis of selected public-traded comparable companies to Paradyne’s unaudited operating results for the TTM period ended March 31, 2005, and to projected revenue, EBITDA and net income for Paradyne for the calendar years ending 2005 and 2006 in order to determine an implied equity value per share for each of the above financial measures. The projections for future revenue, EBITDA and net income for Paradyne were derived or obtained from consensus estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of the comparable company analysis:

Implied Price Per Share of Paradyne Networks Common Stock

	Minimum	Mean	Median	Maximum
Total Enterprise Value to:
TTM Revenue	$1.81	$4.14	$3.75	$8.77
2005E Revenue	$1.79	$4.15	$3.81	$8.78
2006E Revenue	$1.66	$4.49	$4.13	$9.05

TTM EBITDA	$1.17	$2.35	$2.40	$2.75
2005E EBITDA	$1.24	$1.60	$1.36	$3.30
2006E EBITDA	$1.28	$2.71	$2.31	$7.48

Total Equity Value to:
TTM Net Income	$0.14	$0.65	$0.67	$1.27
2005E Net Income	$0.37	$0.61	$0.60	$1.02
2006E Net Income	$0.69	$2.18	$2.19	$3.13

In its presentation to the Paradyne board of directors, Raymond James noted that the proposed transaction value of $3.01 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the trailing

45-day average closing price of Zhone common stock as of and including July 6, 2005, fell within the minimum/ maximum range of implied values derived from all revenue statistics, the 2005E and 2006E EBITDA statistics and 2006E net income statistic and was above the minimum/maximum range of implied values for the TTM EBITDA and the TTM and 2005E net income statistics. Raymond James also noted that the proposed transaction value of $3.58 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the closing price of Zhone common stock on July 6, 2005, fell within the minimum/maximum range of implied values derived from all revenue statistics and the 2006E EBITDA statistic and was above the minimum/maximum range of implied values for the TTM and 2005E EBITDA and all of the net income statistics.

Analysis of Selected Merger and Acquisition Transactions

Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James’ comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and in other factors that distinguish the Paradyne/Zhone merger from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which Paradyne is being compared.

Raymond James analyzed the ratio of the enterprise value to annualized most recent quarter revenue for each of the target companies. Raymond James assessed nineteen comparable merger and acquisition transactions that closed between January 2004 and June 2005. The merger and acquisition transactions considered are listed in the following table:

Acquirer	Target
Tut Systems, Inc.	Copper Mountain Networks, Inc.
Kinderhook Industries, LLC.	NACT Telecommunications, Inc.
CITEL Technologies	MCK Communications, Inc.
Mercury Computer Systems, Inc.	Momentum Computer, Inc.
UTStarcom, Inc.	Audiovox Corporation—Wireless handset division
Flextronics International, Ltd.	Nortel Networks Corporation—Optical, wireless & enterprise manufacturing operations
LeCroy Corporation	Computer Access Technology Corporation
Tekelec	VocalData, Inc.
C-COR Incorporated	Optinel Systems, Inc.
Paradyne Networks, Inc.	Net to Net Technologies, Inc.
Verilink Corporation	Larscom Incorporated
Zhone Technologies, Inc.	Sorrento Networks Corporation
UTStarcom, Inc.	TELOS Technology, Inc.
ADC Telecommunications, Inc.	KRONE Group of Companies
Ciena Corporation	Catena Networks, Inc.
Tekelec	Taqua, Inc.
Advanced Fibre Communications, Inc.	North American Access—business unit of Marconi Communications, Inc.
Verilink Corporation	XEL Communications, Inc.
PCTEL, Inc.	MAXRAD, Inc.

The following table summarizes the results of this analysis:

Selected Merger and Acquisition Transaction Multiples

	Minimum	Mean	Median	Maximum
Annualized Most Recent Quarter Revenue	0.4x	2.7x	1.0x	8.0x

Raymond James then applied the multiples derived from the analysis of selected merger and acquisition transactions to Paradyne’s unaudited annualized most recent quarter revenue as of March 31, 2005, to determine implied equity values per share of Paradyne common stock. The following table summarizes the results of this analysis:

Implied Price Per Share of Paradyne Networks Common Stock

	Minimum	Mean	Median	Maximum
Annualized Most Recent Quarter Revenue	$1.73	$6.62	$3.09	$18.01

In its presentation to the Paradyne board of directors, Raymond James noted that the proposed transaction value of $3.01 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the trailing 45-day average closing price of Zhone common stock as of and including July 6, 2005, fell within the minimum/maximum range of implied values derived from the analysis of selected merger and acquisition transactions. Raymond James also noted that the proposed transaction value of $3.58 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the closing price of Zhone common stock on July 6, 2005, fell within the minimum/maximum range of implied values derived from the analysis of selected merger and acquisition transactions.

The comparable transaction analysis described above, as is typical, was based on market data for companies deemed to be similar to Paradyne and on previous transactions deemed similar to the merger. Since no company or transaction is precisely comparable to Paradyne or the merger, the analysis relies on data from a group of companies and transactions. If single transaction comparisons were to be used, the implied value for Paradyne would vary significantly depending on which transaction is chosen. For this reason, the analysis presents the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group transactions analyzed.

Contribution Analysis

Raymond James analyzed the projected revenue contribution of Paradyne to Zhone on a pro forma basis for the calendar years ending 2005 and 2006 and the projected EBITDA contribution for the calendar year ending 2006. The projections for future revenue and EBITDA were derived or obtained from estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. Raymond James then calculated the implied value per share of Paradyne common stock based on its implied contribution for each period. The implied values are shown in the following table:

Implied Price Per Share of Paradyne Networks Common Stock

	Contribution	Implied Value Per Paradyne Networks Share
2005E Revenue	49%	$5.82
2006E Revenue	49%	$5.89
2006E EBITDA	46%	$5.31

In its presentation to the Paradyne board of directors, Raymond James noted that the proposed transaction value of $3.01 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the trailing 45-day average closing price of Zhone common stock as of and including July 6, 2005, was below the range of implied values derived from the contribution analysis. Raymond James also noted that the proposed transaction value of $3.58 per share of Paradyne common stock, based on the exchange ratio of 1.0972 and the closing price of Zhone common stock on July 6, 2005, was below the range of implied values derived from the contribution analysis.

Opinion of Raymond James

The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James’ fairness opinion or its presentation to the Paradyne board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Paradyne.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’ control. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each analysis. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James’ analysis of the fairness of the consideration to be received in the merger by the common stockholders of Paradyne from a financial point of view, and said analyses were provided to the Paradyne board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the Paradyne board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of the Paradyne board of directors’ opinion with respect to the value of Paradyne, nor should the analyses be viewed in any way as a recommendation as to how stockholders should vote or act on any manner relating to the merger.

Raymond James received a fee from Paradyne upon delivery of its opinion. Raymond James has been engaged to render financial advisory services to Paradyne in connection with the proposed merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of Paradyne and Zhone for its own account and for the accounts of its customers. Accordingly, Raymond James may at any time hold a long or short position in such securities. Raymond James has also provided financial advisory and investment services to Paradyne in the past, including having provided investment advisory services to Paradyne in July 2004, and in the future may seek to provide similar services to Paradyne or Zhone.

Raymond James has consented to the descriptions of its fairness opinion in this joint proxy statement/prospectus and to the inclusion of the full text of its fairness opinion as Annex E to this joint proxy statement/prospectus. Raymond James is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Paradyne selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Regulatory Approvals Required for the Merger

Zhone’s acquisition of Paradyne is subject to review by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, which we refer to as the FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger cannot be completed until both Zhone and Paradyne file notification of the proposed transaction with the Antitrust Division and the FTC and the specified waiting periods have expired or been terminated. Neither Zhone nor Paradyne has yet obtained any of the governmental or regulatory approvals required to complete the merger.

At any time before or after the acquisition is completed, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Zhone or Paradyne or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Zhone and Paradyne believe that the completion of the merger will not violate U.S. antitrust laws. However, Zhone and Paradyne can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Zhone and Paradyne will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Zhone and Paradyne operate. While Zhone and Paradyne believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Material United States Federal Income Tax Consequences of the Merger

The following discussion describes the material U.S. federal income tax consequences generally applicable to Paradyne stockholders as a result of the exchange of their shares of Paradyne common stock for Zhone common stock pursuant to the merger. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury regulations, including temporary and proposed regulations, current administrative rulings and court decisions, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below and could adversely affect Paradyne stockholders.

Paradyne stockholders should be aware that this summary does not deal with all federal income tax considerations that may be relevant to particular Paradyne stockholders in light of their particular circumstances. In particular, this discussion does not address the tax consequences to, and does not apply to:

•	Paradyne stockholders who do not hold their Paradyne stock as a capital asset;

•	Paradyne stockholders who are foreign persons or whose functional currency is not the U.S. dollar;

•	Paradyne stockholders who are financial institutions, brokers or dealers in securities, regulated investment companies, insurance companies, tax-exempt entities, persons who are subject to the alternative minimum tax provisions of the Code, or traders in securities that elect mark to market treatment;

•	Paradyne stockholders who acquired their Paradyne common stock pursuant to the exercise of employee stock options, stock purchase plan rights, or otherwise as compensation; or

•	Paradyne stockholders who hold their Paradyne stock through a partnership or other pass-through entity or who hold their Paradyne stock as part of a hedge, straddle or conversion transaction, synthetic security or other integrated investment.

In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effected prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including, without limitation, any transaction in which shares of Paradyne stock are acquired or shares of Zhone common stock are disposed of, or the tax consequences of the assumption by Zhone of the Paradyne options or Paradyne warrants.

Paradyne urges each Paradyne stockholder to consult such stockholder’s own tax advisor as to the federal income tax consequences of the merger, and also as to any state, local, foreign or other tax consequences, based on such stockholder’s own particular facts and circumstances.

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. A merger that qualifies as a reorganization generally will result in the following U.S. federal income tax consequences:

•	neither Paradyne, Zhone nor Parrot will recognize any income, gain or loss as a result of the completion of the merger;

•	the holders of Paradyne stock will not recognize a gain or loss upon the exchange of Paradyne common stock for Zhone common stock pursuant to the merger, except to the extent of cash received in lieu of a fractional share of Paradyne common stock, as described below;

•	the aggregate tax basis of the Zhone common stock received by Paradyne stockholders in the merger, reduced by any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the Paradyne common stock surrendered in exchange therefor;

•	the holding period of the Zhone common stock received by each Paradyne stockholder pursuant to the merger will include the period during which the stock surrendered in exchange therefor was held by such Paradyne stockholder, provided the Paradyne common stock so surrendered is a capital asset in the hands of the Paradyne stockholder at the time of the merger; and

•	cash payments received by holders of Paradyne common stock in lieu of a fractional share of Zhone common stock generally will be treated as if the fractional share of Zhone common stock had been issued in the merger and then redeemed by Zhone. A Paradyne stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon the payment measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

Paradyne, Zhone and Parrot Acquisition Corp. have agreed in the merger agreement that each intends that the merger qualify as a reorganization and that each will treat and report the merger as such. Further, in connection with the completion of the merger, Alston & Bird, counsel to Paradyne, has delivered to Paradyne an opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service. The parties have not requested and will not request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Accordingly, we cannot assure you that the Internal Revenue Service will not challenge the conclusions expressed in this discussion or that a court will not sustain any such challenge.

A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Paradyne stockholders recognizing taxable gain or loss with respect to each share of Paradyne common stock surrendered equal to the difference between the stockholder’s basis in that share and the fair market value, as of the effective time of the merger, of the Zhone common stock received in the exchange. In that event, a stockholder’s aggregate basis in the Zhone common stock received would equal its fair market value, and the stockholder’s holding period for that stock would begin the day after the merger.

A cash payment received by a Paradyne stockholder in lieu of a fractional share of Zhone common stock may be subject to “backup withholding” at a rate of 28%. Backup withholding will not apply to a Paradyne stockholder that is a corporation or otherwise exempt from the backup withholding rules and that, when required, demonstrates that fact. In addition, backup withholding will not apply to a non-corporate Paradyne stockholder who provides his or her or its taxpayer identification number, which, in the case of an individual, is his or her social security number, and all other required information. A Paradyne stockholder that is a United States person may avoid backup withholding by properly completing a substitute IRS Form W-9 (which is included with this joint proxy statement/prospectus) and submitting it to the exchange agent for the merger when he or she submits his or her Paradyne stock certificates. A Paradyne stockholder who is required to and does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax but will be refundable or creditable against the stockholder’s U.S. federal income tax liability provided the appropriate information is furnished to the Internal Revenue Service.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under U.S. generally accepted accounting principles. Under the purchase method of accounting, the purchase price in the merger is allocated among the Paradyne assets acquired and the Paradyne liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill. The allocation of the purchase price to the assets and liabilities of Paradyne contained in this document is preliminary. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of Paradyne’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of Zhone and Paradyne” beginning on page 63.

Public Trading Markets

Zhone has agreed to use reasonable best efforts to cause the shares of Zhone common stock to be issued in the merger to be approved for listing on the Nasdaq National Market prior to the completion of the merger. It is a condition to the completion of the merger that the shares of Zhone common stock issuable in the merger be approved for listing on the Nasdaq National Market.

If the merger is completed, Paradyne common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

Resales of Zhone Common Stock

In general, shares of Zhone common stock issued to Paradyne stockholders pursuant to the merger will be freely transferable, except for any shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act of 1933, as amended. Persons who may be deemed to be “affiliates” include individuals or entities that control, are controlled by, or are under common control with a person, and may include officers and directors, as well as significant stockholders. Affiliates may sell their shares of Zhone common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. Zhone’s registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, does not cover the resale of Zhone common stock received by affiliates in the merger.

Interests of Directors and Executive Officers of Paradyne in the Merger

In considering the recommendation of the Paradyne board of directors regarding the merger, Paradyne stockholders should be aware that some Paradyne directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Paradyne stockholders generally. The Paradyne board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in declaring the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable. These interests are summarized below.

New Consulting Agreements and Restrictive Covenant Agreements.

In connection with the execution of the merger agreement, Zhone entered into a consulting agreement with each of Sean Belanger, Chairman of the Board, Chief Executive Officer and President of Paradyne, and Patrick

Murphy, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Paradyne, which will become effective upon the closing of the merger. Under the terms of the consulting agreements, Messrs. Belanger and Murphy have agreed, for a period of two years, to assist in the retention of Paradyne customers following the merger and in the transition of the manufacturing operations of Paradyne to Zhone’s manufacturing model. Under the consulting agreements, Messrs. Belanger and Murphy will receive $480,018 and $295,018 per year, respectively, and will be granted options to purchase 931,962 and 314,458 shares of Zhone common stock, respectively, for their services. In the event that any payments or benefits to Messrs. Belanger and Murphy under the consulting agreements or any other agreement or plan become subject to the excise taxes imposed under Section 4999 of the Code, Messrs. Belanger and Murphy will be entitled to an additional payment such that they will be in the same after-tax position as if no excise tax had been imposed. Messrs. Belanger and Murphy have also each entered into a restrictive covenant agreement with Zhone, which will become effective upon the closing of the merger. Under these agreements, Messrs. Belanger and Murphy have agreed not to compete with, or solicit customers or employees of, Zhone during the term of the consulting agreements and for a period of two years thereafter. In exchange for these non-compete and non-solicitation covenants, Zhone has agreed to pay Messrs. Belanger and Murphy $255,000 and $240,000, respectively, each year during such four-year period.

Severance and Change of Control Agreements.

In connection with entering into the merger agreement, Paradyne also entered into agreements with Messrs. Belanger and Murphy to amend each of their employment agreements and all outstanding stock options and stock option agreements held by them. The amendments increased certain severance benefits payable to the executive officers in the event that such executive officer’s employment is terminated by Paradyne without cause or by the executive officer for good reason. In such event, the amended employment agreements provide that the executive officer will be entitled to (1) base salary and accrued benefits through the date of termination, (2) a pro rata target annual bonus for the year in which the termination occurs, (3) a severance payment equal to two times the sum of the executive officer’s base salary and target annual bonus (pursuant to which Messrs. Belanger and Murphy would receive $960,036 and $590,036, respectively, based on their compensation for 2005), and (4) continued participation in the health and welfare benefit plans of Paradyne on the same basis and at the same cost to the executive officer as on the date of termination for a period of 24 months after the date of termination. In addition, with respect to Mr. Belanger, the amendment provides that in the event of a change in control of Paradyne, one half of Mr. Belanger’s unvested options will vest and, if at any time within one year following a change in control, Mr. Belanger voluntarily resigns because he is not offered continued comparable employment or his employment is terminated by Paradyne without cause, his remaining unvested options will automatically vest. Mr. Murphy’s existing employment agreement already provides for such vesting. The amendments also provide that the stock options held by the executive officers will remain exercisable for a period of four years following termination of the executive officer’s employment for any reason other than for cause. Paradyne has agreed in the merger agreement to deliver the resignation of each officer and director of Paradyne, including Messrs. Belanger and Murphy, at or prior to the consummation of the merger, to be effective as of the consummation of the merger. The termination of their employment upon the consummation of the merger will entitle the executive officers to the severance and other benefits provided under the amended employment agreements as described above.

Directors’ and Officers’ Insurance and Indemnification.

The merger agreement provides that the rights of Paradyne’s directors and officers to be indemnified as provided in Paradyne’s certificate of incorporation, bylaws and any indemnification agreements will continue in full force and effect for a period of six years after the completion of the merger. In addition, Zhone must obtain a prepaid director and officer insurance policy for Paradyne’s directors and officers, with coverage that is no less favorable than Paradyne’s existing policy, for a period of six years.

Management and Operations Following the Merger

Upon completion of the merger, the directors and executive officers of Zhone will serve as the directors and executive officers of the combined company. The directors and executive officers of the combined company intend, following completion of the merger, to undertake a comprehensive review of the business, operations, capitalization and management of the combined company with a view to optimizing development of its potential on a going forward basis. In addition, following the completion of the merger, Zhone plans to evaluate, and consider pursuing, the divestiture of the non-strategic and legacy narrowband business of Paradyne. Messrs. Belanger and Murphy have indicated that they may be interested in acquiring this business from Zhone, if and when Zhone decides to divest it, although no agreements or understandings have been reached in that regard.

Appraisal Rights

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the laws of Delaware, which is the state of incorporation of Zhone and Paradyne. As a result of these exceptions, neither Zhone stockholders nor Paradyne stockholders are entitled to appraisal rights in the merger.

THE MERGER AGREEMENT

The following summary describes specified aspects of the merger agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A and incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety.

Structure of the Merger

In accordance with the terms and subject to satisfaction or waiver of the conditions set forth in the merger agreement, Parrot Acquisition Corp., a newly formed and wholly owned subsidiary of Zhone, will merge with and into Paradyne. The separate corporate existence of Parrot will then cease, and Paradyne will then continue as the surviving corporation in the merger and will be a wholly owned subsidiary of Zhone.

Effective Time of the Merger

The closing of the merger will take place when all of the conditions contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger.

Conversion of Securities

Upon completion of the merger of Parrot with and into Paradyne, each share of Paradyne common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive 1.0972 shares of Zhone common stock. Each share of Paradyne common stock held in the treasury by Paradyne or by Zhone or Parrot, immediately prior to the completion of the merger will be canceled without any payment of consideration.

The exchange ratio, which equals 1.0972 shares of Zhone common stock for each share of Paradyne common stock, will be equitably adjusted for any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or similar event with respect to shares of Zhone common stock or Paradyne common stock effected between the date of the merger agreement and the completion of the merger.

Promptly after completion of the merger, Zhone’s transfer agent will mail to former Paradyne stockholders a letter of transmittal and instructions to be used in surrendering stock certificates that represented shares of Paradyne common stock prior to the completion of the merger. When a former Paradyne stockholder delivers these certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the former Paradyne stockholder will receive Zhone stock certificates representing the number of whole shares of Zhone common stock to which the stockholder is entitled under the merger agreement and cash in lieu of any fractional shares of Zhone common stock.

Treatment of Paradyne Stock Options and Warrants

Upon completion of the merger, Zhone will assume all options to purchase Paradyne common stock then outstanding under Paradyne’s stock option plans and option agreements. After the merger, each option will represent the right to purchase that number of shares of Zhone common stock equal to the number of shares of Paradyne common stock covered by the option immediately before the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Zhone common stock subject to each option will equal the pre-conversion exercise price per share of Paradyne common stock subject to such option divided by the exchange ratio, rounded up to the nearest whole cent.

Each warrant to purchase Paradyne common stock outstanding on the date of completion of the merger automatically will be converted into a warrant to purchase Zhone common stock. After the merger, each warrant will represent the right to purchase that number of shares of Zhone common stock equal to the number of shares of Paradyne common stock covered by the warrant immediately before the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Zhone common stock subject to each warrant will equal the pre-conversion exercise price per share of Paradyne common stock subject to such warrant divided by the exchange ratio, rounded to the nearest whole cent.

Employee Stock Purchase Plan

Paradyne’s employee stock purchase plan, or ESPP, permits eligible Paradyne employees to purchase Paradyne common stock at a discount pursuant to such employees’ participation in the plan. Upon the final purchase date (as defined below), (1) the offering period in effect as of the date of the merger agreement will end, (2) all existing offering periods under the ESPP will terminate, (3) all future offering periods will be suspended, (4) all further payroll deductions under the ESPP will cease, and (5) Paradyne will apply the funds credited under the ESPP to the purchase of whole shares of Paradyne common stock in accordance with the terms of the ESPP. The merger agreement defines a “final purchase date” as the earlier of the last trading day prior to the completion of the merger or the ending date of the offering period in effect as of the date of the merger agreement.

Representations and Warranties

In the merger agreement, Paradyne and Zhone (along with Parrot) made representations and warranties to each other about their respective companies consistent with representations and warranties made by companies engaging in similar transactions. The representations and warranties given by Paradyne, Zhone and Parrot will not survive completion of the merger.

These representations and warranties are qualified by information in confidential disclosure memoranda that the parties exchanged in connection with signing the merger agreement. The merger agreement is attached as Annex A to provide you with information regarding its terms and conditions. It is not intended to provide any other factual information about the parties. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of the parties makes with the SEC, which are available without charge at www.sec.gov.

Conduct of Business by Paradyne Prior to Completion of the Merger

Paradyne has agreed that, subject to certain specified exceptions, prior to the completion of the merger, it will conduct operations only in the ordinary and usual course of business consistent with past practice. In addition, Paradyne will not, between the date of the merger agreement and the completion of the merger, do any of the following without Zhone’s prior written consent:

•	amend its certificate of incorporation or bylaws;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any of its capital stock, convertible securities, or options, warrants or other rights to acquire any capital stock or convertible securities, other than the issuance of Paradyne common stock upon the exercise of options and warrants outstanding as of the date of the merger agreement and the granting of up to 50,000 options in the ordinary course of business consistent with past practice;

•	sell, pledge, dispose, transfer, lease, license, guarantee or encumber any material property or assets, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

•	enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

•	declare or pay any dividends or make other distributions;

•	enter into any agreement with respect to the voting of its capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock;

•	acquire any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other asset acquisitions for consideration not in excess of $250,000 per calendar quarter;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice or other indebtedness for borrowed money in a principal amount not in excess of $200,000;

•	terminate, cancel or agree to any material change in any material contract;

•	increase the compensation or benefits of directors, officers or employees;

•	grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan;

•	pay, discharge or satisfy any material claims, liabilities or obligations;

•	accelerate or delay collection of material notes and accounts receivable in advance or beyond their regular due dates;

•	delay or accelerate payment of material accounts payable in advance of their due dates;

•	make any material change in accounting policies or procedures other than in the ordinary course of business consistent with past practice or as required by United States generally accepted accounting principles or by a government entity;

•	waive, release, assign, settle or compromise any material claims, litigation or arbitration;

•	make any material tax election, settle or compromise any material tax liability, amend any material tax return or file any tax refund for any material amount;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement;

•	knowingly act in a manner intended or reasonably expected to materially delay the consummation of the merger or result in any of the conditions to the merger not being satisfied; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Conduct of Business by Zhone Prior to Completion of the Merger

Zhone has agreed that it will not, between the date of the merger agreement and the completion of the merger, do any of the following without Paradyne’s prior written consent:

•	amend its certificate of incorporation or bylaws in a manner that adversely affects the rights of Zhone common stock;

•	declare or pay any dividends or make other distributions;

•	redeem, purchase or otherwise acquire any of its capital stock or other securities at a price above the then prevailing fair market value of such capital stock or other securities;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any of its capital stock, convertible securities, or options, warrants or other rights to acquire any capital stock or convertible securities, other than (1) as may be required by any contracts in existence on the date of the merger agreement, (2) in the ordinary course of business consistent with past practice, (3) in arm’s length transactions, or (4) upon the exercise of options and warrants outstanding as of the date of the merger agreement or subsequently granted in the ordinary course of business consistent with past practice;

•	merge or consolidate Zhone or Parrot with any other person or acquire any business (except in either case as would not reasonably be expected to materially delay the consummation of the merger or result in any of the conditions to the merger not being satisfied);

•	liquidate or dissolve Zhone or Parrot; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Additional Agreements

Stockholder Meetings

Zhone has agreed to call and hold a meeting of its stockholders for the purpose of voting upon the approval of the issuance of Zhone common stock pursuant to the merger agreement as promptly as reasonably practicable after the date on which the registration statement covering those shares of Zhone common stock becomes effective with the SEC. In connection with the Zhone stockholder meeting, the Zhone board of directors will use its reasonable best efforts to obtain Zhone stockholder approval will recommend that Zhone stockholders approve the issuance of the Zhone common stock pursuant to the merger agreement, and will not withdraw or adversely modify its recommendation.

Paradyne has agreed to call and hold a meeting of its stockholders for the purpose of voting on the adoption of the merger agreement as promptly as reasonably practicable after the date on which the registration statement covering the shares of Zhone common stock to be issued in the merger becomes effective with the SEC. Subject to the fiduciary duty exceptions described in the merger agreement and other applicable laws, the Paradyne board of directors will use its reasonable best efforts to obtain Paradyne stockholder approval, will recommend that the Paradyne stockholders approve the merger agreement, and will not withdraw or adversely modify its recommendation.

Access to Information and Confidentiality

Each of Zhone and Paradyne has agreed to provide access to its books and records to the other party and its officers, employees and other representatives, and to comply with its obligations under confidentiality agreements among the parties.

Consents and Filings

Zhone and Paradyne have agreed to use their reasonable best efforts to take all necessary action to consummate the transactions contemplated by the merger agreement, obtain any required consents and licenses, and make all necessary filings.

Employee Benefits

With respect to each Zhone employee benefit plan in which Paradyne employees participate after the merger, Paradyne employees will be granted credit for service with Paradyne for purposes of determining vesting and entitlement to benefits, including for Paradyne options, severance benefits and vacation entitlement, except to the extent such service credit will result in the duplication of benefits or to the extent that service was not recognized under the Paradyne employee benefit plan.

Prior to the completion of the merger, Paradyne will amend all of its severance plans and policies to provide that any severance payable under these plans and policies will be offset by the amount of damages applicable under the Worker Adjustment Retraining and Notification Act or other similar state law. Zhone has agreed that if any Paradyne employee is terminated after the completion of the merger, such employee will be entitled to severance equal to the greater of (1) the amount of severance the employee would have been entitled to receive under the severance benefits and policies of Paradyne had the employee been involuntarily terminated as of the completion of the merger or (2) the amount of severance the employee would be entitled to receive under Zhone’s severance policies and practices, assuming (for purposes of calculating his or her severance entitlement) that his or her employment with Zhone commenced as of the completion of the merger.

Indemnification of Officers and Directors

The merger agreement provides that all rights to indemnification in effect as of the date of the merger agreement as provided in Paradyne’s certificate of incorporation, bylaws and any indemnification agreements will survive the merger and will continue in full force and effect and be honored, without any amendment, for a period of six years after the completion of the merger.

In addition, prior to completion of the merger, Zhone must obtain a prepaid director and officer insurance policy for Paradyne’s directors and officers, with coverage that is no less favorable than Paradyne’s existing policy, for a period of six years with respect to claims arising from facts or events that occurred on or before the completion of the merger, including the transactions contemplated by the merger agreement.

No Solicitation of Other Transactions

The merger agreement provides that Paradyne and its subsidiaries will not, through any representatives or otherwise:

•	initiate, solicit, knowingly encourage, or take any other action to facilitate any acquisition proposal (as defined below);

•	participate or engage in any discussions or negotiations regarding, or furnish any nonpublic information with respect to, or facilitate any inquiries or proposals that may reasonably be expected to lead to an acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any agreement, commitment or understanding contemplating or relating to any acquisition proposal;

provided that, Paradyne may, in response to an acquisition proposal that was not solicited after the date of the merger agreement or in violation of the terms of the merger agreement, participate in discussions or negotiations with or furnish information to any person that makes an acquisition proposal if:

•	the discussions, negotiations or furnishing of information to that person is subject to a confidentiality agreement containing customary terms and conditions;

•	the Paradyne board of directors reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal could reasonably be expected to lead to a superior proposal (as defined below); and

•	the Paradyne board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that a failure to participate in the discussions or negotiations or furnish information to that person would be inconsistent with its fiduciary duties under applicable law.

In addition, Paradyne has agreed that the Paradyne board of directors will not withdraw, modify or amend in a manner adverse to Zhone its recommendation of the approval of the merger agreement by Paradyne stockholders. However, the Paradyne board of directors may withdraw, modify or amend its recommendation of the merger if, following receipt of a superior proposal:

•	Paradyne has complied with the non-solicitation provisions of the merger agreement;

•	the Paradyne board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that a failure to withdraw, modify or amend its recommendation would be inconsistent with its fiduciary duties under applicable laws; and

•	prior to withdrawing, modifying or amending its recommendation, the Paradyne board of directors has given Zhone at least five days’ notice of its intention to take such action and the opportunity to meet with Paradyne and its outside counsel and financial advisor.

In addition, Paradyne has agreed to promptly advise Zhone of any request for information with respect to any acquisition proposal or any inquiries, proposals, discussions or negotiations with respect to any acquisition proposal, and promptly provide to Zhone copies of any written materials received in connection with the foregoing. With respect to any superior proposal, Paradyne must provide Zhone with an opportunity during the five-day period described above to negotiate revisions to the terms of the merger agreement for the good faith consideration by Paradyne’s board of directors.

The merger agreement defines an “acquisition proposal” as any offer or proposal concerning any of the following:

•	a merger, consolidation, business combination or similar transaction involving Paradyne;

•	a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of Paradyne that represent 20% or more of the consolidated assets of Paradyne and its subsidiaries;

•	an issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of voting power of Paradyne;

•	a transaction in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of Paradyne’s outstanding voting capital stock; or

•	any combination of the foregoing (other than the merger contemplated by the merger agreement).

The merger agreement defines a “superior proposal” as a bona fide written offer made by any person other than Zhone or Parrot that:

•	is not solicited by Paradyne in violation of the non-solicitation provisions of the merger agreement;

•	concerns an acquisition proposal involving Paradyne, except that for purposes of this definition references in the above definition of acquisition proposal to “20%” are changed to “50%”;

•	is on terms that the Paradyne board of directors in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to Paradyne stockholders than the transactions contemplated by the merger agreement; and

•	is, in the good faith judgment of the Paradyne board of directors, reasonably likely to be financed and completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

Conditions to Completion of the Merger

The respective obligations of Zhone and Paradyne to effect the merger are subject to the satisfaction or waiver, prior to the completion of the merger, of customary conditions, including the following:

•	the registration statement covering the shares of Zhone common stock to be issued to Paradyne stockholders in the merger has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement has been issued or threatened by the SEC;

•	the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of the shares of Zhone common stock) have been approved by the requisite vote of the stockholders of Zhone and Paradyne;

•	no governmental agency or court has issued any order, decree, judgment or injunction that prevents or prohibits consummation of the completion of the merger or any other transaction contemplated by the merger agreement;

•	all material consents, approvals and authorizations of any governmental entity have been obtained, and any applicable waiting periods have expired or been terminated; and

•	the shares of Zhone common stock issuable to the Paradyne stockholders in the merger and upon exercise of the Paradyne options have been approved for listing on the Nasdaq National Market.

In addition, the obligations of Zhone and Parrot to effect the merger are subject to the satisfaction or waiver, prior to the completion of the merger, of each of the following conditions:

•	the representations and warranties of Paradyne will be true and correct as of the date the merger is to be completed, except where the failure of those representations and warranties to be true and correct would not have a material adverse effect on Paradyne;

•	Paradyne has performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with prior to the date the merger is to be completed;

•	Paradyne has obtained all material consents, approvals and authorizations required pursuant to the merger agreement;

•	since the date of the merger agreement, no event will have occurred that has a material adverse effect on Paradyne;

•	Paradyne’s chief executive officer and chief financial officer have not failed to provide, with respect to Paradyne’s filings with the SEC after the date of the merger agreement, any necessary certification required by the Sarbanes-Oxley Act; and

•	Paradyne’s adjusted cash balance is (1) at least $38.0 million if the merger is completed on or before October 31, 2005, (2) $37.0 million if the merger is completed after October 31, 2005 but on or before November 30, 2005, and (3) $36.0 million if the merger is completed after November 30, 2005 but on or before December 31, 2005. The merger agreement defines “adjusted cash balance” as (A) the sum of Paradyne’s cash, cash equivalents and securities available for sale (each determined in accordance with GAAP consistently applied) as of the last day of the calendar month preceding the completion of the merger plus (B) the amount of all transaction expenses relating to the merger agreement and the merger incurred by Paradyne as of the same month end.

In addition, the obligations of Paradyne to effect the merger are subject to the satisfaction or waiver, prior to the completion of the merger, of each of the following conditions:

•	the representations and warranties of Zhone and Parrot will be true and correct as of the date the merger is to be completed, except where the failure of those representations and warranties to be true and correct would not have a material adverse effect on Zhone;

•	Zhone has performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with prior to the date the merger is to be completed;

•	Zhone has obtained all material consents, approvals and authorizations, required pursuant to the merger agreement;

•	since the date of the merger agreement, no event will have occurred that has a material adverse effect on Zhone;

•	Zhone’s chief executive officer and chief financial officer have not failed to provide, with respect to Zhone’s filings with the SEC after the date of the merger agreement, any necessary certification required by the Sarbanes-Oxley Act; and

•	Paradyne has received a written opinion of Alston & Bird to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

(1) by mutual written consent of the Zhone and Paradyne boards of directors;

(2) by Zhone or Paradyne if:

(a) the merger has not been completed prior to December 31, 2005, unless it is the terminating party’s failure to fulfill any obligation under the merger agreement that resulted in the failure of the merger to occur on or before that date;

(b) any governmental entity has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or ruling has become final and nonappealable; or

(c) the approval by the stockholders of Zhone and Paradyne required for consummation of the merger is not obtained, unless it is the terminating party’s failure to fulfill any obligation under the merger agreement that resulted in the failure to obtain the approval of such party’s stockholders;

(3) by Zhone if:

(a) the Paradyne board of directors has: (i) failed to make, or withdrawn or adversely modified its recommendation of the merger, (ii) approved or recommended to its stockholders an acquisition proposal other than that contemplated by the merger agreement or entered into any agreement with respect to an acquisition proposal, (iii) after an acquisition proposal has been made, failed to affirm its recommendation of the merger within five days of any request by Zhone to do so or (iv) recommended that its stockholders tender their shares in any tender offer or exchange offer that is commenced (other than by Zhone) which, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock; or

(b) there has been a breach by Paradyne of any representation, warranty or covenant contained in the merger agreement that (i) would result in Paradyne’s failure to satisfy specified merger conditions and (ii) is not cured within 20 days or prior to December 31, 2005, if sooner; provided that Zhone is not in material breach of its obligations or its representations and warranties under the merger agreement and Zhone has given Paradyne at least 20 days’ prior written notice;

(4) by Paradyne if:

(a) it receives a superior proposal and Paradyne has complied with certain obligations under the merger agreement, including (i) giving Zhone five days’ written notice of the Paradyne board of directors’ decision to terminate; (ii) renegotiating in good faith with Zhone during this five-day period without receiving a competing proposal from Zhone that Paradyne’s board of directors has determined to be as favorable to Paradyne’s stockholders as the superior proposal, and (iii) paying Zhone the termination fee required under the merger agreement (as described below);

(b) the Zhone board of directors has failed to make, or has withdrawn or adversely modified its recommendation of the issuance of shares of Zhone common stock; or

(c) there has been a breach by Zhone of any representation, warranty or covenant contained in the merger agreement that (i) would result in Zhone’s failure to satisfy specified merger conditions and (ii) is not cured within 20 days or prior to December 31, 2005, if sooner; provided that Paradyne is not in material breach of its obligations or its representations and warranties under the merger agreement and Paradyne has given Zhone at least 20 days’ prior written notice.

Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, Zhone and Paradyne will share equally all expenses related to printing, filing and mailing the registration statement and the joint proxy statement/prospectus, all SEC filing fees incurred in connection therewith, and the filing fees related to any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Termination Fee

Under the terms of the merger agreement, Paradyne has agreed to pay Zhone a termination fee of $2.0 million in the event that the merger agreement is terminated:

•	by Paradyne because it receives a superior proposal; or

•	by Zhone because the Paradyne board of directors: (1) fails to make, or withdraws or adversely modifies its recommendation to the Paradyne stockholders of the merger agreement, (2) approves or recommends an acquisition proposal other than that contemplated by the merger agreement or enters into any agreement with respect to an acquisition proposal, (3) following an acquisition proposal, fails to affirm its recommendation to the Paradyne stockholders of the merger agreement within five days of any request by Zhone to do so or (4) recommends that its stockholders tender their shares in a tender offer or exchange offer that is commenced (other than by Zhone) which, if successful, would result in any person or group becoming a beneficial owner of 20% or more of Paradyne’s outstanding shares of capital stock.

Paradyne will also be required to pay Zhone the $2.0 million termination fee if all of the following conditions are met:

•	the merger agreement has been terminated on either of the following bases:

•	Zhone terminates the merger agreement due to a breach by Paradyne of any representation, warranty or covenant contained in the merger agreement; or

•	Zhone or Paradyne terminates the merger agreement because the merger has not been completed prior to December 31, 2005 or the Paradyne stockholders failed to approve the adoption of the merger;

•	at any time after the date of the merger agreement but before its termination, an acquisition proposal has been publicly made, proposed or communicated; and

•	within twelve months following the termination of the merger agreement, Paradyne consummates or enters into an agreement with respect to the acquisition proposal which is subsequently consummated.

Amendment and Waiver

Subject to applicable law, the parties may amend the merger agreement in writing at any time prior to the completion of the merger. In addition, at any time prior to the completion of the merger, any party to the merger agreement may (1) extend the time for performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties of the other party and (3) waive compliance by the other party with any of the agreements or conditions in the merger agreement. However, after a party has received the approval of its stockholders, no amendment, extension or waiver can be made that by law or in accordance with the rules of the Nasdaq National Market requires further stockholder approval without such further approval.

VOTING AGREEMENTS

The following summary describes specified aspects of the voting agreements. This discussion does not purport to be complete and is qualified in its entirety by reference to the voting agreements, which are attached as Annex B and Annex C and incorporated herein by reference. We urge you to read the voting agreements carefully and in their entirety.

Zhone Stockholders

As an inducement to Paradyne to enter into the merger agreement, certain persons and entities affiliated with Texas Pacific Group, Kohlberg Kravis Roberts & Co., L.P., and New Enterprise Associates, each of whom is a significant stockholder of Zhone, Michael Connors, Robert Dahl and James Timmins, each of whom is a director of Zhone, and Morteza Ejabat, Jeanette Symons and Kirk Misaka, each of whom is an executive officer of Zhone, entered into a voting agreement with Paradyne. As of the record date for the Zhone special meeting, these stockholders beneficially owned an aggregate of approximately [            ] shares of Zhone common stock representing approximately [        ]% of the outstanding shares of Zhone common stock, including [            ] shares of Zhone common stock issuable upon the exercise of outstanding options exercisable within 60 days.

Pursuant to the terms of the voting agreement, each stockholder agreed to vote (1) in favor of the merger, the adoption of the merger agreement, the issuance of Zhone common stock pursuant to the merger and the approval of transactions contemplated by the merger agreement, and (2) against any proposal, action or transaction that would impede, frustrate, prevent or nullify the merger, the merger agreement, the issuance of Zhone common stock pursuant to the merger or the transactions contemplated by the merger agreement. Each stockholder appointed Patrick Murphy as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Zhone common stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Each stockholder also agreed not to sell, transfer or otherwise dispose of such stockholder’s shares of Zhone common stock, subject to certain exceptions provided in the voting agreement.

The voting agreement terminates upon the earlier to occur of (1) the completion of the merger or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Termination of the Merger Agreement” on page 59.

Paradyne Stockholders

As an inducement to Zhone and Parrot to enter into the merger agreement, Sean Belanger, Patrick Murphy, Thomas Epley, Scott Chandler, Keith Geeslin, William Stensrud and David Walker, each of whom is a director or executive officer of Paradyne, entered into a voting agreement with Zhone and Parrot. As of the record date for the Paradyne special meeting, these stockholders beneficially owned an aggregate of approximately [            ] shares of Paradyne common stock, representing approximately [        ]% of the outstanding shares of Paradyne common stock, including [            ] shares of Paradyne common stock issuable upon the exercise of outstanding options exercisable within 60 days, but excluding certain shares with respect to which these stockholders have disclaimed beneficial ownership.

Pursuant to the terms of the voting agreement, each stockholder agreed to vote (1) in favor of the merger, the adoption of the merger agreement and the approval of transactions contemplated by the merger agreement, (2) against any acquisition proposal other than contemplated by the merger agreement with Zhone, and (3) against any proposal, action or transaction that would impede, frustrate, prevent or nullify the merger, the merger agreement or the transactions contemplated by the merger agreement. Each stockholder appointed Morteza Ejabat as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Paradyne common stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Each stockholder also agreed not to sell, transfer or otherwise dispose of such stockholder’s shares of Paradyne common stock, subject to certain exceptions provided in the voting agreement.

In addition, similar to the non-solicitation provisions in the merger agreement, each stockholder agreed not to (1) solicit, initiate or knowingly encourage or take any other action to facilitate any competing acquisition proposal, (2) participate or engage in any discussions or negotiations or furnish nonpublic information to any person with respect to any inquiry or proposal that could reasonably be expected to lead to a competing acquisition proposal, or (3) engage in any discussions with any person with respect to a competing acquisition proposal.

The voting agreement terminates upon the earlier to occur of (1) the completion of the merger or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Termination of the Merger Agreement” on page 59.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS OF ZHONE AND PARADYNE

The following selected unaudited pro forma condensed combined consolidated financial statements give effect to the merger of Zhone and Paradyne under the purchase method of accounting. The pro forma adjustments are made as if the merger had been completed at the beginning of the year (January 1, 2004) for the results of operations data for the year ended December 31, 2004 and for the three months ended March 31,2005, and for balance sheet purposes as of March 31, 2005. On July 1, 2004, Zhone acquired all of the outstanding stock of Sorrento Networks Corporation. This transaction was determined to be significant to Zhone for the purposes of preparing the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004. For the purposes of presenting the unaudited pro forma condensed combined financial data below, the statements of operations of Zhone and Paradyne for the year ended December 31, 2004 were combined with the statement of operations of Sorrento for the six months ended April 30, 2004.

Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any excess purchase price is recorded as goodwill. A preliminary valuation was conducted in order to assist the management of Zhone in determining the fair values of a significant portion of these assets and liabilities. This preliminary valuation has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets and liabilities assumed of Paradyne that exist as of the date of the completion of the merger.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Zhone and Paradyne are in the process of making these assessments and estimates of these costs are not currently known. However, costs will ultimately be recorded for severance or relocation of employees, including severance and related benefits for certain executive officers of Paradyne, costs for vacating certain leased facilities of Paradyne, including costs incurred to consolidate Paradyne and Zhone’s manufacturing facilities, and other costs associated with exiting activities, such as the potential cancellation of projects in development and the associated assets that would affect amounts in the pro forma financial statements. In addition, management is in the process of identifying and evaluating the possible divestiture of the non-strategic and legacy narrowband business of Paradyne. Depending on the timing of such decisions, these costs will either be recorded as part of the purchase price of the acquisition or charged to expense in the combined company’s statement of operations in the period in which they are incurred.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Paradyne’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

These unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Zhone and the historical consolidated financial statements and accompanying notes of Paradyne incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

March 31, 2005

(in thousands)

	Historical		Pro forma Adjustments			Pro forma Combined
	Zhone	Paradyne
			(note 3)
ASSETS
Current assets:
Cash and cash equivalents	$41,665	$42,239	$—			$83,904
Short-term investments	19,419	—	—			19,419
Accounts receivable, net of allowances for sales return and doubtful accounts	18,239	17,459	(131)	a	)	35,567
Inventories	43,164	18,229	—			61,393
Prepaid expenses and other current assets	3,294	2,017	—			5,311

Total current assets	125,781	79,944	(131)			205,594

Property and equipment, net	22,877	3,038	—			25,915
Goodwill	157,232	—	60,231	j)		217,463
Other acquisition related intangible assets, net	15,590	6,645	(6,645)	b)		72,930
			57,340	j)
Restricted cash	758	—	—			758
Other assets	367	474	—			841

Total assets	$322,605	$90,101	$110,795			$523,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,751	$6,641	$(131)	a)		$27,261
Line of credit	14,500	—	—			14,500
Current portion of long-term debt	4,363	—	—			4,363
Accrued and other liabilities	16,209	9,343	1,073	c)		26,625

Total current liabilities	55,823	15,984	942			72,749

Long-term debt, less current portion	40,116	—	—			40,116
Other long-term liabilities	1,464	—	—			1,464

Total liabilities	97,403	15,984	942			114,329

Stockholders’ equity:
Common stock	94	47	(47)	d)		145
			51	k)
Additional paid-in capital	862,696	149,246	(149,246)	d)		1,050,785
			161,960	k)
			26,129	l)
Notes receivable from stockholders	(550)	(16)	—			(566)
Deferred compensation	(379)	(113)	113	d)		(4,533)
			(4,154)	m)
Other comprehensive income (loss)	(125)	721	(721)	d)		(125)
Accumulated deficit	(636,534)	(75,768)	75,768	d)		(636,534)

Total stockholders’ equity	225,202	74,117	109,853			409,172

Total liabilities and stockholders’ equity	$322,605	$90,101	$110,795			$523,501

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Year Ended December 31, 2004

(in thousands, except per share data)

	Historical			Pro forma Adjustments			Pro forma Combined
	Zhone	Sorrento*	Paradyne
				(note 3)
Net revenue	$97,168	$12,492	$102,288	$(1,109)		a)	$210,839
Cost of revenue	55,305	9,788	62,137	(1,109)		a)	126,121

Gross profit	41,863	2,704	40,151	—			84,718

Operating expenses:
Research and product development	23,210	4,653	15,942	—			43,805
Sales and marketing	21,958	3,826	17,691	—			43,475
General and administrative	10,416	4,480	6,806	—			21,702
Purchased in process research and development	8,631	—	927	—			9,558
Restructuring charges	—	—	1,710	—			1,710
Stock-based compensation	1,396	—	141	2,538		o)	4,075
Amortization and impairment of intangible assets	10,132	—	1,572	1,619		e)	22,628
				8,810		n)
				495		p)
Other operating (income) expense, net	—	21	(800)	—			(779)

Total operating expenses	75,743	12,980	43,989	13,462			146,174

Operating loss	(33,880)	(10,276)	(3,838)	(13,462)			(61,456)
Other income (expense), net	(1,561)	(2,106)	694	—			(2,973)

Loss before income taxes	(35,441)	(12,382)	(3,144)	(13,462)			(64,429)
Income tax provision	205	—	—	—			205

Net loss	$(35,646)	$(12,382)	$(3,144)	$(13,462)			$(64,634)

Basic and diluted net loss per share	$(0.42)	$(0.74)	$(0.07)				$(0.45)
Weighted average shares outstanding used to compute basic and diluted net loss per share	85,745	16,649	45,614	7,823 (16,649 (45,614 51,432	) )	f) g) h) i)	145,000

*	Represents the historical results of operations of Sorrento for the six months ended April 30, 2004 prior to the acquisition by Zhone on July 1, 2004.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Three Months Ended March 31, 2005

(in thousands, except per share data)

	Historical		Pro forma Adjustments		Pro forma Combined
	Zhone	Paradyne
			(note 3)
Net revenue	$27,563	$26,694	$(163)	a)	$54,094
Cost of revenue	15,594	16,797	(163)	a)	32,228

Gross profit	11,969	9,897	—		21,866

Operating expenses:
Research and product development	5,910	4,252	—		10,162
Sales and marketing	6,134	4,480	—		10,614
General and administrative	2,027	1,735	—		3,762
Stock-based compensation	128	33	289	o)	450
Amortization and impairment of intangible assets	2,257	516	2,079	n)	4,976
			124	p)
Other operating income, net	—	(765)	—		(765)

Total operating expenses	16,456	10,251	2,492		29,199

Operating loss	(4,487)	(354)	(2,492)		(7,333)
Other income (expense), net	(606)	290	—		(316)

Loss before income taxes	(5,093)	(64)	(2,492)		(7,649)
Income tax provision	38	—	—		38

Net loss	$(5,131)	$(64)	$(2,492)		$(7,687)

Basic and diluted net loss per share	$(0.05)	$(0.00)			$(0.05)
Weighted average shares outstanding used to compute basic and diluted net loss per share	94,100	46,610	(46,610 51,432)	h) i)	145,532

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

1. Basis of presentation

These unaudited pro forma condensed combined consolidated financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. On July 1, 2004, Zhone acquired all of the outstanding stock of Sorrento Networks Corporation. This transaction was determined to be significant to Zhone for the purposes of preparing the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004. For the purposes of presenting the unaudited pro forma condensed combined financial data below, the statements of operations of Zhone and Paradyne for the year ended December 31, 2004 were combined with the statement of operations of Sorrento for the six months ended April 30, 2004. These unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical financial statements of each of Zhone and Paradyne, which are incorporated by reference in this joint proxy statement/prospectus.

The financial statements of Zhone and Paradyne are prepared in accordance with accounting principles generally accepted in the United States.

2. Pro forma transaction

On July 7, 2005, Zhone and Paradyne entered into a merger agreement, whereby Zhone would acquire all of the issued and outstanding shares, stock options and warrants of Paradyne in exchange for the issuance of shares, stock options and warrants of Zhone. The estimated fair value per share of Zhone common stock of $3.15 is based on the average closing market price on the two days prior to the announcement of the merger, the day of announcement and the two days following the announcement.

The fair value of the Paradyne stock options and warrants, for purposes of the estimated purchase consideration, has been calculated based on the Black-Scholes option pricing model and all options and warrants outstanding at July 7, 2005, using an estimated fair market value of $3.15 per share and the following assumptions:

Risk-free interest rate	3.72%
Expected dividend yield	0%
Expected life	5 years
Volatility	74.0%

The total purchase consideration is dependent on the actual number of shares, options and warrants to purchase Paradyne common stock outstanding on the date the merger closes.

The estimated total purchase consideration is as follows (in thousands):

	Shares To be Issued by Zhone	Estimated Fair Value
Shares of common stock	51,432	$162,011
Stock options and warrants	16,343	26,129
Estimated acquisition costs to be incurred by Zhone		1,073

		$189,213

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

The purchase consideration was allocated to assets acquired and liabilities assumed based on management’s preliminary analysis and estimates of their fair values, which was based primarily on a preliminary valuation prepared by a third party. Management’s estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

The preliminary allocation of the purchase price as of March 31, 2005, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

Estimated Fair Value
Net tangible assets	$67,488
Goodwill	60,231
Identifiable intangible assets	57,340
Deferred compensation	4,154

$189,213

Identifiable intangibles consist primarily of developed and core technology, patents and customer relationships with estimated lives that range from four to seven years.

The intrinsic value of the unvested stock options is recorded as deferred compensation. The allocation of the purchase price to deferred compensation will be affected by the closing price of Zhone common stock and the number of unvested options assumed on the closing date of the merger. For purposes of the pro forma condensed combined consolidated financial statements, a closing date market price of $3.15 for Zhone common stock has been used in the calculation of the intrinsic value allocated to deferred compensation. The deferred compensation will be amortized on an accelerated method over the remaining vesting periods of the options.

3. Pro forma adjustments

The unaudited pro forma condensed combined consolidated financial statements give effect to the transaction described in Note 2 as if it had occurred on March 31, 2005 for purposes of the pro forma condensed combined consolidated balance sheet and on January 1, 2004 for purposes of the pro forma condensed combined consolidated statements of operations. The pro forma consolidated statements of operations do not include any material non-recurring charges that will arise as a result of the transaction described in Note 2. Adjustments in the pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to eliminate sale of products to Paradyne by Zhone.

(b)	Adjustment to eliminate Paradyne’s historical intangibles.

(c)	Adjustment to record estimated transaction costs of Zhone in the Paradyne merger.

(d)	Adjustment to eliminate Paradyne’s historical stockholders’ equity.

(e)	Adjustment to record estimated amortization of acquired intangibles assuming consummation of the Sorrento merger on January 1, 2004.

(f)	Adjustment to weight shares issued in the Sorrento merger to reflect consummation of the merger on January 1, 2004.

(g)	Adjustment to eliminate Sorrento weighted average shares.

(h)	Adjustment to eliminate Paradyne weighted average shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(i)	Adjustment to record incremental shares issued in the Paradyne merger.

(j)	Adjustment to record estimated goodwill and other intangible assets relating to the Paradyne merger.

(k)	Adjustment to reflect fair value of common stock issued for Paradyne.

(l)	Adjustment to reflect fair value of options and warrants assumed.

(m)	Adjustment to record deferred compensation on Paradyne’s outstanding options based upon the unvested portion of the intrinsic value of the options for which future services are required.

(n)	Adjustment to record estimated amortization of acquired intangibles assuming consummation of the merger on January 1, 2004 and useful lives of 4-7 years, net of amortization recorded by Paradyne.

(o)	Adjustment to record estimated amortization of deferred stock-based compensation.

(p)	Adjustment to record estimated amortization of restrictive non-compete covenants.

COMPARISON OF STOCKHOLDER RIGHTS

AND CORPORATE GOVERNANCE MATTERS

Both Zhone and Paradyne are incorporated under the laws of the State of Delaware. Any differences in the rights of holders of Paradyne capital stock and Zhone capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, Paradyne’s capital stock will automatically convert into the right to receive shares of capital stock of Zhone, which will be governed by the Zhone certificate of incorporation and the Zhone bylaws.

The following is a summary of material differences between the current rights of Zhone stockholders and the current rights of Paradyne stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Zhone and Paradyne stockholders and it is qualified in its entirety by reference to the Delaware General Corporation Law, which we refer to as the DGCL, and the various documents of Zhone and Paradyne to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Zhone and being a stockholder of Paradyne. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” on page 86.

Zhone	Paradyne

AUTHORIZED CAPITAL STOCK

Common Stock. Zhone’s certificate of incorporation authorizes Zhone to issue 900,000,000 shares of common stock, par value $0.001 per share.	Common Stock. Paradyne’s certificate of incorporation authorizes Paradyne to issue 80,000,000 shares of common stock, par value $0.001 per share.

Preferred Stock. Zhone’s certificate of incorporation authorizes Zhone to issue 25,000,000 shares of preferred stock, par value $0.001 per share. The Zhone certificate of incorporation also authorizes Zhone’s board of directors to provide for the issuance of shares of Zhone preferred stock in one or more series, and to fix the voting powers (if any), designations, powers, preferences and rights of the shares of each series and any qualifications, limitation or restrictions thereof. As of the date of this joint proxy statement/prospectus, there are no shares of Zhone preferred stock issued and outstanding.	Preferred Stock. Paradyne’s certificate of incorporation authorizes Paradyne to issue 5,000,000 shares of preferred stock, par value $0.001 per share. The Paradyne certificate of incorporation also authorizes Paradyne’s board of directors to provide for the issuance of shares of Paradyne preferred stock in one or more series, and to fix or alter the designations, powers, preferences and rights of the shares of each series and any qualifications, limitation or restrictions thereof. As of the date of this joint proxy statement/prospectus, there are no shares of Paradyne preferred stock issued and outstanding.

BOARD OF DIRECTORS Number of Directors Under the DGCL, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person.

Although the Zhone bylaws initially set the authorized number of directors at seven, the Zhone board of directors or stockholders can change the authorized number of directors, provided that the number of directors must not be fewer than three or greater than eleven. The authorized number of directors is presently eight.	The Paradyne certificate of incorporation provides that the number of directors of Paradyne will be fixed exclusively by one or more resolutions adopted by the board of directors. The board of directors of Paradyne currently has seven members.

Classification of Directors The DGCL permits classification of a Delaware corporation’s board of directors if the corporation’s certificate of incorporation so provides.

The Zhone certificate of incorporation provides for the division of the Zhone board of directors into three classes with staggered three year terms.	The Paradyne board of directors is divided into three classes with one class being elected each year. Members of the Paradyne board of directors are elected to serve a term of three years, and until their successors are elected and qualified or until their death, resignation or removal.

Removal of Directors

The DGCL provides that, in the absence of cumulative voting or a classified board, unless a corporation’s certificate of incorporation provides that any director or the entire board of directors may be removed only for cause, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.

The Zhone certificate of incorporation provides that, subject to the rights of the holders of Zhone preferred stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all shares of Zhone common stock entitled to vote generally in the election of directors. The Zhone certificate of incorporation further provides that whenever the holders of one or more series of Zhone preferred stock has the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the features of such directorship will be governed by the rights of the Zhone preferred stock as set forth in the certificate of designation governing the series.	Paradyne’s certificate of incorporation and bylaws provide that neither the board of directors nor any individual director may be removed without cause. Any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, whenever the holders of any class or classes are entitled to elect directors, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes then in office or by a sole remaining director so elected.

The Zhone certificate of incorporation provides that, subject to the rights of the holders of any class of Zhone common stock or series of Zhone preferred stock then outstanding, vacancies in the Zhone board of directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause and newly created directorships resulting from any increase in the number of directors may be filled by the Zhone board of directors, provided that a quorum is then in office and present, by a majority of the directors then	Vacancies on the board of directors of Paradyne, including vacancies resulting from an increase in the authorized number of directors or from the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the directors determine by resolution that any such vacancies shall be filled by the stockholders. Pursuant to the Paradyne certificate of incorporation and Delaware law, directors elected to fill any

in office, if less than a quorum is then in office, or by the sole remaining director. The Zhone certificate of incorporation further provides that whenever the holders of one or more series of Zhone preferred stock has the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the filling of vacancies and other features of such directorship will be governed by the rights of such Zhone preferred stock as set forth in the certificate of designation governing such series.	vacancy shall serve for the remainder of the term of the director for which the vacancy was created or occurred and until their successors are elected and qualified.

STOCKHOLDER MEETINGS

Action by Written Consent of Stockholders

The DGCL provides that unless a corporation otherwise provides in its certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter are present.

The Zhone certificate of incorporation provides that Zhone’s stockholders may not take any action by written consent.	The Paradyne certificate of incorporation provides that no action may be taken by the stockholders by written consent.

Ability to Call Special Meetings of the Stockholders

The DGCL provides that a special stockholder meetings may be called by the board of directors, or by any person or persons authorized to do so by the certificate of incorporation or bylaws.

The Zhone bylaws provide that special meetings of the stockholders may be called only by the Zhone board of directors, the Chairman of the Board or the Chief Executive Officer.	Special meetings of Paradyne stockholders may be called by Paradyne’s board of directors (pursuant to a resolution adopted by a majority of the total number of authorized directors), the chairman of the board, the chief executive officer or holders of the shares entitled to cast not less than 50% of the votes at the meeting.

Advance Notice Provision for Stockholder Proposals

The Zhone bylaws allow stockholders to propose business to be brought before an annual meeting of stockholders. In addition, the Zhone bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Zhone’s board of directors at an annual meeting or at a special meeting of stockholders called for the purpose of electing directors. However, proposals and nominations may only be made by a stockholder who has given proper, timely notice in writing to the Secretary of Zhone before the stockholder meeting.	Under Paradyne’s bylaws, in order for a stockholder to nominate candidates for election to Paradyne’s board of directors at any annual meeting of stockholders at which directors will be elected, timely written notice must be given to the Secretary of Paradyne before the annual meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders meeting, timely written notice must be given to the Secretary of Paradyne before the annual meeting.

Under Zhone’s bylaws, to be timely, notice of stockholder proposals or nominations to be brought before an annual meeting of stockholders must be received by the Secretary of Zhone not less than 90 calendar days prior to the date of the anniversary of the previous year’s annual meeting. If the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year’s annual meeting, notice will also be timely if received by Zhone if it is received by the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or publicly disclosed. Under Zhone’s bylaws, to be timely, notice of stockholder nominations to be brought before a special meeting of stockholders called for the purpose of electing directors must be received by the Secretary of Zhone by the close of business on the tenth day following the earlier of the day on which notice of the date of the special meeting was mailed or publicly disclosed.

Stockholder nominations and proposals may not be brought before any Zhone stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Zhone’s stockholder advance notice procedures.

Under Paradyne’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be delivered to the Secretary of Paradyne at the principal executive offices of Paradyne no later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made.

Under Paradyne’s bylaws, special meetings may be called by persons other than the Paradyne board of directors, provided that a written request, specifying the general nature of the business proposed to be transacted, is delivered to the chairman of the Paradyne board of directors, the chief executive officer or the Secretary of Paradyne. In the case of a special meeting involving board elections, notice of a stockholder nomination must be delivered to the Secretary of Paradyne at the principal executive offices of Paradyne not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to such meeting or 10 days following the day on which public announcement is first made of the date of the special meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class.

The Zhone certificate of incorporation provides that Zhone may amend or repeal any provision contained in the certificate of incorporation in a manner consistent with Delaware law. However, the Zhone certificate of incorporation provides that 66 2/3% of the voting power of all shares of Zhone entitled to vote generally in the election of directors is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with the provisions of Zhone’s certificate of incorporation regarding its board of directors (Article V), the liability of its directors (Article VI), indemnification of its directors and officers (Article VII), actions taken by its stockholders (Article VIII) and amendments to its certificate of incorporation and bylaws (Article IX).	Notwithstanding any provision of Delaware law which might otherwise permit a lesser vote or no vote, Paradyne’s certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of the voting stock of Paradyne, voting together as a single class, in order to alter, amend or repeal any provision of the certificate of incorporation.

AMENDMENT OF BYLAWS

Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

The Zhone bylaws may be amended only in accordance with Zhone’s certificate of incorporation, which provides that the Zhone bylaws may be adopted, amended or repealed by Zhone’s board of directors or stockholders, provided that any such action by Zhone’s stockholders must be approved by the affirmative vote of the holders of 66 2/3% of the voting power of all shares of Zhone entitled to vote generally in the election of directors.	Paradyne’s certificate of incorporation authorizes the Paradyne board of directors to adopt, amend or repeal any provision of Paradyne’s bylaws. Paradyne’s certificate of incorporation and bylaws further provide that any provision of Paradyne’s bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of Paradyne entitled to vote.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations.

The Zhone certificate of incorporation includes a provision limiting the personal liability of its director and officers to the fullest extent permitted by law.	The Paradyne certificate of incorporation provides that the liability of the directors of Paradyne for monetary damages shall be eliminated to the fullest extent permitted under Delaware law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL permits a corporation to indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Zhone’s certificate of incorporation provides that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Zhone as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses reasonably incurred or suffered by such person in connection therewith, including attorney’s fees, judgments, fines and amounts paid in settlement, and held harmless by Zhone to the fullest extent permitted by the DGCL. The indemnification rights conferred by Zhone are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Zhone’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Zhone is authorized to purchase and maintain insurance on behalf of its directors and officers.	The Paradyne bylaws provide that Paradyne must indemnify each director of Paradyne to the fullest extent permitted by Delaware law, provided that in certain circumstances, Paradyne is not required to indemnify directors in connection with any proceeding initiated by such director. The Paradyne bylaws further provide that Paradyne may modify the extent of its indemnification by individual contracts with its directors. The indemnification rights conferred by Paradyne are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Paradyne’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. Paradyne’s bylaws permit, but do not require, Paradyne to indemnify its employees, including its officers, and other agents as set forth under Delaware law. Paradyne is authorized, upon approval by the board of directors, to purchase and maintain insurance on behalf of any person or persons required or permitted to be indemnified.

Additionally, Zhone will pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Zhone receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by Zhone, as authorized by the respective bylaws of Zhone.	In addition, Paradyne may advance expenses incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, because that person is or was a director, or is or was serving at the request of Paradyne as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, in advance of the final disposition of the proceeding. The advance of expenses will be made only if Paradyne receives an undertaking by or on behalf of a director to repay all amounts advanced if it is ultimately determined that the director is not entitled to be indemnified by Paradyne, as authorized by Paradyne’s certificate of incorporation and bylaws. Paradyne shall not advance the expenses of any officer if a determination is made by the majority of disinterested directors that there is clear and convincing evidence that the person acted in bad faith and in a manner that the person did not believe to be in the best interests of Paradyne.

STOCKHOLDER RIGHTS PLAN

Zhone currently does not have a stockholder rights plan in effect.	Paradyne currently does not have a stockholder rights plan in effect.

STATE ANTI-TAKEOVER STATUTES

Section 203 of the DGCL protects publicly-traded Delaware corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203.

Zhone’s certificate of incorporation and bylaws do not contain any provisions that exclude Zhone from the restrictions prescribed by Section 203 of the DGCL.	Paradyne’s certificate of incorporation and bylaws do not contain any provisions that exclude Paradyne from the restrictions prescribed by Section 203 of the DGCL.

THE ZHONE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Zhone stockholders as part of a solicitation of proxies by the Zhone board of directors for use at a special meeting of Zhone stockholders. This joint proxy statement/prospectus provides Zhone stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Zhone stockholders.

Date, Time and Place

The special meeting of Zhone stockholders will be held on [                    ], 2005 at [    ] a.m., local time, at Zhone’s principal offices at 7001 Oakport Street, Oakland, California 94621.

Matters for Consideration

The Zhone special meeting is being held for the following purposes:

•	to approve the issuance of Zhone common stock pursuant to the Agreement and Plan of Merger, dated as of July 7, 2005, by and among Zhone, Parrot Acquisition Corp., a wholly owned subsidiary of Zhone, and Paradyne;

•	to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies with respect to the proposed issuance of Zhone common stock pursuant to the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

The approval of the issuance of Zhone common stock pursuant to the merger agreement is required in order for Zhone to consummate the merger.

Recommendation of the Zhone Board of Directors

The Zhone board of directors has unanimously approved the merger agreement and unanimously recommends that Zhone stockholders vote “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement. See “The Merger—Zhone’s Reasons for the Merger” and “The Merger—Recommendation of the Zhone Board of Directors” on pages 27 and 29, respectively, for a more detailed discussion of the recommendation of the Zhone board of directors.

Voting Procedures and Revocation of Proxies

Your vote is important. Whether or not you expect to attend the Zhone special meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the special meeting. Returning the proxy card does not deprive you of your right to attend the Zhone special meeting and to vote your shares in person.

Voting in Person

If you plan to attend the Zhone special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Zhone special meeting, you must bring to the special meeting a proxy from the record holder authorizing you to vote at the Zhone special meeting.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Zhone common stock as a record holder, you may vote by signing and dating the enclosed proxy card and promptly returning it in the enclosed envelope. If, on the other hand, you hold your shares of Zhone common stock in “street name,” then you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to issue Zhone common stock pursuant to the merger agreement.

Revocation

You may revoke your proxy at any time before your proxy is voted at the Zhone special meeting by taking any of the following actions:

•	submitting another proxy card bearing a later date;

•	delivering written notice of revocation to Zhone’s Corporate Secretary at 7001 Oakport Street, Oakland, California 94621; or

•	attending the Zhone special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Record Date and Shares Entitled to Vote

Only holders of record of Zhone common stock at the close of business on the record date, [                    ], 2005, are entitled to notice of and to vote at the special meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the special meeting. As of the record date, there were approximately [            ] shares of Zhone common stock outstanding and entitled to vote at the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Zhone common stock issued and outstanding and entitled to be voted at the special meeting is necessary to constitute a quorum at the Zhone special meeting. The approval of the issuance of common stock in the merger requires the affirmative vote of a majority of the votes cast at the special meeting. On the record date, the directors and executive officers of Zhone and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Zhone common stock, which represent approximately [            ]% of the outstanding shares of Zhone common stock.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of the proposal.

Solicitation of Proxies and Expenses

Zhone is soliciting proxies for the Zhone special meeting from Zhone stockholders. Zhone will bear the entire cost of soliciting proxies from Zhone stockholders, except that Zhone and Paradyne have each agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus forms a part, and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Zhone will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Zhone common stock held by them and secure their voting instructions, if necessary. Zhone will reimburse those record holders for their reasonable expenses. Zhone has also made arrangements with Georgeson Shareholder Communications to assist it in soliciting proxies, and has agreed to pay a fee of approximately $8,750 plus expenses for those services. Zhone also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Zhone stockholders, either personally or by telephone, internet, telegram, facsimile or special delivery letter.

Admission to the Special Meeting

All Zhone stockholders, including stockholders of record and stockholders who hold their shares in “street name” are invited to attend the Zhone special meeting. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted. Zhone stockholders who are not record holders but hold shares in “street name” should provide proof of beneficial ownership on the record date for the Zhone special meeting, such as their most recent account statement or other similar evidence of ownership. Anyone who does not provide valid photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Other Business

As of the date of this joint proxy statement/prospectus, Zhone does not know of any matters that will be presented for consideration at the Zhone special meeting other than as described in this joint proxy statement/prospectus. If any other matters are properly presented for voting at the special meeting or any adjournments or postponements of the special meeting, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

Householding

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this joint proxy statement/prospectus. If you would like to opt out of this practice for future mailings and receive separate proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate joint proxy statement/prospectus without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7001 Oakport Street, Oakland, California 94621, or by calling Zhone at (510) 777-7013. Zhone will promptly send additional copies of this joint proxy statement/prospectus upon receipt of such request. Householding does not apply to stockholders with shares registered directly in their name.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7013

Attn: Investor Relations

THE PARADYNE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Paradyne stockholders as part of a solicitation of proxies by the Paradyne board of directors for use at a special meeting of Paradyne stockholders. This joint proxy statement/prospectus provides Paradyne stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Paradyne stockholders.

Date, Time and Place

The special meeting of Paradyne stockholders will be held on [                    ], 2005 at [            ] a.m., local time, at Paradyne’s principal offices at 8545 126th Avenue North, Largo, Florida 33773.

Matters for Consideration

The Paradyne special meeting is being held for the following purposes:

•	to adopt the Agreement and Plan of Merger, dated as of July 7, 2005, by and among Paradyne, Zhone and Parrot Acquisition Corp., a wholly owned subsidiary of Zhone;

•	to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies with respect to the adoption of the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Paradyne Board of Directors

The Paradyne board of directors has unanimously approved the merger agreement and unanimously recommends that Paradyne stockholders vote “FOR” the proposal to adopt the merger agreement. See “The Merger—Paradyne’s Reasons for the Merger” and “The Merger—Recommendation of the Paradyne Board of Directors” on pages 29 and 32, respectively, for a more detailed discussion of the recommendation of the Paradyne board of directors.

Voting Procedures and Revocation of Proxies

Your vote is important. Whether or not you expect to attend the Paradyne special meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the special meeting. Returning the proxy card does not deprive you of your right to attend the Paradyne special meeting and to vote your shares in person.

Voting in Person

If you plan to attend the Paradyne special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Paradyne special meeting, you must bring to the special meeting a proxy from the record holder authorizing you to vote at the Paradyne special meeting.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Paradyne common stock as a record holder, you may vote by signing and dating the enclosed proxy card and promptly returning it in the enclosed envelope. If, on the other hand, you hold your shares of Paradyne common stock in “street name,” then you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to adopt the merger agreement.

Revocation

You may revoke your proxy at any time before your proxy is voted at the Paradyne special meeting by taking any of the following actions:

•	submitting another proxy card bearing a later date;

•	delivering written notice of revocation to Paradyne’s Corporate Secretary at 8545 126th Avenue North, Largo, Florida 33773; or

•	attending the Paradyne special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Record Date and Shares Entitled to Vote

Only holders of record of Paradyne common stock at the close of business on the record date, [                    ], 2005, are entitled to notice of and to vote at the special meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the special meeting. As of the record date, there were approximately [            ] shares of Paradyne common stock outstanding and entitled to vote at the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Paradyne common stock entitled to vote at the special meeting is necessary to constitute a quorum at the Paradyne special meeting. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Paradyne common stock. On the record date, the directors and executive officers of Paradyne and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Paradyne common stock, which represent approximately [            ]% of the outstanding shares of Paradyne common stock.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the beneficial owner. Because the affirmative vote of a majority of the outstanding shares of Paradyne common stock is required to adopt the merger agreement, abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement.

Solicitation of Proxies and Expenses

Paradyne is soliciting proxies for the Paradyne special meeting from Paradyne stockholders. Paradyne will bear the entire cost of soliciting proxies from Paradyne stockholders, except that Zhone and Paradyne have each agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus forms a part, and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Paradyne will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Paradyne common stock held by them and secure their voting instructions, if necessary. Paradyne will reimburse those record holders for their reasonable expenses. Paradyne has also made arrangements with Georgeson Shareholder Communications to assist it in soliciting proxies, and has agreed to pay a fee of approximately $8,750 plus expenses for those services. Paradyne also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Paradyne stockholders, either personally or by telephone, internet, telegram, facsimile or special delivery letter.

Admission to the Special Meeting

All Paradyne stockholders, including stockholders of record and stockholders who hold their shares in “street name” are invited to attend the Paradyne special meeting. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted. Paradyne stockholders who are not record holders but hold shares in “street name” should provide proof of beneficial ownership on the record date for the Paradyne special meeting, such as their most recent account statement or other similar evidence of ownership. Anyone who does not provide valid photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Other Business

As of the date of this joint proxy statement/prospectus, Paradyne does not know of any matters that will be presented for consideration at the Paradyne special meeting other than as described in this joint proxy statement/prospectus. If any other matters are properly presented for voting at the special meeting or any adjournments or postponements of the special meeting, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

Householding

The SEC rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of the duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will deliver a separate copy of the proxy statement, as requested, to any stockholder at a shared address to which a single copy of that document was delivered. If you prefer to receive separate copies of a proxy statement, either now or in the future, you can request a separate copy of the proxy statement by calling us at (727) 530-2000 or by writing to us at any time at the following address: Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Attn: Secretary.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

(727) 530-2000

Attention: Investor Relations

INFORMATION ABOUT ZHONE

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7000

www.zhone.com

Zhone designs, develops and manufactures telecommunications equipment for telephone companies and cable operators worldwide. Zhone’s Single Line Multi-Service, or SLMS, architecture can deliver IP video, voice over internet protocol and high-speed internet service offerings, all on a single platform that permits a seamless migration from legacy technologies to a converged packet-based architecture. By providing this “triple play” of voice, data and video services on a single platform, Zhone believes that service providers can generate additional revenue sources from these multiple service offerings, and simultaneously lower their operating costs by integrating the functionality that was being provided by separate voice, data and video platforms into a single platform.

Zhone was established to develop the full spectrum of next-generation solutions to alleviate the bandwidth “bottleneck” in the access network. Most of Zhone’s products are based primarily upon its flagship SLMS architecture. From its inception, this new SLMS architecture was specifically designed for the delivery of multiple classes of subscriber services (such as the triple play of voice, data and video), rather than being based on a particular protocol (circuit or packet) or media (copper wire or fiber optic cable). As a result of this interoperability among multiple protocols, media and subscriber services, service providers can seamlessly migrate from traditional circuit to packet technologies, and from copper to fiber technologies without abandoning the investments they have made in their existing infrastructures. This flexibility also allows Zhone’s products to adapt to future technologies while allowing service providers to focus on service delivery. With this SLMS architecture, service providers can leverage their existing networks to deliver the converged triple play offering of voice, data and video services today, while they migrate, either simultaneously or at a future date, from legacy equipment to newer broadband equipment with minimal interruption. Zhone’s SLMS solutions provide an evolutionary path for service providers from their existing infrastructures, as well as give newer service providers the capability to deploy cost-effective, multi-service networks.

In addition to the SLMS product family, Zhone’s product offerings also encompass its optical transport products, and legacy products and services. Zhone’s customer base includes regional, national and international telephone companies, as well as cable service providers. To date, Zhone’s products are deployed by over 300 network service providers on six continents worldwide, including two of the top three cable operators by number of subscribers in North America.

Additional information about Zhone is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 86.

INFORMATION ABOUT PARADYNE

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

(727) 530-2000

www.paradyne.com

Paradyne is a leading developer, manufacturer and distributor of broadband network access products for network service providers and business customers. Paradyne offers solutions for network service providers that utilize existing telephone lines and enable them to offer high speed, cost-effective voice, data and video solutions. Network service providers use Paradyne’s broadband products to enable high-speed connections from the central office to the customer premise. Moreover, Paradyne’s broadband products enable network service providers to more efficiently provide network access services by allowing a high level of management, monitoring and control over network access equipment and circuits. Business customers use Paradyne’s broadband products for high-speed connection of voice and data communications to connect their employees to corporate wide area networks and to the internet using both public and private services provided by network service providers. Paradyne’s products are designed for easy installation by network service providers and end users, significantly reducing the need for installation by an onsite service technician, thereby reducing costs for network access.

As of the end of 2004, Paradyne held more than 205 U. S. patents, more than 90 of which were DSL specific. Paradyne estimates that it sells into more than 400 independent operator companies, or IOCs, which are independent telephone companies. In addition, Paradyne estimates that it shipped to 28 of the top 50 IOCs in 2004.

Additional information about Paradyne is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 86.

LEGAL MATTERS

The validity of the Zhone common stock to be issued pursuant to the merger will be passed upon for Zhone by Latham & Watkins LLP, San Diego, California. Certain U.S. federal income tax consequences of the merger will be passed on for Paradyne by Alston & Bird LLP.

EXPERTS

The consolidated financial statements of Zhone as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the annual report on Form 10-K of Paradyne for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Zhone Stockholder Proposals

Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of Zhone’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to Zhone’s 2006 annual meeting of stockholders, proposals of stockholders must be received at Zhone’s principal executive offices no later than December 5, 2005 (120 calendar days prior to the anniversary of the date of the proxy statement for Zhone’s 2005 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting. Such proposals should be delivered to Zhone Technologies, Inc., Attention: Corporate Secretary, 7001 Oakport Street, Oakland, California 94621.

If a stockholder wishes to present a proposal, including a director nomination, at Zhone’s 2006 annual meeting of stockholders and the proposal is not intended to be included in Zhone’s proxy statement relating to that meeting, the stockholder must give advance notice in writing to the Corporate Secretary of Zhone prior to the deadline for such meeting determined in accordance with Zhone’s bylaws. Zhone’s bylaw notice deadline with respect to its 2006 annual meeting of stockholders is February 11, 2006 (90 calendar days prior to the anniversary of Zhone’s 2005 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at Zhone’s 2006 annual meeting. However, in the event that the 2006 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2005 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2006 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2006 annual meeting is first made. A stockholder’s notice must set forth the information required by Zhone’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. To make such a proposal, notice should be delivered to Zhone Technologies, Inc., Attention: Corporate Secretary, 7001 Oakport Street, Oakland, California 94621. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Zhone may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

Paradyne Stockholder Proposals

In the event that Paradyne holds a 2006 annual meeting (which will not occur if the merger is completed), under SEC rules, proposals of Paradyne stockholders that are intended to be presented by such stockholders at Paradyne’s 2006 annual meeting and that stockholders desire to have included in Paradyne’s proxy statement and form of proxy for the 2006 annual meeting must be submitted to Paradyne in writing no later than December 10, 2005, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy materials.

If a stockholder wishes to present a proposal at Paradyne’s 2006 annual meeting, and the proposal is not intended to be included in Paradyne’s proxy statement relating to that meeting, the stockholder must deliver written notice of the proposal to Paradyne not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that Paradyne’s 2006 annual meeting is held on schedule, Paradyne must receive this notice no earlier than January 11, 2006 and no later than February 10, 2006. If a stockholder gives notice of a proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. The requirements for submitting such proposals are set forth in our bylaws.

All director nominations and other proposals of stockholders with regard to the 2006 annual meeting should be submitted not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting by certified mail, return receipt requested, to Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Attention: Nominating Committee c/o Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Zhone and Paradyne file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including Zhone and Paradyne, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Zhone with the SEC are also available at Zhone’s website at www.zhone.com. The reports and other information filed by Paradyne with the SEC are also available at Paradyne’s website at www.paradyne.com. All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this joint proxy statement/prospectus.

Zhone has filed a registration statement on Form S-4 to register with the SEC the Zhone common stock to be issued to Paradyne stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement. The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in a later-filed document incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Zhone and Paradyne have previously filed with the SEC. These documents contain important information about Zhone and Paradyne and their financial condition.

Zhone SEC Filings (File No. 000-32743)	Period
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Current Reports on Form 8-K	Filed February 16, 2005, May 13, 2005 and July 8, 2005

Description of Zhone common stock set forth in Zhone’s Registration Statement on Form 8-A, as amended, and any amendment or report filed with the SEC for the purpose of updating such description	Filed May 11, 2001

Paradyne SEC Filings (File No. 000-26485)	Period
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Current Reports on Form 8-K	Filed July 8, 2005 and July 11, 2005

Description of Paradyne common stock set forth in Paradyne’s Registration Statement on Form 8-A, as amended, and any amendment or report filed with the SEC for the purpose of updating such description	Filed June 24, 1999

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

Zhone and Paradyne also incorporate by reference additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the filing of this joint proxy statement/prospectus and the date of the Zhone special meeting or the date of the Paradyne special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Zhone and Paradyne without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621 (510) 777-7013 Attention: Investor Relations	Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773 (727) 530-2000 Attention: Investor Relations

Zhone and Paradyne stockholders requesting documents should do so by [                    ], 2005 to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Zhone or Paradyne, such documents will be mailed to you by first class mail, or another equally prompt means, within one business day after the date your request is received.

Neither Zhone nor Paradyne has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, the information contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZHONE TECHNOLOGIES, INC.,

PARROT ACQUISITION CORP.

AND

PARADYNE NETWORKS, INC.

DATED AS OF JULY 7, 2005

i

ii

Exhibits

A	Form of Company Voting Agreement
B	Form of Parent Voting Agreement
C	Form of Consulting Agreement
D	Form of Restrictive Covenant Agreement
E-1	Form of Tax Certificate of the Company
E-2	Form of Tax Certificate of Parent and Merger Sub

iii

AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2005 (this “Agreement”), by and among Zhone Technologies, Inc., a Delaware corporation (“Parent”), Parrot Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Paradyne Networks, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, certain stockholders of the Company have executed and delivered to Parent an irrevocable proxy and voting agreement (the “Company Voting Agreement”), in substantially the form attached hereto as Exhibit A (with such stockholders listed on Schedule A to the Company Voting Agreement), as an inducement to Parent to enter into this Agreement;

WHEREAS, certain stockholders of Parent have executed and delivered to the Company an irrevocable proxy and voting agreement (the “Parent Voting Agreement”), in substantially the form attached hereto as Exhibit B (with such stockholders listed on Schedule A to the Parent Voting Agreement), as an inducement to the Company to enter into this Agreement; and

WHEREAS, certain executives of the Company have executed and delivered to Parent a Consulting Agreement and Restrictive Covenant Agreement in substantially the forms attached hereto as Exhibits C and D, respectively, as a further inducement to Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is agreed to in writing by the parties hereto and is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub and (b) the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally. Each share of common stock, par value $.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive 1.0972 shares (the “Exchange Ratio”) of common stock, par value $.001 per share, of Parent (“Parent Common Stock”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction, the Exchange Ratio shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Computershare Trust Company or another bank or trust company mutually agreeable to Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the average closing price of one share of Parent Common Stock as reported on the Exchange for the five (5) trading days ending on and including the second trading day preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.3 Appraisal Rights. Pursuant to Section 262(b) of the DGCL, the holders of shares of Company Common Stock shall not be entitled to appraisal rights as a result of the Merger.

Section 2.4 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, shall be assumed by Parent and, as so assumed, shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (a) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (c) such assumed Company Option will be eligible to participate in any “cashless exercise” or “same day sale” program to the extent made available to the holders of Parent Options and to the extent consistent with the terms of the Company Option agreements. The conversion of any Company Options into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Sections 409A and 424 of the Code. As of the Effective Time, Parent shall amend the Company Stock Option Plans to allow Parent to grant awards under the terms of the Company Stock Option Plans (including the right to grant incentive stock options) with respect to Parent Common Stock after the Effective Time equal to the product of (i) the sum of (A) the number of shares of Company Common Stock authorized for issuance under the Company Stock Option Plans less (B) shares of Company Common Stock issued under the Company Stock Option Plans prior to the Effective Time, less (C) shares of Company Common Stock subject to outstanding Company Options, multiplied by (ii) the Exchange Ratio; provided, however, such awards shall be made solely to employees of the Company.

Section 2.5 Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board shall take all actions with respect to the Company Employee Stock Purchase Plan (the “ESPP”), including, if appropriate, amending the terms of the ESPP, that are necessary to (a) cause the ending date of the Offering under the ESPP (as such term is defined therein) that is in effect as of the date of this Agreement to occur on or before the last trading day prior to the Effective Time, if the Effective Time is prior to the end of such Offering, (b) cause all existing Offerings under the ESPP to terminate immediately following the purchase on the earlier of the last trading day prior to the Effective Time or the ending date of the Offering that is in effect as of the date of this Agreement (such earlier date, the “Final Purchase Date”), (c) suspend all future Offerings that would otherwise commence under the ESPP following the Final Purchase Date and (d) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 2.1.

Section 2.6 Warrants. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) then outstanding shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase shares of Parent Common Stock (as so converted, a “Company Converted Warrant”) and, as so converted, shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (a) each Company Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

Section 2.7 Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, if any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with the Company (and/or any Subsidiary of the Company), under the terms of any agreement with the Company (and/or any Subsidiary of the Company) that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares in the Merger shall continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions.

Article III

Representations and Warranties of the Company

Except as set forth in a disclosure memorandum delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Memorandum”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Company Disclosure Memorandum shall be considered disclosed for other sections of the Company Disclosure Memorandum, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Company Disclosure Memorandum in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such powers, authorities and approvals that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Disclosure Memorandum sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Memorandum and shares of other Subsidiaries, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”)

are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share, of the Company (“Company Preferred Stock”). As of July 5, 2005, (i) 46,876,088 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, (iii) 14,058,641 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, and (iv) 1,008,065 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date. As of such date, no shares of Company Preferred Stock were issued or outstanding. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b) Except for Company Options to purchase not more than 14,058,641 shares of Company Common Stock, Company Warrants to purchase not more than 1,008,065 shares of Company Common Stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Memorandum, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since December 31, 2004, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Memorandum. The Company has provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the Company Stock Option Plans, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Options and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Company Voting Agreement and as set forth in Section 3.3 of the Company Disclosure Memorandum, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Memorandum, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

(e) Except as set forth in Section 3.3 of the Company Disclosure Memorandum, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company Board, by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and (iii) resolved to recommend (subject to Section 5.3(a)) that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational documents of any of its Subsidiaries, (ii) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2001 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2004 included in the 2004 Form 10-K (the “Company Balance Sheet”), none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

Section 3.8 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2004, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Memorandum, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Memorandum sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, any other person or entity, has any commitment to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, except as set forth in Section 3.10 of the Company Disclosure Memorandum, the Company has delivered to Parent true, correct and complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all current summary plan descriptions, including any current summary of material modifications, (iii) the annual reports (Form 5500 series) for the most recent year filed or required to be filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vii) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, within the current or prior two calendar years.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Memorandum: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (ii) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any of its Subsidiaries, (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (v) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (vi) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (viii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (ix) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (x) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (xi) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (xii) no excise tax could be imposed upon the Company under Chapter 43 of the Code, except, in the case of clauses (ii), (iii), (viii), (ix), (x), (xi) and (xii), which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) None of the Company or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 3.11 Labor and Other Employment Matters.

(a) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Memorandum, none of the Company or any of its Subsidiaries is a party to any collective-bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective-bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company or any of its Subsidiaries. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 3.11(b) of the Company Disclosure Memorandum and, if written, has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants that contain change-in-control provisions. Except as set forth in Section 3.11(b) of the Company Disclosure Memorandum, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise (except, however, that identified severance obligations to foreign employees are estimates and may vary based upon foreign regulations), (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date of this Agreement, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Company Disclosure Memorandum or any agreement incorporating change-in-control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement (except, however, that foreign law may require certain severance obligations). Section 3.11(b) of the Company Disclosure Memorandum sets forth all the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Memorandum and the assumptions stated therein.

Section 3.12 Tax Treatment. None of the Company, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Contracts. Except as filed as exhibits to the Company SEC Filings prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Memorandum, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) involves aggregate expenditures after the date hereof in excess of $500,000, (c) involves annual expenditures in excess of $500,000 and is not cancelable within one year, (d) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (e) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Memorandum, is referred to herein as a “Company Material Contract.” Except as set forth in Section 3.13 of the Company Disclosure Memorandum and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 3.14 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”). Except as set forth in Section 3.16 of the Company Disclosure Memorandum or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) since July 31, 1996, no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is currently the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (b) since July 31, 1996, no person has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (d) the Company has the right to require the inventor or author of any Company Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (e) since July 31, 1996, to the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Company Material Intellectual Property, and no employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (f) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (g) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements (in each case, determining such liability for unpaid Taxes as of the date of such financial statements) contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.17 of the Company Disclosure Memorandum, (i) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither the Company nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(e) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.17 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(g) No written claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable, in whole or in part.

(k) The Company and its Subsidiaries have made available to Parent correct and complete copies of all federal Tax Returns since December 31, 1999.

(l) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(m) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company or any Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Memorandum lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. Raymond James & Associates, Inc. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.21 Properties. Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Company Balance Sheet or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22 Customers. Section 3.22 of the Company Disclosure Memorandum sets forth any client or customer which accounted for more than $2,000,000 in revenue for the Company for the fiscal year ended December 31, 2004 (collectively, the “Customers”). To the knowledge of the Company, the relationships of the Company with its Customers and suppliers are good commercial working relationships. Except as set forth in Section 3.22 of the Company Disclosure Memorandum, to the knowledge of the Company, as of the date of this Agreement, no Customer intends to terminate or materially reduce its business relationship with the Company for any reason, including as a result of the consummation of the transactions contemplated hereby.

Section 3.23 Transactions With Interested Persons. Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.23 of the Company Disclosure Memorandum, no officer or director of the Company or any of its Subsidiaries nor any member of any such officer’s or director’s immediate family is presently a party to any agreement with the Company or any of its Subsidiaries that would be required to be disclosed in the Company SEC Filings.

Section 3.24 No Other Agreements. The Company does not have any binding commitment, absolute or contingent, to any other person to sell, directly or indirectly, the Company or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

Article IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in a disclosure memorandum delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Memorandum”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Parent Disclosure Memorandum shall be considered disclosed for other sections of the Parent Disclosure Memorandum, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Parent Disclosure Memorandum in light of the disclosure made in such section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such powers, authorities and approvals that would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws. The copies of Parent’s Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2004 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or the Parent Bylaws.

Section 4.3 Capitalization

(a) The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share, of Parent (“Parent Preferred Stock”). As of July 5, 2005, (i) 94,590,740 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by its Subsidiaries, (iii) 8,911,240 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date, and (iv) 3,030,424 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase Parent Common Stock (“Parent Warrants”) outstanding as of such date. As of such date, no shares of Parent Preferred Stock were issued or outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) Except for Parent Options to purchase not more than 8,911,240 shares of Parent Common Stock, Parent Warrants to purchase not more than 3,030,424 shares of Parent Common Stock and arrangements and agreements set forth in this Section 4.3 or Section 4.3 of the Parent Disclosure Memorandum, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.

(c) Except for the Parent Voting Agreement and as set forth in Section 4.3 of the Parent Disclosure Memorandum, there are no outstanding contractual obligations of Parent (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

(f) Neither Parent nor Merger Sub beneficially owns any shares of Company Common Stock.

Section 4.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.15. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and (iii) resolved to recommend (subject to Section 5.3(b)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i). The Parent Board Approval constitutes approval of this Agreement as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) (assuming the Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (ii) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2003 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2004 (the “Parent Balance Sheet”), none of Parent nor any of its consolidated

Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since December 31, 2003 was accompanied by the certifications required to be filed or furnished by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

Section 4.8 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2004, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Memorandum, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10 Tax Treatment. None of Parent, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Litigation. Except as and to the extent disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

Section 4.12 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Parent Material Intellectual Property”). Except as set forth in Section 4.12 of the Parent Disclosure Memorandum or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) since December 31, 2003, no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is currently the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (b) since December 31, 2003, no person has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (d) Parent has the right to require the inventor or author of any Parent Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to Parent of the application and of the registration once it issues; (e) since December 31, 2003, to Parent’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Parent Material Intellectual Property, and no employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (f) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; and (g) to its knowledge, Parent has the right to use all of the Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business.

Section 4.13 Taxes.

(a) Parent and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements (in each case, determining such liability for unpaid Taxes as of the date of such financial statements) contained in the Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.13 of the Parent Disclosure Memorandum, (i) no deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither Parent nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.13 of the Parent Disclosure Memorandum, neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(g) No written claim has been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable, in whole or in part.

(k) Parent and its Subsidiaries have made available to the Company correct and complete copies of all federal Tax Returns since December 31, 1999.

(l) Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(m) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If Parent or any Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 4.14 Opinion of Financial Advisor. Needham & Company, LLC (the “Parent Financial Advisor”) has delivered to the Parent Board its written opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to permit, subject to prior review and consent by the Parent Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 4.15 Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock in favor of the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Stockholder Approval”).

Section 4.16 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Article V

Covenants

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Memorandum or as specifically permitted by any other provision of this Agreement (including, without limitation, the provisions of each of Sections 5.5 and 7.1(e)), unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Memorandum or as specifically permitted by any other provision of this Agreement (including, without limitation, the provisions of each of Sections 5.5 and 7.1(e)), the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Options and Company Warrants outstanding as of the date hereof in accordance with their terms and the granting of up to 50,000 options to purchase shares of Company Common Stock in the ordinary course of business consistent with past practice, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other asset acquisitions for consideration, in the aggregate, not in excess of $250,000 per calendar quarter for the Company and its Subsidiaries taken as a whole, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice or other indebtedness for borrowed money in a principal amount not, in the aggregate, in excess of $200,000 for the Company and its Subsidiaries taken as a whole, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(a)(v);

(vi) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company Disclosure Memorandum: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(vii) (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(viii) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(ix) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(x) make any material tax election, settle or compromise any material liability for Taxes, amend any material Tax Return or file any refund for any material amount of Taxes; provided, that the Company shall promptly provide to Parent a copy of any such amended Tax Return or filing for any refund;

(xi) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(xii) knowingly act in a manner intended or reasonably expected to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VI not being satisfied, except as otherwise permitted by this Agreement or required by applicable Law or any judicial or regulatory authority; or

(xiii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Conduct of Business by Parent Pending the Closing. Except as set forth in Section 5.1(b) of the Parent Disclosure Memorandum or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company:

(i) amend or otherwise change its certificate of incorporation or bylaws in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in the Merger);

(ii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than quarterly dividends consistent with past practice and dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent;

(iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities at a price above the then prevailing fair market value of such capital stock, Equity Interests or other securities;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, other than (A) as may be required by any Contracts in existence on the date hereof, (B) in the ordinary course of business consistent with past practice, (C) in arm’s length transactions, the terms of which have been approved by the Parent Board and are believed by the Parent Board to reflect fair value, or (D) upon the exercise of Parent Options and Parent Warrants outstanding as of the date hereof or hereafter granted in the ordinary course of business consistent with past practice;

(v) merge or consolidate Parent or Merger Sub with any other person or acquire any business (except in either case as would not reasonably be expected to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VI not being satisfied), or liquidate or dissolve Parent or Merger Sub; or

(vi) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”; the prospectus contained in the Registration Statement together with the Proxy Statement, the “Joint Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company in the Merger. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent or the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the other party, such consent not to be unreasonably withheld. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by the Company and Parent for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, and (v) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 5.3 Stockholders’ Meetings.

(a) The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.5, the Company Board shall recommend approval of this Agreement by the stockholders of the Company (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

(b) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with the Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders’ Meeting. The Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement by the stockholders of Parent (the “Parent Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

Section 5.4 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which, if reasonably requested by the other party, such person shall use reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”); provided, however, that the foregoing shall not require the Company or Parent to waive any legal privilege or disclose proprietary information relevant to the negotiation of this Agreement or the evaluation of the transactions contemplated hereby to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidentiality Agreement, dated October 8, 2003, as amended on June 28, 2005, previously executed by Parent and the Company (the “Confidentiality Agreement”).

Section 5.5 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 5.5(a), the Company may, in response to an Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 5.5(c), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and (C) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law. The Company shall immediately terminate, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (and in any event within two (2) business days) request that each person which has heretofore executed a confidentiality agreement with it or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives with respect to such person’s consideration of a possible Acquisition Proposal immediately return or destroy all confidential information heretofore furnished to such person or its Representatives.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Recommendation or (ii) resolve to do any of the foregoing; provided, that the Company Board may withdraw, modify or amend the Company Recommendation if, following receipt of a Superior Proposal (A) the Company has complied with its obligations under this Section 5.5, (B) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (C) prior to taking such actions, the Company Board shall have given Parent at least five (5) days notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor.

(c) In addition to the obligations set forth in Section 5.5(a), the Company shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, and the Company shall, within 48 hours of the receipt thereof, promptly provide to Parent copies of any written materials received in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Parent reasonably informed of the status and material details (including material amendments) with respect to the information previously provided by the Company in connection with the Acquisition Proposal, and shall provide to Parent within 48 hours of receipt thereof all written materials received by it with respect thereto. The Company shall promptly provide to Parent any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to Parent. With respect to any Acquisition Proposal that constitutes a Superior Proposal, during the five (5) day period referred to in clause (C) of Section 5.5(b) above, the Company shall, if requested by Parent, provide Parent with an opportunity to negotiate revisions to the terms of this Agreement for the Company Board’s good faith consideration.

(d) Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rule 14d-9 or 14e-2 under the Exchange Act.

Section 5.6 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, or (iii) required to prevent a Material Adverse Effect with respect to the Company or Parent from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.8 Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

Section 5.9 Exchange Listing. Parent shall promptly prepare and submit to the Exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.10 Employee Benefit Matters

(a) With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for Company Options, severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.

(b) The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Parent. After the Effective Time, nothing contained in this Section 5.10 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of the Company or Parent for any reason.

(c) The Parent Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the receipt by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”) of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion by

Parent of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16. The Company Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of Company Common Stock in exchange for shares of Parent Common Stock, and options to purchase Parent Common Stock upon assumption and conversion by Parent of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16.

(d) Prior to the Effective Time, the Company shall amend the Paradyne Corporation Involuntary Severance Benefit Plan, and use its reasonable best efforts to amend all other severance plans and policies (excluding any written employment agreements), in each case in a manner reasonably acceptable to Parent to provide that any severance payable under such plans and policies shall be offset by any notice or amount of damages in lieu of notice applicable under the Worker Adjustment Retraining and Notification Act or other similar applicable state law. Parent shall provide or cause the Surviving Corporation to provide that if any Company Employee is terminated on or after the Effective Time, such Company Employee shall be entitled to severance equal to the greater of (i) the amount of severance such Company Employee would have been entitled to receive under the severance benefits and policies set forth in Section 3.11 of the Company Disclosure Memorandum (as amended to the extent provided above) had such Company Employee been involuntarily terminated as of the Effective Time and (ii) the amount of severance such Company Employee would be entitled to receive under the applicable severance policies and practices of Parent or its subsidiaries, as applicable, assuming (for purposes of calculating their severance entitlement hereunder) that their employment with Parent commenced as of the Effective Time.

Section 5.11 Indemnification of Directors and Officers.

(a) Parent and the Company agree that all rights to indemnification existing as in effect as of the date of this Agreement in favor of any Company Indemnified Person as provided in the Company Certificate, the Company Bylaws and any Company indemnification agreements with any such Company Indemnified Persons shall survive the Merger and shall continue in full force and effect and be honored by the respective parties and their successors, without any amendment thereto, for a period of six (6) years after the Effective Time. A “Company Indemnified Person” shall mean any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable Law.

(b) Parent shall obtain a prepaid director and officer insurance policy (the “D&O Insurance”) prior to the Effective Time, which D&O Insurance policy shall be reasonably acceptable to the Company and shall provide the Company Indemnified Persons with coverage that is no less favorable than the Company’s existing policy (a true and complete copy of which has been previously provided to Parent) for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

(d) The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Person to whom this Section 5.11 applies or the heirs and representatives of such Company Indemnified Person without the consent of such affected Company Indemnified Person or the heirs and representatives of such Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 5.11 applies and their respective heirs and representatives shall be third party beneficiaries of this Section 5.11).

Section 5.12 Tax-Free Reorganization Treatment

(a) The Company and Parent shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Company, Parent and Merger Sub shall cooperate and use their reasonable best efforts in order for the Company to obtain the opinion of Alston & Bird LLP described in Section 6.3(f). In connection therewith, each of the Company, Parent and Merger Sub shall deliver to Alston & Bird LLP a representation letter substantially in the form of Exhibit E-1 or E-2 hereto, as the case may be, which letter shall be dated on or before the date of such opinion and shall not be withdrawn or modified in any respect as of the Effective Time.

Section 5.13 Affiliates. As soon as practicable after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, the Company shall deliver to Parent a list identifying all persons who are expected to be, at the time of the Parent Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified on such list to execute and deliver to Parent a letter agreement as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on the transfer of shares of Parent Common Stock received by such person in the Merger.

Section 5.14 Resignation of Officers and Directors. The Company shall deliver to Parent at or prior to the Effective Time the resignation of each officer and director of the Company and each of its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.15 S-8 Registration Statement. As promptly as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (together with all amendments thereto, the “S-8 Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed in the Merger. Prior to the filing of the S-8 Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock to be issued upon the exercise of Company Options assumed in the Merger.

Section 5.16 Stockholder Litigation

(a) The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby, without the prior written consent of Parent (not to be unreasonably withheld).

(b) Parent agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against Parent or any of its directors or officers by any stockholder of Parent relating to this Agreement, the Merger or any other transaction contemplated hereby, without the prior written consent of the Company (not to be unreasonably withheld).

Article VI

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries shall have been obtained. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(e) Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger and upon exercise of the Company Options shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5(b) or Section 4.5(b) or the related sections of the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of the Company shall have failed to provide, with respect to any Company SEC Filings after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

(f) Minimum Cash. (i) In the event the Closing occurs on or before October 31, 2005, the Adjusted Cash Balance shall be greater than or equal to $38,000,000; (ii) in the event the Closing occurs after October 31, 2005 and on or before November 30, 2005, the Adjusted Cash Balance shall be greater than or equal to $37,000,000; and (iii) in the event the Closing occurs after November 30, 2005 and on or before December 31, 2005, the Adjusted Cash Balance shall be greater than or equal to $36,000,000. For purposes of the foregoing, the “Adjusted Cash Balance” shall mean the amount of cash plus the value of any cash equivalents and securities available-for-sale (in each case, determined in accordance with GAAP applied on a basis consistent with past practice) as of the last day of the preceding calendar month plus the amount of all transaction expenses (including legal, accounting, financial advisory, severance, bonus and any other expenses) incurred through the last day of the preceding calendar month as a result of this Agreement and the transactions contemplated hereby.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5(b) or Section 4.5(b) or the related sections of the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent or, with respect to Merger Sub, any change, effect or circumstance that prevents Merger Sub from consummating the Merger or other transactions contemplated by this Agreement.

(e) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of Parent shall have failed to provide, with respect to any Parent SEC Filings after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

(f) Tax Opinion. The Company shall have received a written opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to the Company (the “Tax Opinion”), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such Tax Opinion shall be conditioned upon receipt by Alston & Bird LLP of representation letters from each of the Company, Parent and Merger Sub substantially in the form of Exhibit E-1 or E-2 hereto, as the case may be, and each such letter shall be dated on or before the date of such Tax Opinion and shall not have been withdrawn or modified in any respect as of the Effective Time.

Article VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to December 31, 2005 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6);

(d) By written notice of Parent if the Company Board shall have: (i) failed to make the Company Recommendation in accordance with Section 5.3(a) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure (other than a statement that the Company Board is evaluating an Acquisition Proposal) as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure (other than a statement that the Company Board is evaluating an Acquisition Proposal) as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Company Recommendation; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm the Company Recommendation within five (5) days of any request by Parent to do so, notwithstanding any continued evaluation of such Acquisition Proposal; or (iv) recommended that its stockholders tender their shares in any tender offer or exchange offer that is commenced which, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e) By the Company if it receives a Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.5 and until (i) five (5) days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such five (5) day period the Company has renegotiated in good faith with Parent and Parent has not submitted a binding offer that the Company Board has determined in its good faith judgment to be at least as favorable to the Company’s stockholders as the Superior Proposal; provided, that prior to or contemporaneously with such termination, the Company shall have made the payment of the fee to Parent required by Section 7.2(b)(i) by wire transfer in same day funds;

(f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is not cured within twenty (20) days (or prior to the Outside Date, if sooner); provided that Parent shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) By written notice of the Company if the Parent Board shall have failed to make the Parent Recommendation in accordance with Section 5.3(b) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Parent Recommendation;

(h) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is not cured within twenty (20) days (or prior to the Outside Date, if sooner); provided that the Company shall have given Parent written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination; or

(i) By written notice of either Parent or the Company if (1) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (2) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to a party if the failure to obtain such party’s Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement.

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the confidentiality obligations of Section 5.4, Section 5.9, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Termination Fee. The Company shall pay Parent a termination fee of $2,000,000 (the “Termination Fee”) in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(e); (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(d); or (iii) if (A) Parent shall terminate this Agreement pursuant to Section 7.1(f), or either party shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(i)(1), and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve (12) months following the termination of this Agreement, the Company consummates such Acquisition Proposal or enters into a binding agreement with respect to such Acquisition Proposal which is subsequently consummated. Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated under the circumstances set forth in this Section 7.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

(c) All Payments. Any payment required to be made pursuant to Section 7.2(b)(i) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(b)(ii) shall be paid not later than two (2) business days after the date of termination. Any payment required to be made pursuant to Section 7.2(b)(iii) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, consummation of the Acquisition Proposal. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, that after any such approval, no amendment shall be made that by Law requires further approval by the Company’s or Parent’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of any party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Parent and the Company shall pay one-half of (a) the expenses related to printing, filing and mailing the Registration Statement and the Joint Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy/Prospectus, and (b) the filing fees related to any filings under the HSR Act.

Article VIII

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Morteza Ejabat, Chief Executive Officer

Facsimile: (510) 777-7001

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Craig M. Garner, Esq.

Facsimile: (858) 523-5450

If to the Company, addressed to it at:

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

Attention: Patrick M. Murphy, Chief Financial Officer

Facsimile: (727) 530-2210

with a copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: Bryan E. Davis, Esq.

Facsimile: (404) 253-8441

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange” means the Nasdaq National Market or such other exchange or trading market on which the Parent Common Stock is then listed.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, effect or circumstance that (a) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (ii) conditions generally affecting the industries in which such party participates; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees); (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement; (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Disclosure Memorandum or Parent Disclosure Memorandum, as applicable; (vi) any action taken with the other party’s express written consent; (vii) any change in the trading price of a party’s common stock in and of itself; or (viii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (vii) and (viii), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents Parent or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent or Merger Sub that (a) concerns an Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”) involving the Company, (b) is on terms which the Company Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Company Board, reasonably likely to be financed and completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, declaration or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Adjusted Cash Balance	Section 6.2(f)
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Balance Sheet	Section 3.7(c)
Company Benefit Plan	Section 3.10(a)
Company Board	Section 2.4
Company Board Approval	Section 3.4(b)
Company Bylaws	Section 3.2
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Converted Warrant	Section 2.6
Company Disclosure Memorandum	Article III
Company Employees	Section 5.10(a)
Company Financial Advisor	Section 3.19
Company Indemnified Person	Section 5.11(a)
Company Material Contract	Section 3.13
Company Material Intellectual Property	Section 3.16
Company Options	Section 2.4
Company Permits	Section 3.6
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 5.3(a)
Company SEC Filings	Section 3.7(a)

Defined Terms	Section
Company Stock Option Plans	Section 2.4
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.3(a)
Company Voting Agreement	Recitals
Company Warrant	Section 2.6
Confidentiality Agreement	Section 5.4
Customers	Section 3.22
D&O Insurance	Section 5.11(b)
DGCL	Recitals
Effective Time	Section 1.2
ESPP	Section 2.5
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Final Purchase Date	Section 2.5
Joint Proxy/Prospectus	Section 5.2(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(c)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.7(c)
Parent Benefit Plan	Section 5.10(a)
Parent Board	Section 4.4(b)
Parent Board Approval	Section 4.4(b)
Parent Bylaws	Section 4.2
Parent Certificate	Section 4.2
Parent Common Stock	Section 2.1(a)
Parent Disclosure Memorandum	Article IV
Parent Financial Advisor	Section 4.14
Parent Material Intellectual Property	Section 4.12
Parent Options	Section 4.3(a)
Parent Permits	Section 4.6
Parent Preferred Stock	Section 4.3(a)
Parent SEC Filings	Section 4.7(a)
Parent Recommendation	Section 5.3(b)
Parent Stock Option Plans	Section 2.4
Parent Stockholder Approval	Section 4.15
Parent Stockholders’ Meeting	Section 5.3(b)
Parent Voting Agreement	Recitals
Parent Warrants	Section 4.3(a)
Proxy Statement	Section 5.2(a)
Registration Statement	Section 5.2(a)
Representatives	Section 5.4
Sarbanes-Oxley Act	Section 3.7(d)
Section 16	Section 5.10(c)
Surviving Corporation	Section 1.1
S-8 Registration Statement	Section 5.15
Tax Opinion	Section 6.3(f)
Termination Fee	Section 7.2(b)
2004 Form 10-K	Section 3.2

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Memorandum and Company Disclosure Memorandum and the other documents delivered pursuant hereto) and the Confidentiality Agreement (other than the disclaimer of any representations and warranties contained therein which is superseded hereby) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 5.11 and 5.17, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall not object to the granting of such relief on the basis that an adequate remedy exists at law and shall not insist upon the posting of any bond as a condition to the granting of any such relief, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZHONE TECHNOLOGIES, INC.

By:	/s/ KIRK MISAKA
a duly authorized signatory

PARROT ACQUISITION CORP.

By:	/s/ KIRK MISAKA
a duly authorized signatory

PARADYNE NETWORKS, INC.

By:	/s/ SEAN E. BELANGER
a duly authorized signatory

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated July 7, 2005 (this “Agreement”), by and among Paradyne Networks, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of Common Stock, par value $0.001 per share (the “Parent Common Stock”), of Zhone Technologies, Inc., a Delaware corporation (“Parent”), set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, Parent, Parrot Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company concurrently with the execution and delivery of this Agreement are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Merger Agreement); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and in order to induce the Company to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by the Company of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to the Company, severally and not jointly, as follows:

(a) Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and unless otherwise indicated, the record owner of the shares of Parent Common Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the shares of Parent Common Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Parent Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Parent Common Stock (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Parent Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.

(b) Such Stockholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii)(A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Stockholder of any of such Stockholder’s obligations under this Agreement.

(d) The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto.

Such Stockholder owns of record or beneficially no shares of Parent Common Stock other than such Stockholder’s Shares.

(e) As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of the Company as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or by which the Company is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to others any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Company under, any agreement, contract, indenture, note or instrument to which the Company is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by the Company of its obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the HSR Act, require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by the Company of its obligations under this Agreement.

Section 3. Covenants of the Stockholders. Each of the Stockholders, severally and not jointly, agrees as follows:

(a) Such Stockholder shall not, except as contemplated by the terms of this Agreement, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Parent Common Stock) to any person (any such action, a “Transfer”). For purposes of clarification, the term “Transfer” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act. Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to the Company a valid and binding counterpart to this Agreement.

(b) Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his/her obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.

(c) At any meeting of Stockholders of Parent called to vote upon the Merger, the Merger Agreement, the issuance of shares of Parent Common Stock pursuant to the Merger or any other transaction contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to such matters is sought, each Stockholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Stockholder’s Shares in favor of the Merger, the adoption by Parent of the Merger Agreement, the issuance of shares of Parent Common Stock pursuant to the Merger and the approval of any other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of Parent or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder’s Shares against any amendment of Parent’s certificate of incorporation or by-laws or other proposal, action or transaction involving Parent or any of its Subsidiaries, which amendment or other proposal, action or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement, the issuance of shares of Parent Common Stock pursuant to the Merger or any of the other transactions contemplated by the Merger Agreement (collectively, “Frustrating Transactions”).

(d) Such Stockholder agrees to permit the Company to publish and disclose in the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

Section 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Patrick M. Murphy, and any other individual who shall hereafter be designated by the Company, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by Parent of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Frustrating Transaction.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

Section 5. Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Parent Common Stock or in the number of outstanding shares of Parent Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Parent (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Parent Common Stock, Stockholder Rights or other securities or rights of Parent issued to or acquired by each of the Stockholders.

Section 6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder’s Shares as contemplated by Section 3 herein.

Section 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.1 thereof. Notwithstanding the foregoing, Sections 7, 8 and 9 shall survive any termination of this Agreement.

Section 8. Action in Stockholder Capacity Only. No person executing this Agreement who is or becomes during the term hereof a director or officer of Parent makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of Parent to the extent permitted by the Merger Agreement.

Section 9. Miscellaneous.

(a) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s heirs, guardians, administrators or successors.

(b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and in compliance with applicable law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Company, addressed to it at:

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

Attention: Patrick M. Murphy, Chief Financial Officer

Fax: (727) 530-2210

with a copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: Bryan E. Davis, Esq.

Fax: (404) 253-8441

and

(ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Craig M. Garner, Esq.

Fax: (858) 523-5450

(e) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

(i) Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall not object to the granting of such relief on the basis that an adequate remedy exists at law and shall not insist upon the posting of any bond as a condition to the granting of such relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

PARADYNE NETWORKS, INC.

By:	/s/ SEAN E. BELANGER
Name:	Sean E. Belanger
Title:	Chairman and CEO

STOCKHOLDERS:

VOTING AGREEMENT

COUNTERPART SIGNATURE PAGE

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Record and Beneficial Shares of Company Common Stock(1)
Morteza Ejabat c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	3,451,036

Jeanette Symons c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	3,063,542

Kirk Misaka c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	97,462

Adam Clammer c/o KKR 2800 Sand Hill Road Menlo Park, California 94025	7,468

Michael M. Connors c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	109,925

James Coulter 301 Commerce St., Ste. 3300 Fort Worth, Texas 76102	7,468

Robert K. Dahl c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	190,925

James H. Greene, Jr. c/o KKR 2800 Sand Hill Road Menlo Park, California 94025	7,468

C. Richard Kramlich 1119 St. Paul St. Baltimore, Maryland 21202	7,468

James Timmins 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306	7,468

TPG Zhone, L.L.C. 301 Commerce St., Ste. 3300 Fort Worth, Texas 76102	8,959,375

TPG Genpar II, L.P. 301 Commerce St., Ste. 3300 Fort Worth, Texas 76102	0

Name and Address of Stockholder	Number of Record and Beneficial Shares of Company Common Stock(1)
KKR-ZT, L.L.C. 9 West 57th St., Ste 4200 New York, New York 10019	8,959,375

New Enterprise Associates VIII, L.P. 1119 St. Paul St. Baltimore, Maryland 21202	1,817,129

New Enterprise Associates 9, L.P. 1119 St. Paul St. Baltimore, Maryland 21202	4,106,687

New Enterprise Associates 8A, L.P. 1119 St. Paul St. Baltimore, Maryland 21202	1,204,649

NEA Partners 10, L.P. 1119 St. Paul St. Baltimore, Maryland 21202	4,691,078

NEA Ventures 2000 1119 St. Paul St. Baltimore, Maryland 21202	88

NEA Development Corporation 1119 St. Paul St. Baltimore, Maryland 21202	0

(1)	Includes shares outstanding as of the date of this Agreement.

ANNEX C

VOTING AGREEMENT

VOTING AGREEMENT, dated July 7, 2005 (this “Agreement”), by and among Zhone Technologies, Inc., a Delaware corporation (“Parent”), Parrot Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and each of the persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), of Paradyne Networks, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, Parent, Merger Sub and the Company concurrently with the execution and delivery of this Agreement are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent and Merger Sub, severally and not jointly, as follows:

(a) Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and unless otherwise indicated, the record owner of the shares of Company Common Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the shares of Company Common Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Company Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Company Common Stock (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Company Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.

(b) Such Stockholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii)(A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Stockholder of any of such Stockholder’s obligations under this Agreement.

(d) The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto.

Such Stockholder owns of record or beneficially no shares of Company Common Stock other than such Stockholder’s Shares.

(e) As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f) Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Stockholders as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of each of Parent and Merger Sub as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or by which either is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to others any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Parent or Merger Sub under, any agreement, contract, indenture, note or instrument to which Parent or Merger Sub is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the HSR Act, require any filing by Parent or Merger Sub with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

Section 3. Covenants of the Stockholders. Each of the Stockholders, severally and not jointly, agrees as follows:

(a) Such Stockholder shall not, except as contemplated by the terms of this Agreement, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Company Common Stock) to any person other than Merger Sub or Merger Sub’s designee (any such action, a “Transfer”). For purposes of clarification, the term “Transfer” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act. Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to Parent a valid and binding counterpart to this Agreement.

(b) Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his/her obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.

(c) Until the Merger is consummated or this Agreement is terminated, except to the extent specifically permitted by the Merger Agreement, such Stockholder shall not, and shall use its reasonable best efforts to cause any investment banker, financial adviser, attorney, accountant or other representative or agent of such Stockholder not to, directly or indirectly (i) solicit, initiate, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal or (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (iii) engage in any discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of this Agreement. Such Stockholder shall immediately terminate, and shall use its reasonable best efforts to cause its affiliates to terminate, any existing discussions or negotiations with any persons (other than Parent) that could be reasonably expected to lead to an Acquisition Proposal. Such Stockholder shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry or proposal, and within 48 hours of the receipt thereof, promptly provide to Parent copies of any written materials received in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal and shall keep Parent reasonably informed of the status and material details (including material amendments) with respect to the information previously provided in connection with the Acquisition Proposal, and shall provide to Parent within 48 hours of receipt thereof all written materials received by it with respect thereto. The Shareholder may satisfy its obligation to provide notice and information to Parent with respect to an Acquisition Proposal by arranging for the Company to provide that information to Parent.

(d) At any meeting of Stockholders of the Company called to vote upon the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to such matters is sought, each Stockholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Stockholder’s Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of any other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder’s Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal with respect to the Company (collectively, “Alternative Transactions”) or (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, “Frustrating Transactions”).

(e) Such Stockholder agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

Section 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Morteza Ejabat, and any other individual who shall hereafter be designated by Parent, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

Section 5. Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock, Stockholder Rights or other securities or rights of the Company issued to or acquired by each of the Stockholders.

Section 6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder’s Shares as contemplated by Section 3 herein.

Section 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.1 thereof. Notwithstanding the foregoing, Sections 7, 8 and 9 shall survive any termination of this Agreement.

Section 8. Action in Stockholder Capacity Only. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

Section 9. Miscellaneous.

(a) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s heirs, guardians, administrators or successors.

(b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and in compliance with applicable law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to Parent, addressed to it at:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Chief Executive Officer

Fax: (510) 777-7001

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Craig M. Garner, Esq.

Fax: (858) 523-5450

and

(ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to (which shall not constitute notice):

Hill, Ward & Henderson

101 East Kennedy Boulevard

Suite 3700

Attention: David S. Felman

Fax: (813) 221-2900

and a copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: Bryan E. Davis, Esq.

Fax: (404) 253-8441

(e) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

(i) Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall not object to the granting of such relief on the basis that an adequate remedy exists at law and shall not insist upon the posting of any bond as a condition to the granting of such relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

ZHONE TECHNOLOGIES, INC.

By:	/s/ KIRK MISAKA
Name:	Kirk Misaka
Title:	Chief Financial Officer

PARROT ACQUISITION CORP.

By:	/s/ KIRK MISAKA
Name:	Kirk Misaka
Title:	Chief Financial Officer

STOCKHOLDERS:

VOTING AGREEMENT

COUNTERPART SIGNATURE PAGE

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Shares of Company Common Stock
Sean E. Belanger c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	34,777[1]

Patrick M. Murphy c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	0[2]

Thomas E. Epley c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	235,982[3]

Scott C. Chandler c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	1,500[4]

Keith B. Geeslin c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	21,781[5]

William R. Stensrud c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	353,935[6]

David Walker c/o Paradyne Networks, Inc. 8545 126th Avenue North Largo, Florida 33773	0[7]

[1]	Excludes 2,946,534 shares subject to options exercisable within 60 days.
[2]	Excludes 1,123,937 shares subject to options within 60 days.
[3]	Excludes 30,000 shares subject to options under the 1999 Non-Employee Directors’ Stock Option Plan. Includes 192,485 shares held by the Thomas E. Epley Trust and 43,497 shares held by the Anderson Epley Family Trust. Mr. Epley is the trustee of each of these trusts.
[4]	Excludes 15,000 shares subject to options under the 1999 Non-Employee Directors’ Stock Option Plan.
[5]	Includes 21,781 shares held by Mr. Geeslin individually. Excludes 25,000 shares subject to options under the 1999 Non-Employee Directors’ Stock Option Plan and 1,605,952 shares beneficially owned by the Sprout Group. Mr. Geeslin occupies various positions of control of the entities associated with the Sprout Group however Mr. Geeslin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
[6]	Includes 353,690 shares held by the Stensrud Family Trust and 245 shares held indirectly by Mr. Stensrud’s son. Excludes 15,000 shares subject to options under the 1999 Non-Employee Directors’ Stock Option Plan.
[7]	Excludes 20,000 shares subject to options under the 1999 Non-Employee Directors’ Stock Option Plan.

ANNEX D

July 7, 2005

Board of Directors

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94621

Gentlemen:

We understand that Zhone Technologies, Inc. (“Zhone”), Paradyne Networks, Inc. (“Paradyne”), and a wholly-owned subsidiary of Zhone (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Paradyne and Paradyne will continue as a wholly-owned subsidiary of Zhone (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $.001 per share, of Paradyne (“Paradyne Common Stock”) will be converted into the right to receive the number of shares of common stock, par value $.001 per share, of Zhone (“Zhone Common Stock”) equal to the Exchange Ratio (as defined below). The Exchange Ratio will equal 1.0972 shares of Zhone Common Stock for each share of Paradyne Common Stock.

You have asked us to advise you as to the fairness, from a financial point of view, to Zhone of the Exchange Ratio pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated July 6, 2005; (ii) reviewed certain publicly available information concerning Zhone and Paradyne and certain other relevant financial and operating data of Zhone and Paradyne furnished to us by Zhone and Paradyne; (iii) reviewed the historical stock prices and trading volumes of Zhone Common Stock and Paradyne Common Stock; (iv) held discussions with members of management of Zhone and Paradyne concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain research analyst projections with respect to Zhone and held discussions with members of the management of Zhone concerning those projections; (vi) reviewed certain research analyst projections with respect to Paradyne and held discussions with members of the management of Paradyne concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Paradyne; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated July 6, 2005 without material alteration or waiver thereof. With respect to the research analyst projections for Zhone and Paradyne, we have assumed, with your consent and based upon discussions with the respective managements of Zhone and Paradyne, that such projections represent reasonable estimates as to the future financial performance of Zhone and Paradyne. We have relied, without independent verification, upon the estimates of management of Zhone and

Board of Directors

Zhone Technologies, Inc.

July 7, 2005

Needham & Company, LLC

Paradyne of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. We express no opinion with respect to any of such projections or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Zhone as to all legal and financial reporting matters with respect to Zhone, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Zhone or Paradyne. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to Zhone of the Exchange Ratio pursuant to the Merger Agreement and does not address Zhone’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Zhone. Our opinion does not constitute a recommendation to any stockholder of Zhone as to how such stockholder should vote with respect to the proposed Merger.

We are not expressing any opinion as to the value of Zhone Common Stock when issued pursuant to the Merger or the prices at which Zhone Common Stock or Paradyne Common Stock will actually trade at any time.

Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Zhone as financial advisor to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, Zhone has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and under certain circumstances to reimburse us for our reasonable out-of-pocket expenses. In the ordinary course of our business, we may actively trade the equity securities of Zhone and Paradyne for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Zhone and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to Zhone from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

ANNEX E

July 7, 2005

Board of Directors

Paradyne Networks, Inc.

8545 126th Ave. North

Largo, Florida 33773

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the outstanding common stock, par value $0.001 (the “Common Stock”) of Paradyne Networks, Inc. (the “Company”), of the consideration to be received by the Stockholders in connection with the proposed merger (the “Merger”) of a subsidiary of Zhone Technologies, Inc. (“Zhone Technologies”) with the Company pursuant and subject to the Agreement and Plan of Merger by and among Zhone Technologies, Parrot Acquisition Corp. and the Company dated as of July 7, 2005 (the “Agreement”). Under and subject to the terms and conditions of the Agreement, each issued and outstanding share of Common Stock of the Company held by the Stockholders will be converted in the Merger into the right to receive 1.0972 shares of Zhone Technologies common stock (the “Consideration”).

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2002, 2003 and 2004 and its unaudited financial statements for the quarter ended March 31, 2005;

3.	reviewed the Company’s annual reports filed on Form 10-K for the years ending December 31, 2002, 2003 and 2004 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2005;

4.	reviewed the audited financial statements of Zhone Technologies as of and for the years ended December 31, 2002, 2003 and 2004 and its unaudited financial statements for the quarter ended March 31, 2005;

5.	reviewed Zhone Technologies’ Registration Statement on Form 10 dated April 30, 2003, as amended, and its annual reports filed on Form 10-K for the years ended December 31, 2003 and 2004 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2005;

6.	reviewed the annual report filed on Form 10-K for the year ending December 31, 2002 of Tellium, Inc. which merged with Zhone Technologies in 2003;

7.	reviewed other Company and Zhone Technologies financial and operating information requested from and/or provided by the Company or Zhone Technologies;

8.	reviewed certain other publicly available information on the Company and Zhone Technologies;

9.	visited the operations and facilities of Zhone Technologies located in Oakland, California; and

10.	discussed with members of the senior management of the Company and Zhone Technologies certain information relating to the aforementioned, the business and affairs of the Company and Zhone Technologies, and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Zhone Technologies or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent

Board of Directors

Paradyne Networks, Inc.

July 7, 2005

appraisal of the assets or liabilities (contingent or otherwise) of the Company or Zhone Technologies. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

We have assumed, with your consent, that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and the other transactions contemplated by the Agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Zhone Technologies or the contemplated benefits of the Merger in any way meaningful to our analysis. In rendering our opinion, we have assumed and relied on the truth and accuracy of the representations and warranties in the Agreement.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 6, 2005 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are not obligated to undertake unless the Company requests us to do so.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of the Common Stock or Zhone Technologies common stock after the date hereof, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Zhone Technologies or the Company, as the case may be, at that time. Our opinion is limited to the fairness to the Stockholders, from a financial point of view, of the Consideration to be received by the Stockholders in the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) pro forma and projected contribution of the Company to the combined enterprise after the Merger; (iv) the historical market prices and trading activity of the Common Stock of the Company; (v) financial and operating information concerning selected business combinations which we deemed comparable to the Merger in whole or in part; and (vi) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Board of Directors

Paradyne Networks, Inc.

July 7, 2005

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Raymond James has also provided certain investment banking services to the Company from time to time in the past, including having provided investment advisory services to the Company in July 2004, and may provide such services to the Company or Zhone Technologies in the future.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or Zhone Technologies for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any Stockholder of the Company regarding how said Stockholder should vote on the proposed Merger. The Company may include the full text of Raymond James’ written opinion in any proxy statement / registration statement filed by the Company in connection with the Merger and a description thereof, which description shall be reasonably acceptable to Raymond James.

Based upon and subject to the foregoing, it is our opinion that, as of July 7, 2005, the Consideration to be received by the Stockholders in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Zhone’s certificate of incorporation requires Zhone to indemnify its directors and officers to the full extent permitted under the DGCL. Zhone’s certificate of incorporation provides that Zhone will indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Zhone, or is or was serving at the request of Zhone as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the DGCL.

Zhone’s certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (1) from any breach of the director’s duty of loyalty to Zhone or its stockholders; (2) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) from any transaction from which the director derived an improper personal benefit.

Zhone has entered into indemnification agreements with its directors and officers, and has obtained insurance policies insuring its directors and officers and those of its subsidiaries against some liabilities they may incur in their capacity as directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law, Zhone’s certificate of incorporation, indemnification agreements and insurance policies dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the various documents of that are referred to in this summary.

Item 21. Exhibits and Financial Statement Schedules

(a) The Exhibit Index on page II-5 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on July 15, 2005.

ZHONE TECHNOLOGIES, INC.

By:	/s/ MORTEZA EJABAT
Morteza Ejabat Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Zhone Technologies, Inc., and each of us, do hereby constitute and appoint each and any of Morteza Ejabat and Kirk Misaka, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 15, 2005.

Signature	Title
/s/ MORTEZA EJABAT Morteza Ejabat	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/s/ KIRK MISAKA Kirk Misaka	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ ADAM CLAMMER Adam Clammer	Director

/s/ MICHAEL CONNORS Michael Connors	Director

/s/ JAMES COULTER James Coulter	Director

/s/ ROBERT DAHL Robert Dahl	Director

/s/ JAMES GREENE, JR. James Greene, Jr.	Director

/s/ C. RICHARD KRAMLICH C. Richard Kramlich	Director

/s/ JAMES TIMMINS James Timmins	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 7, 2005, by and among Zhone Technologies, Inc., Parrot Acquisition Corp. and Paradyne Networks, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)

5.1	Legal opinion of Latham & Watkins LLP

8.1	Tax opinion of Alston & Bird LLP

10.1	Voting Agreement, dated as of July 7, 2005, by and among Paradyne Networks, Inc. and certain stockholders of Zhone Technologies, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)

10.2	Voting Agreement, dated as of July 7, 2005, by and among Zhone Technologies, Inc., Parrot Acquisition Corp. and certain stockholders of Paradyne Networks, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement)

10.3	Consulting Agreement, dated July 7, 2005, by and between Zhone Technologies, Inc. and Sean E. Belanger (incorporated by reference from Zhone Technologies, Inc.’s Form 8-K filed with the SEC on July 8, 2005)

10.4	Consulting Agreement, dated July 7, 2005, by and between Zhone Technologies, Inc. and Patrick M. Murphy (incorporated by reference from Zhone Technologies, Inc.’s Form 8-K filed with the SEC on July 8, 2005)

10.5	Restrictive Covenant Agreement, dated July 7, 2005, by and between Zhone Technologies, Inc. and Sean E. Belanger (incorporated by reference from Zhone Technologies, Inc.’s Form 8-K filed with the SEC on July 8, 2005)

10.6	Restrictive Covenant Agreement, dated July 7, 2005, by and between Zhone Technologies, Inc. and Patrick M. Murphy (incorporated by reference from Zhone Technologies, Inc.’s Form 8-K filed with the SEC on July 8, 2005)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

23.4	Consent of Alston & Bird LLP (included in Exhibit 8.1 hereto)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Form of Proxy Card for Zhone Technologies, Inc.

99.2	Form of Proxy Card for Paradyne Networks, Inc.

99.3	Opinion of Needham & Company, LLC, financial advisor to Zhone Technologies, Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement)

99.4	Opinion of Raymond James & Associates, Inc., financial advisor to Paradyne Networks, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement)

99.5	Consent of Needham & Company, LLC, financial advisor to Zhone Technologies, Inc.

99.6	Consent of Raymond James & Associates, Inc., financial advisor to Paradyne Networks, Inc.